[Execution copy]

FOSTER WHEELER LLC
FOSTER WHEELER INC.
FOSTER WHEELER USA CORPORATION
FOSTER WHEELER NORTH AMERICA CORP.
FOSTER WHEELER ENERGY CORPORATION
FOSTER WHEELER INTERNATIONAL CORPORATION
as Borrowers

_____________________________

CREDIT AGREEMENT

Dated as of September 13, 2006

______________________________

BNP PARIBAS
as Administrative Agent

and

arranged by
BNP PARIBAS SECURITIES CORP.
as Sole Bookrunner and Sole Lead Arranger

and

CALYON NEW YORK BRANCH,
as Syndication Agent

_______________

$350,000,000

_______________

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS

ARTICLE II

LOAN COMMITMENTS

i

ARTICLE III

THE SYNTHETIC LETTER OF CREDIT FACILITY

ARTICLE IV

GUARANTEE BY GUARANTORS

ARTICLE V

REPRESENTATIONS AND WARRANTIES

ARTICLE VI

CONDITIONS

SECTION 6.01. Effective Date.	107
SECTION 6.02. Closing Date.	109
SECTION 6.03. Each Extension of Credit.	111

ARTICLE VII

AFFIRMATIVE COVENANTS

SECTION 7.09. Use of Proceeds	116
SECTION 7.10. Certain Obligations Respecting Subsidiaries and Collateral Security.	116

ARTICLE VIII

NEGATIVE COVENANTS

ARTICLE IX

EVENTS OF DEFAULT

ARTICLE X

THE ADMINISTRATIVE AGENT

ARTICLE XI

MISCELLANEOUS

SCHEDULES:

Schedule 5.13 - Subsidiaries
Schedule 6.02 - Security Documents
Schedule 8.01 - Existing Indebtedness
Schedule 8.02 - Existing Liens
Schedule 8.07 - Certain Existing Affiliate Transactions

Schedule 8.08 - Existing Restrictions

EXHIBITS:

Exhibit A - Form of Assignment and Assumption
Exhibit B-1 - Form of Opinion of Counsel to the Obligors
Exhibit B-2 - Form of Opinion of General Counsel
Exhibit C - Form of Opinion of Special Counsel
Exhibit D - Form of Security Agreement
Exhibit E - Form of Joinder Agreement
Exhibit F  - Form of Lender Addendum

v

CREDIT AGREEMENT dated as of September 13, 2006, between FOSTER WHEELER LLC, FOSTER WHEELER INC., FOSTER WHEELER USA CORPORATION, FOSTER WHEELER NORTH AMERICA CORP., FOSTER WHEELER ENERGY CORPORATION and FOSTER WHEELER INTERNATIONAL CORPORATION (each a “Borrower” and, collectively, the “Borrowers”), FOSTER WHEELER LTD. (the “Parent”), FOSTER WHEELER HOLDINGS LTD. (“Holdco”), the SUBSIDIARY GUARANTORS (as defined below), the LENDERS (as defined below), and BNP PARIBAS, as Administrative Agent and Issuing Lender.

Each of the Parent, Holdco and the Borrowers have requested that the Lenders extend credit to the Borrowers, under the guarantee of the Guarantors (as defined below), in an aggregate principal or face amount not exceeding $350,000,000 (which, in the circumstances provided herein, may be increased to $450,000,000). The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, that such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated after the date hereof, by which (i) the Parent and/or any of its Subsidiaries acquires from any Person other than a Group Member the business of, or all or substantially all of the assets of, any firm, corporation or other Person, or division thereof, whether through purchase of assets, purchase of Equity Interests, merger, consolidation, amalgamation or otherwise or (ii) any Person that was not theretofore a Subsidiary of the Parent becomes a Subsidiary of the Parent.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means BNP Paribas, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Currency” has the meaning assigned to such term in Section 2.13.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate of the Parent or any of its Subsidiaries solely by reason of his or her being a director, officer or employee of the Parent or any of its Subsidiaries and (b) none of the Group Members shall be Affiliates of each other.

“Agreed Foreign Currency” means Euros, Sterling, Canadian Dollars and any other Foreign Currency approved by the Administrative Agent and, in respect of any Letter of Credit requested to be issued by an Issuing Lender, such Issuing Lender (each of whom agrees not to withhold such approval unreasonably) but only if at such time (a)  such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (b) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of Euros, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Lender for making any Loan, issuing any Letter of Credit or participating in any LC Exposure hereunder and/or to permit the respective Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Margin” means (a)(i) with respect to any ABR Loan, 1.00% per annum, (ii) with respect to any Eurocurrency Loan, 2.00% per annum, (iii) with respect to any Revolving Letter of Credit, 2.00% per annum and (iv) with respect to the Revolving Facility Fee, 0.50% per annum, provided that on the first Adjustment Date (as defined below) occurring after the Closing Date, the Applicable Margin for any Type of Revolving Credit Loan or Synthetic LC Term Loan, and for any Revolving Letter of Credit or Revolving Facility Fee, will be the respective rates indicated below based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the credit facilities provided for in this Agreement and (b) for any Type of Incremental Loans of any Series, such rates of interest as shall be agreed upon at the time Incremental Loan Commitments of such Series are established:

Rating S&P/Moody’s	ABR Loans	Eurocurrency Loans	Letters of Credit	Revolving Facility Fee
BB+/Ba1 or above	0.50%	1.50%	1.50%	.250%
BB/Ba2	0.75%	1.75%	1.75%	.375%
BB-/Ba3	1.00%	2.00%	2.00%	.500%
B+/B1	1.25%	2.25%	2.25%	.500%
B/B2 or lower	1.50%	2.50%	2.50%	.500%

For purposes of the foregoing, (i) if either S&P or Moody’s shall not have in effect a rating for the credit facilities provided for in this Agreement due to the Company’s failure to pay such fees, provide such information or undertake such other action as may be requested by either S&P or Moody’s in connection with the effectuation or continuation of such rating, then such rating agency shall be deemed to have established a rating in the lowest category in the schedule above; (ii) if the ratings established or deemed to have been established by S&P and Moody’s for such credit facilities shall fall within different categories in the schedule above, the Applicable Margin shall be based on the higher of the two ratings (except that if such ratings differ by more than one category, the Applicable Margin shall be based on the rating one level below the higher rating); and (iii) if the ratings established or deemed to have been established by S&P and Moody’s for such credit facilities shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by the applicable rating agency (each such date an “Adjustment Date”). Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if either S&P or Moody’s shall not have in effect a rating for the credit facilities provided for in this Agreement (other than by reason of the circumstances set out in clause (i) above) or either of such rating agencies shall cease to be in the business of rating corporate debt obligations, the Company (on its own behalf and on behalf of each other Borrower) and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency (and, notwithstanding anything to the contrary in Section 11.02, such amendment shall be effective when executed and delivered by the Company and by the Required Lenders, or by the Company and the Administrative Agent with the consent of the Required Lenders) and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04 or 2.05, or in respect of any indemnity claim under Section 11.03(c) arising out of an action or omission of a Revolving Issuing Lender under this Agreement, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment, (b) with respect to any Synthetic LC Lender for purposes of Section 3.01, 3.05, 3.06 or 3.08, or in respect of any indemnity claim under Section 11.03(c) arising out of an action or omission of a Synthetic LC Issuing Lender under this Agreement, the percentage of the total Synthetic LC Funding Amounts represented by such Synthetic LC Lender’s Synthetic LC Funding Amount, (c) with respect to any Lender in respect of any indemnity claim under Section 11.03(c) relating to the Administrative Agent under this Agreement, the percentage of the total Commitments and Synthetic LC Funding Amounts represented by such Lender’s Commitments and Synthetic LC Funding Amounts (as applicable) or, if greater, the percentage of the Revolving Credit Exposure, Incremental Loan Exposure of all Series and Synthetic LC Exposure represented by the aggregate amount of such Lender’s Revolving Credit Exposure, Incremental Loan Exposure of all Series and Synthetic LC Exposure (as applicable) hereunder and (d) with respect to any Lender with respect to the participations to be purchased pursuant to Section 11.07, the percentage of the total Revolving Credit Exposure, Incremental Loan Exposure of all Series and Synthetic LC Exposure represented by the aggregate amount of such Lender’s Revolving Credit Exposure, Incremental Loan Exposure of all Series and Synthetic LC Exposure hereunder (as applicable).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.08), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“BNP Paribas” means BNP Paribas, a banking institution organized under the laws of the Republic of France.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” have the meaning assigned to such term in the recital of parties hereto.

“Borrowing” means (a) all Syndicated ABR Loans of the same Class, or Synthetic LC Term Loans, made, converted or continued on the same date, (b) all Eurocurrency Loans of the same Class denominated in the same Currency that have the same Interest Period or (c) a Swingline Loan.

“Borrowing Request” means a request by a Borrower for a Syndicated Borrowing in accordance with Section 2.03.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurocurrency Borrowing denominated in Dollars, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in deposits denominated in Dollars are carried out in the London interbank market and (c) if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Borrowing denominated in any Foreign Currency, or to a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Foreign Currency.

“Canadian Dollar” and “C$” refers to the lawful money of Canada.

“Capital Expenditures” means, for any period, the sum for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures (excluding expenditures financed as Capital Lease Obligations or with purchase money financing) made to acquire or construct tangible fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs and maintenance costs) during such period computed in accordance with GAAP; provided that such term shall not include any such expenditures in connection with any Acquisition or any replacement or repair of Property affected by a Casualty Event.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required at the time of determination to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Obligations” means, with respect to any Obligor or Restricted Subsidiary that is a Domestic Subsidiary, any obligations of such Obligor or such Restricted Subsidiary owed to any Lender (or any of its affiliates) in respect of treasury management arrangements, depositary or other cash management services.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation, but excluding any such event relating to Property having an aggregate fair market value (as to the Group Members) not exceeding $2,500,000 with respect to any event or series of related events and $5,000,000 during any single fiscal year.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.15(b) or 3.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any one or more of the following events:

(i) the Parent shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of Holdco, or Holdco shall cease to own, directly or indirectly, beneficially or of record, 100% of the economic interests and voting power in the Equity Interests of the Company;

(ii) any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), shall become, directly or indirectly, the beneficial owner of Equity Interests representing more than 35% of the ordinary voting power represented by the issued and outstanding voting Equity Interests of the Parent; or

(iii) a majority of the incumbent directors of the Parent cease to be Persons who were either (x) directors of the Parent on the Effective Date or (y) new directors (such Persons being herein called “New Members”) appointed or nominated for election by one or more Persons who were members of the board of directors of the Parent on the Effective Date or who were appointed or nominated by one or more such New Members whether or not they were members on the Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are Syndicated Revolving Credit Loans or Borrowings, Incremental Loans or Borrowings of the same Series or Swingline Loans or Borrowings, and when used in reference to any Commitment, refers to whether the Loans that a Lender holding such Commitment is obligated to make are Revolving Credit Loans or Incremental Facility Loans of a particular Series. None of Synthetic LC Term Loans, Synthetic LC Term Borrowings nor Synthetic LC Funding Amounts constitute a “Class” of Loans, Borrowings or Committed Amounts hereunder.

“Closing Date” means the date on which the conditions specified in Section 6.02 are satisfied (or waived in accordance with Section 11.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property of any Obligor subject to any Lien created pursuant to the Security Documents.

“Commitment Termination Date” means the date that is the fifth anniversary of the Closing Date, provided that, if such day is not a Business Day, then the “Commitment Termination Date” shall be the next following Business Day.

“Commitments” means the Revolving Credit Commitments and Incremental Loan Commitments of each Series, as applicable.

“Committed Amount” means a Revolving Credit Commitment, an Incremental Loan Commitment of any Series, a Synthetic LC Funding Amount or any combination thereof (as the context requires).

“Company” means Foster Wheeler LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated August, 2006 with respect to the syndication of the credit facilities provided for in this Agreement.

“Currency” means Dollars or any Foreign Currency.

“Customer Contract” has the meaning assigned to such term in Section 8.02(m).

“Debt Service” means, for any period, the sum, for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of Capital Lease Obligations) made during such period plus (b) all Interest Expense for such period.

“Default” means any event or condition which constitutes an Event of Default or which upon the delivery of a notice or lapse of a period of time described or referred to in Article IX (or both) would, unless cured or waived, become an Event of Default.

“Defeased” means, with respect to any Letters of Credit, that cash cover has been posted, or back-to-back letters of credit have been issued, in respect of such Letters of Credit for the benefit of the related Issuing Lenders in accordance with Section 2.18 or 3.18, as applicable.

“Disclosed Matters” means the matters disclosed in the Form 8-K, 10-K and 10-Q filings made by the Parent with the Securities and Exchange Commission made after January 1, 2006 and prior to the date hereof.

“Disposition” means any sale, assignment, transfer, lease (as lessor) or other disposition of any Property (whether now owned or hereafter acquired) by any Group Member to any other Person (other than another Group Member) excluding any sale, assignment, transfer, lease (as lessor) or other disposition of (i) any property sold or disposed of in the ordinary course of business, (ii) any tangible Property that is obsolete or worn-out or no longer used or useful in the business of the Parent and its Subsidiaries, (iii) any Collateral pursuant to an exercise of remedies by the Administrative Agent under Section 4.05 thereof, (iv) Property of, or Equity Interests in, any Project Entity, (v) other Property having an aggregate fair market value (as to the Group Members) not exceeding $2,500,000 with respect to any transaction or series of related transactions and not exceeding $5,000,000 during any single fiscal year.

“Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of indebtedness or Investments received by any Group Member in connection with such Disposition.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at any time before the first anniversary of the Commitment Termination Date) at the option of the holder thereof, in whole or in part, (b) is secured by any assets of any Group Member, (c) is exchangeable or convertible at the option of the holder into Indebtedness of any Group Member or (d) provides for the mandatory payment of dividends (other than dividends comprised of Disqualified Equity Interests), i.e., regardless of whether or not the board of directors has declared any such dividends.

Notwithstanding the preceding sentence, any Equity Interest that would constitute a Disqualified Equity Interest solely because the holders thereof have the right to require any Group Member to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute a Disqualified Equity Interest if the terms of such Equity Interest provide, in effect, that the Group Members will not be obligated to repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption is permitted at the time under this Agreement.

“Dollar Equivalent” means, on any date of determination, (i) with respect to an amount denominated in Dollars, such Dollar amount and (ii) with respect to an amount denominated in any Foreign Currency, the amount of Dollars that would be required to purchase such amount of such Foreign Currency on such date, based upon the rate appearing on the applicable page of the Reuters Screen (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of) providing quotations of exchange rates applicable to the sale of such Foreign Currency in the London foreign exchange market at approximately 11.00 a.m., London Time, for delivery two days later.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Dutch Guarantor” has the meaning assigned to such term in Section 4.09(b).

“Earn-Out Obligation” means any contingent payment obligation of any Group Member incurred in connection with the Acquisition of an entity, assets or businesses, to the extent such obligation is payable based on the performance of the entity, assets or businesses so acquired. The amount of an Earn-Out Obligation shall be the maximum amount that in the good faith determination of a Financial Officer (taking into account any applicable maximum limits specified in the agreement or instrument governing such Earn-Out Obligation) could at any time be payable under such Earn-Out Obligation, provided that if such Earn-Out Obligation is of sufficient certainty as to be carried as a liability on a balance sheet of the Group Members, then the amount of such Earn-Out Obligation shall be the amount thereof so carried on such balance sheet.

“EBITDA” means, for any period, net income for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, depreciation, amortization and any other non-cash income or charges accrued for such period and (except to the extent received or paid in cash by any Group Member) income or loss attributable to equity in Affiliates for such period), excluding any extraordinary or unusual gains or losses during such period, and excluding the proceeds of any Casualty Events and the proceeds of any dispositions other than sales of inventory in the ordinary course of business; provided that net income for the Group Members for any period shall exclude income of a Subsidiary that is not a Restricted Subsidiary during such period except to the extent of cash received during such period by Group Members from such Subsidiary (whether as dividends, loans or otherwise).

Notwithstanding the foregoing, (a) if, during any period for which EBITDA is being determined for purposes of calculating the Total Leverage Ratio, any of the Group Members shall have consummated any Acquisition or Disposition for aggregate consideration in excess of $10,000,000 then, for purposes solely of calculating the Total Leverage Ratio, EBITDA shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period (and, in that connection, the Parent shall deliver to the Lenders a calculation setting forth in reasonable detail the pro forma adjustments to EBITDA for such period as a result of such Acquisition or Disposition) and (b) EBITDA for the fiscal quarters of the Parent ended September 30, 2005, December 30, 2005 March 31, 2006 and June 30, 2006, shall be $63,585,000, $10,390,000, $41,421,000 and $65,891,000, respectively.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 11.02).

“Eligible Hedging Counterparty” means, in connection with any Hedging Agreement with a Borrower or a Restricted Subsidiary, a Person that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Group Member directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock of a corporation, membership interests in a limited liability company, partnership interests in a general or limited partnership, beneficial interests in a trust or other equity ownership interests in an association or other entity or Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such capital stock, membership or partnership interests, beneficial interests or other equity ownership interests in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “€” refers to the single currency of the European Union as constituted by the Treaty on European Union and as referred to in EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article IX.

“Excess Cash Flow” means, for any period, the excess of (a) EBITDA for such period over (b) the sum of (i) Capital Expenditures made during such period plus (ii) the aggregate amount of Debt Service for such period.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Assets” means:

(a) Equity Interests (i) in an Immaterial Subsidiary and (ii) in any Subsidiary that is owned by an Obligor that is a Foreign Subsidiary (excluding Equity Interests in Holdco and excluding also Equity Interests in FW Hungary Licensing Limited Liability Company or any other Subsidiary to which FW Hungary Licensing Limited Liability Company shall transfer any material portion of its intellectual property assets);

(b) that portion of the voting Equity Interests in a Foreign Subsidiary owned by an Obligor that is a Domestic Subsidiary exceeding 65% thereof to the extent that a Financial Officer certifies to the Administrative Agent that the exclusion of such voting Equity Interest is necessary to avoid adverse tax consequences or a violation of applicable law;

(c) fee interests in real property, including improvements thereon, if the fair market value thereof, net of Indebtedness secured by Liens thereon, is $3,000,000 or less;

(d) leasehold interests in real property, including improvements thereon made by the applicable Obligor, if the fair market value of such improvements, net of Indebtedness secured by Liens thereon, is $3,000,000 or less;

(e) Property of any Person that is not an Obligor;

(f) Property that is subject to, or acquired to perform or fulfill, a Customer Contract;

(g) any lease, license, permit, contract, property right or agreement to which any Obligor is a party or any of its rights or interests thereunder if and to the extent that the grant of a Lien therein would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein or (ii) a breach, termination or default under any such lease, license, permit, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity), provided that such lease, license, permit, contract, property right or agreement shall cease to constitute “Excluded Assets” immediately upon a Lien therein no longer constituting or resulting in an abandonment, invalidation, unenforceability, breach, termination or default described above;

(h) any “intent-to-use” trademark applications prior to the filing and acceptance of a Statement of Use or Amendment to Allege Use to the extent a security interest therein prior to such time would result in a violation of the Lanham Act, or an abandonment of any right of any Grantor in any trademark or application therefor; provided, that such trademark application shall cease to constitute “Excluded Assets” immediately upon the filing and acceptance of a Statement of Use or Amendment to Allege Use in connection with such trademark application;

(i) any Property subject to a purchase money security interest or lease that are not prohibited under this Agreement so long as the terms thereof would prohibit the grant of a Lien on such Property;

(j) any deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of an Obligor’s salaried employees;

(k) any Equity Interests in Foster Wheeler Bimas Birlesik Insaat ve Muhendislik A.S. (Turkey), Foster Wheeler International Engineering & Consulting (Shanghai) Company, Foster Wheeler International Trading (Shanghai) Company Limited, FW Preferred Capital Trust I (DE) and Foster Wheeler Power Systems S.A; and

(l) any general or limited partnership interests in a general or limited partnership if and to the extent that the grant of a Lien therein would not be permitted under the applicable organizational instrument pursuant to which such partnership is formed, provided that such general or limited partnership interest shall cease to constitute “Excluded Assets” immediately upon a Lien therein no longer being prohibited by such applicable organizational instrument.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or does business (other than a business deemed to arise solely by reason of the transactions contemplated by this Agreement) or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.17 or 3.17), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 11.04(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 11.04(a).

“Existing Loan Agreement” means the Loan Agreement and Guaranty dated as of March 24, 2005 by and among the Company, Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler Inc., the Guarantors referred to therein, the lenders referred to therein and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

“Exposures” means, at any time, the sum of the Revolving Credit Exposures, Incremental Loan Exposures of all Series and Synthetic LC Exposures at such time.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of l%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent.

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Foreign Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Currency Sublimit” has the meaning assigned to such term in Section 3.05(c).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which a Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of the Parent organized in a jurisdiction other than the United States of America, any State thereof, or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, or of any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Members” means, collectively, the Parent and the Restricted Subsidiaries.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the Equity Interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, but does not include (a) causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person other than those directly supporting Indebtedness and (b) endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” means (a) in the case of the Parent, Holdco and the Subsidiary Guarantors, the principal of and interest on the Loans made by the Lenders to the Borrowers, all LC Disbursements and all other amounts from time to time owing to the Lenders or the Administrative Agent by the Borrowers hereunder or under any other Loan Document, and Cash Management Obligations and all obligations of the Borrowers or any Restricted Subsidiary to any Eligible Hedging Counterparty under any Hedging Agreement, in each case strictly in accordance with the terms thereof; provided that in no event shall “Guaranteed Obligations” in the case of La Societe D’Energie Foster Wheeler Ltee. include Obligations of Foster Wheeler Inc. or Foster Wheeler Power Systems Inc. and (b) in the case of each Borrower, the principal of and interest on the Loans made by the Lenders to the other Borrowers, all LC Disbursements and all other amounts from time to time owing to the Lenders or the Administrative Agent by the other Borrowers hereunder or under any other Loan Document, and all Cash Management Obligations and all obligations of the other Borrowers or any Restricted Subsidiary to any Eligible Hedging Counterparty under any Hedging Agreement, in each case strictly in accordance with the terms thereof.

“Guarantor” means, except as otherwise provided in Section 4.08, collectively, the Subsidiary Guarantors, the Parent, Holdco and the Borrowers.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future, cap, collar or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdco” has the meaning assigned to such term in the recital of parties hereto.

“Immaterial Subsidiary” means, as at any date, any Restricted Subsidiary (other than a Borrower) designated as such by the Parent in a certificate delivered by the Parent to the Administrative Agent at the Effective Date or at any time thereafter (and which designation has not been rescinded in a subsequent certificate of the Parent delivered to the Administrative Agent); provided that no Restricted Subsidiary may be designated as an “Immaterial Subsidiary” if any Subsidiary of such Restricted Subsidiary is not an Immaterial Subsidiary.

“Incremental Loan” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(b).

“Incremental Loan Commitment” means, with respect to each Lender, the amount of the offer of such Lender to make Incremental Loans of any Series that is accepted by the Borrowers in accordance with the provisions of Section 2.01(b), as such amount may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.08.

“Incremental Loan Exposure” means, with respect to any Incremental Loan Lender of any Series at any time, the sum of the outstanding principal amount of such Lender’s Incremental Loans of such Series at such time.

“Incremental Loan Lenders” means, in respect of any Series of Incremental Loans, (a) initially, the Lenders (or other financial institutions referred to in Section 2.01(b)) whose offers to make Incremental Loans of such Series shall have been accepted by the Borrowers in accordance with the provisions of Section 2.01(b) and (b) thereafter, the Lenders from time to time holding Incremental Loans of such Series and/or Incremental Loan Commitments of such Series after giving effect to any assignments thereof permitted by Section 11.08.

“Indebtedness” means, for any Person without duplication: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or a sale of financial assets or commodities subject to a repurchase obligation in a transaction commonly known as a “repo”; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred and payable in the ordinary course of business; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit (including Letters of Credit) or similar instruments (including bank guaranties) issued or accepted by banks and other financial institutions for account of such Person, but only if and to the extent such letters of credit or similar instruments directly support obligations otherwise constituting Indebtedness; (e) Capital Lease Obligations of such Person; (f) Indebtedness of others Guaranteed by such Person; (g) any Disqualified Equity Interest; and (h) any Earn-Out Obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.

Notwithstanding the foregoing, (x) “Indebtedness” shall exclude (i) obligations under Hedging Agreements and (ii) obligations in respect of letters of credit (including Letters of Credit hereunder) or similar instruments (including bank guaranties) except to the extent expressly set forth in clause (d) above and (y) Non-Recourse Project Indebtedness shall not be deemed to be Indebtedness of any Group Member.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Parent, the ratio of (a) EBITDA for the period of four consecutive fiscal quarters ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to this Agreement to (b) Interest Expense for such period.

“Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.07 or 3.07, as applicable.

“Interest Expense” means, for any period, the sum, for the Group Members (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued during such period that was, in such period, paid or currently payable in cash plus (b) the net amounts accrued and paid, or currently payable in cash (or minus the net amounts accrued and received, or currently receivable in cash) under Hedging Agreements relating to interest. In determining “Interest Expense” for any period, there shall be excluded fees and commissions in respect of letters of credit (including Letters of Credit hereunder) or similar instruments (including bank guaranties) except to the extent that such letters of credit or similar instruments directly support Indebtedness.

“Interest Payment Date” means (a) with respect to any Syndicated ABR Loan, each Quarterly Date, and the Commitment Termination Date, (b) with respect to any Eurocurrency Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class based upon availability of funds for the applicable period, nine or twelve months) thereafter and, with respect to such portion of any Eurocurrency Loan or Borrowing denominated in a Foreign Currency that is scheduled to be repaid on the Commitment Termination Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Commitment Termination Date, as specified in the applicable Borrowing Request or Interest Election Request and (b) with respect to the Synthetic LC Credit Linked Deposits (except as otherwise provided in the last paragraph of Section 3.01(d)), the period commencing on the Closing Date (or the last day of the preceding Interest Period for the Synthetic LC Credit Linked Deposits) and ending on the date three months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) a single Interest Period shall at all times apply to all of the Synthetic LC Credit-Linked Deposits. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

Notwithstanding the foregoing, (x) if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date, and (y) notwithstanding the foregoing clause (x), no Interest Period (other than an Interest Period pertaining to a Eurocurrency Borrowing denominated in a Foreign Currency that ends on the Commitment Termination Date that is permitted to be of less than one month’s duration as provided in this definition) shall have a duration of less than one month and, if the Interest Period for any Eurocurrency Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a Eurocurrency Loan for such period.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of any Equity Interests in, or bonds, notes, debentures or other securities of, or capital contribution to, any other Person or any “short sale” of securities, meaning a sale of securities at a time when such securities are not owned by the Person entering into such short sale; (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person, but excluding any such advance, loan or extension of credit representing (i) the purchase price of inventory, project equipment, supplies or services sold or provided by such Person in the ordinary course of business and on ordinary trade terms or (ii) the issuance or procurement of any letter of credit (including a Letter of Credit) or similar instrument (including a bank guaranty) for the benefit of any other Person not directly supporting Indebtedness; (c) the entering into of any Guarantee of, or other contingent obligation, directly supporting Indebtedness; or (d) the making of any payment, or other transfer for value in payment of, any reimbursement or similar obligation arising upon any payment made under any letter of credit (including a Letter of Credit) or similar instrument (including a bank guaranty) issued or procured for the benefit of any other Person not directly supporting Indebtedness. The aggregate amount of an Investment by a Person at any time shall be determined by reference to the amount of cash or Property delivered by such Person in connection with such Investment and not by the amount of cash or Property committed to be delivered in connection therewith.

“Issuing Lenders” means, collectively, the Revolving Issuing Lenders and the Synthetic LC Issuing Lenders.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit E.

“LC Disbursement” means a Revolving LC Disbursement or a Syndicated LC Disbursement.

“LC Exposure” means, collectively, the Revolving LC Exposure and the Synthetic LC Exposure.

“Lender Addendum” means a Lender Addendum substantially in the form of Exhibit F, to be executed and delivered by each initial Lender as provided in Section 11.10.

“Lenders” means the Persons that shall become a party hereto pursuant to a Lender Addendum or an Assignment and Assumption, or pursuant to Section 2.01(b), 2.08(e) or 3.08(e), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and each Issuing Lender.

“Letter of Credit” means any Revolving Letter of Credit or Synthetic Letter of Credit.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing denominated in any Currency, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in such Currency in the London or other applicable interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as LIBOR for deposits denominated in such Currency with a maturity comparable to such Interest Period. In the event that such rate is not available as described above for any reason, then the LIBO Rate for such Interest Period shall be the rate at which deposits in such Currency in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR” means, for any Currency, the rate at which deposits denominated in such Currency are offered to leading banks in the London interbank market (or, in the case of Sterling, in the eurocurrency market).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (including any financing lease having substantially the same economic effect as any of the foregoing but excluding any operating lease) relating to such asset.

“Loan Documents” means, collectively, this Agreement, any promissory notes evidencing Loans hereunder, the Letter of Credit Documents and the Security Documents.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement, including any Incremental Loans of any Series.

“Local Time” means, with respect to any Loan denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Group Members taken as a whole, (b) the enforceability of the obligations of any Obligor under this Agreement or the other Loan Documents or (c) the rights of or remedies available to the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Obligations), or obligations in respect of one or more Hedging Agreements, of any one or more of the Group Members in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Monthly Dates” means the last Business Day of each calendar month in each year, the first of which shall be the first such day after the date of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(a) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Group Members in respect of such Casualty Event net of (A) reasonable expenses incurred by the Group Members in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property and any income and transfer taxes payable by the Group Members in respect of such Casualty Event; and

(b) in the case of any Disposition, the aggregate amount of all cash payments received by the Group Members directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (including, without limitation, Disposition Investments); provided that

(i) Net Cash Proceeds shall be net of (x) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses payable by the Group Members in connection with such Disposition, (y) any Federal, state and local income or other taxes estimated to be payable by the Group Members as a result of such Disposition and (z) any reserve for retained liabilities or adjustment in respect of the sale price of such Property in accordance with GAAP; and

(ii) Net Cash Proceeds shall be net of any repayments by any Group Member of Indebtedness to the extent that (i) such Indebtedness (other than the Obligations) is secured by a Lien on the Property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the purchase of such Property.

Notwithstanding the foregoing, the Net Cash Proceeds of any Casualty Event affecting Property of a Foreign Subsidiary, or any Disposition of Property by any Foreign Subsidiary, shall be reduced by the aggregate amount of funds received by such Foreign Subsidiary that the Company in good faith determines (and notifies the Administrative Agent) may not be remitted to the Company (by distribution or intercompany advance or otherwise) without resulting in adverse tax consequences or a violation of law.

“Non-Recourse Project Indebtedness” means Indebtedness of a Project Entity (i) that is without recourse to, and is not secured by any lien on, any assets of any Group Member other than (x) recourse in the nature of a guaranty of completion or performance that does not itself constitute Indebtedness of any Group Member (determined without regard to clause (y) of the last sentence of the definition of the term “Indebtedness”) and (y) liens on the equity interests of such Project Entity, and (ii) any default in respect of which will not result in a cross-default under Indebtedness of any Group Member in excess of $15,000,000.

“Obligations” means all indebtedness, obligations and liabilities of each Obligor to any Lender, the Swingline Lender, any Issuing Lender or the Administrative Agent from time to time arising under or in connection with or related to or evidenced by or secured by this Agreement or any other Loan Document, and all extensions or renewals thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now, existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, Revolving LC Exposure, Synthetic LC Exposure, interest, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions and renewals thereof, whether or not such extensions of credit were made in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to extend credit hereunder. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

“Obligors” means, collectively, the Borrowers and the Guarantors.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment or prepayment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents.

“Parent” means Foster Wheeler Ltd., a company organized under the laws of Bermuda.

“Participant” has the meaning assigned to such term in Section 11.08(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of any commercial bank which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 180 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds at least 95% of the assets of which constitute Permitted Investments of the kinds described in clauses (a) through (d) of this definition;

(f) obligations issued or guaranteed by the government or governmental agencies of the United States of America, Canada, Japan, Australia, Switzerland and the countries belonging to the European Union with a country credit rating of at least AA from S&P or similar rating from any other recognized credit rating agency maturing within one year from the date of acquisition thereof; and

(g) obligations of a Group Member to any other Group Member arising from any cash management arrangement maintained in for the purpose of investing in Permitted Investments.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Perryville Fee-Owned Property” means the fee interest of the Company in Units 2, 4, 5, and 6 of the Perryville Corporate Park Condominium located in Union Township, Hunterdon County, New Jersey.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BNP Paribas, as its prime rate in effect at its office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Financial Center” means, for any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.

“Project Entity” means each and all of (a) the Subsidiaries listed on Schedule 5.13 identified as “Project Entities” therein and their present and future Subsidiaries and (b) any other existing or future Subsidiary of the Company designated by the Company, by written notice to the Administrative Agent, as formed or acquired for the primary purpose of constructing, acquiring, owning, leasing and/or operating one or more sites, facilities or projects and any agreements related thereto and the Subsidiaries of such Subsidiary, together, in the case of each Subsidiary referred to in clause (a) or (b), with any intermediate holding companies of any such Subsidiary.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“provide cover” means, when used in reference to a Letter of Credit, the deposit of cash collateral pursuant to Section 2.05(k) or 3.05(k).

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.

“Register” has the meaning assigned to such term in Section 11.08.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Incremental Lenders” means, at any time, with respect to Incremental Lenders of any Series, Incremental Loan Lenders of such Series having Incremental Loan Exposures and unused Incremental Loan Commitments of such Series representing more than 50% of the total Incremental Loan Exposures of such Series and unused Incremental Loan Commitments of such Series at such time.

“Required Lenders” means, at any time, Lenders having Exposures and unused Committed Amounts representing more than 50% of the sum of the total Exposures and unused Committed Amounts at such time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the total Revolving Credit Exposures and unused Revolving Credit Commitments at such time.

“Required Synthetic LC Lenders” means (i) at any time before the Synthetic LC Funding Amounts have been terminated or reduced to zero, Synthetic LC Lenders having Synthetic LC Funding Amounts representing more than 50% of the total Synthetic LC Funding Amounts at such time and (ii) thereafter Synthetic LC Lenders having Synthetic LC Exposures representing more than 50% of the total Synthetic LC Exposures at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, contractual obligations, securities or other property) with respect to any class of outstanding equity interests of the Parent, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest of the Parent, but excluding dividends payable solely in equity interests of the Parent (other than Disqualified Equity Interests).

“Restricted Subsidiary” means all Subsidiaries of the Parent other than the Project Entities.

“Revolving Credit”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01(a).

“Revolving Credit Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Commitment Termination Date and (b) the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Revolving Letters of Credit hereunder, as such commitment may be (a) reduced, increased or terminated from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.08. The initial amount of each Lender’s Revolving Credit Commitment is set forth opposite the name of such Lender on its Lender Addendum under the caption “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The initial aggregate amount of the Revolving Credit Commitments is $200,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Syndicated Revolving Credit Loans, its Revolving LC Exposure and Swingline Exposure at such time minus (b) for purposes of Sections 2.10(c) and (d), the aggregate balance then held by the Administrative Agent in the Revolving Credit Letter of Credit Collateral Account under and as defined in Section 2.05(k).

“Revolving Credit Lender” means (a) initially, a Lender that has a “Revolving Credit Commitment” set forth opposite the name of such Lender on its Lender Addendum and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 11.08.

“Revolving Credit Letter of Credit Collateral Account” has the meaning assigned to such term in Section 2.05(k).

“Revolving Credit Loan Sublimit” means $100,000,000.

“Revolving Facility Fee” has the meaning assigned to such term in Section 2.11(a).

“Revolving Issuing Lender” means BNP Paribas and each other Lender designated by the Company as a “Revolving Issuing Lender” and “Synthetic LC Issuing Lender” hereunder that has agreed to such designation and has been approved as a “Revolving Issuing Lender” and “Synthetic LC Issuing Lender” by the Administrative Agent in its reasonable discretion. Each Revolving Issuing Lender may, in its discretion, arrange for one or more Revolving Letters of Credit to be issued by Affiliates of such Revolving Issuing Lender, in which case the term “Revolving Issuing Lender” shall include any such Affiliate with respect to Revolving Letters of Credit issued by such Affiliate.

“Revolving LC Disbursement” means a payment made by a Revolving Issuing Lender pursuant to a Revolving Letter of Credit.

“Revolving LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Revolving Letters of Credit at such time plus (b) the aggregate amount of all Revolving LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Revolving LC Exposure of any Lender at any time shall be its Applicable Percentage of the total Revolving LC Exposure at such time.

“Revolving Letter of Credit” means a letter of credit issued pursuant to Article II.

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” has the meaning assigned thereto in Section 8.03.

“Security Agreement” means a Security Agreement substantially in the form of Exhibit D between the Obligors and the Administrative Agent.

“Security Documents” means, collectively, the Security Agreement and any other security agreement, assignment, pledge, mortgage or other instrument executed and delivered on the Closing Date pursuant to Section 6.01, or thereafter from time to time (whether pursuant to Section 7.10 or otherwise), by the Obligors or any other Person granting Liens on assets or Equity Interests of the Group Members.

“Series” has the meaning assigned to such term in Section 2.01(b).

“Significant Subsidiary” means a Restricted Subsidiary (other than an Obligor) that has aggregate assets or aggregate revenues (excluding in each case intercompany loans or receivables that are eliminated on the consolidated financial statements of the Group Members in accordance with GAAP) greater than 5% of the aggregate assets or aggregate revenues of the Group Members taken as a whole.

“Special Counsel” means Milbank, Tweed, Hadley & McCloy LLP, in its capacity as special counsel to BNP Paribas, as Administrative Agent of the credit facilities contemplated hereby.

“Statutory Reserve Rate” means, for the Interest Period for any Eurocurrency Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “₤” refers to the lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, association or other entity (other than a partnership) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) any partnership the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Parent.

“Subsidiary Guarantors” means the Persons listed under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto or which become a party hereto as a “Subsidiary Guarantor” hereunder pursuant to any Joinder Agreement.1

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means BNP Paribas, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndicated”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.01.

“Synthetic LC Credit-Linked Deposit” means, with respect to each Synthetic LC Lender at any time, amounts actually on deposit in the Synthetic LC Credit-Linked Deposit Account to the credit of such Lender’s Synthetic LC Credit-Linked Sub-Account at such time.

“Synthetic LC Credit-Linked Deposit Account” means the “Synthetic LC Lenders Credit-Linked Deposit Account” established , pursuant to Section 3.01(a) by the Administrative Agent at BNP Grand Cayman NY Branch, Piccadilly Centre, 4th Floor Elgin Ave., PO Box 10632 APO Grand Cayman, Cayman Islands.

[1]	“Subsidiary Guarantors” will not include (a) any Project Entity, (b) any Immaterial Subsidiary, (c) FW Energie B.V. and Foster Wheeler Europe B.V and (d) Foster Wheeler Power Systems, S.A..

“Synthetic LC Credit-Linked Sub-Account” has the meaning set forth in Section 3.01(a).

“Synthetic LC Disbursement” means a payment made by a Synthetic LC Issuing Lender pursuant to a Synthetic Letter of Credit.

“Synthetic LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Synthetic Letters of Credit at such time plus (b) the aggregate amount of all Synthetic LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time plus (c) the aggregate principal amount of the Synthetic LC Term Loans outstanding at such time minus (d) the aggregate balance then held by the Administrative Agent in the Synthetic Letter of Credit Collateral Account under and as defined in Section 3.05(k). The Synthetic LC Exposure of any Synthetic LC Lender at any time shall be its Applicable Percentage of the total Synthetic LC Exposure at such time.

“Synthetic LC Funding Amount” means, with respect to each Synthetic LC Lender, the amount that such Synthetic LC Lender is required hereby to maintain as its Synthetic LC Credit-Linked Deposit, as such amount may be (a) reduced, increased or terminated from time to time pursuant to Section 3.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.08. The initial amount of each Synthetic LC Lender’s Synthetic LC Funding Amount is set forth on its Lender Addendum under the caption “Synthetic LC Funding Amount”, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Synthetic LC Funding Amount, as applicable. The initial aggregate amount of the Synthetic LC Lenders’ Synthetic LC Funding Amounts is $150,000,000.

“Synthetic LC Issuing Lender” means BNP Paribas and each other Lender designated by the Company as a “Synthetic LC Issuing Lender” and “Revolving Issuing Lender” hereunder that has agreed to such designation and has been approved as a “Synthetic LC Issuing Lender” and “Revolving Issuing Lender” by the Administrative Agent in its reasonable discretion. Each Synthetic LC Issuing Lender may, in its discretion, arrange for one or more Synthetic Letters of Credit to be issued by Affiliates of such Synthetic LC Issuing Lender, in which case the term “Synthetic LC Issuing Lender” shall include any such Affiliate with respect to Synthetic Letters of Credit issued by such Affiliate.

“Synthetic LC Lender” means a Lender with a Synthetic LC Funding Amount or, if the Synthetic LC Funding Amounts have terminated or expired, a Lender with Synthetic LC Exposure.

“Synthetic LC Term” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 3.02.

“Synthetic Letter of Credit” means a letter of credit issued pursuant to Article III.

“Synthetic Letter of Credit Collateral Account” has the meaning assigned to such term in Section 3.05(k).

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Leverage Ratio” means as at any date the ratio of (a) all Indebtedness of the Group Members (determined on a consolidated basis without duplication in accordance with GAAP) on such date to (b) EBITDA for the period ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to this Agreement.

“Transactions” means (a) with respect to a Borrower, the execution, delivery and performance by such Borrower of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof, and the issuance of Letters of Credit hereunder and (b) with respect to any Obligor (other than the Borrowers), the execution, delivery and performance by such Obligor of the Loan Documents to which it is a party.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unapplied Equity Proceeds” means, at any date of determination, (a) the aggregate cash proceeds received by the Parent in respect of its equity capital (whether through the issuance of additional equity interests, through the receipt of capital contributions to the Parent or otherwise) during the period commencing on the Effective Date through and including such date or determination minus (b) the aggregate amount of Investments made by the Parent or any of its Subsidiaries pursuant to clauses (iii), (iv) and (ix) of Section 8.05(a) during such period.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Syndicated Revolving Credit Loan” or “Incremental Loan”) or by Type (e.g., an “ABR Loan”, or a “Eurocurrency Loan”) or by Class and Type (e.g., a “Syndicated ABR Revolving Credit Loan” or a “Syndicated Eurocurrency Revolving Credit Loan”); each Series of Incremental Loans shall be deemed a separate Class of Loans hereunder. In similar fashion, (i) Borrowings may be classified and referred to by Class, by Type and by Class and Type, and (ii) Commitments may be classified and referred to by Class; each Series of Incremental Loan Borrowings and Incremental Loan Commitments shall be deemed a separate Borrowing and Commitment hereunder. Loans and Borrowings may also be identified by Currency.

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to an undertaking, obligation or liability in this Agreement shall be construed as a reference to such undertaking, obligation or liability as the same shall from time to time be modified or supplemented and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent notifies the Administrative Agent that the Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Currencies; Currency Equivalents . At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date hereof. Except as provided in Section 2.10(d), 2.16(a) or 3.10(d), for purposes of determining

(i) whether the amount of any Revolving Credit Borrowing or Revolving Letter of Credit, together with all other Revolving Credit Borrowings and Revolving Letters of Credit then outstanding or to be borrowed or issued at the same time that such Revolving Credit Borrowing or Revolving Letter of Credit is outstanding, would exceed the aggregate amount of the Revolving Credit Commitments,

(ii) whether the amount of any Incremental Borrowing of any Class, together with all other Incremental Borrowings of such Class then outstanding or to be borrowed at the same time that such Incremental Borrowing is outstanding, would exceed the aggregate amount of the Incremental Commitments of such Class,

(iii) whether the amount of any Synthetic LC Term Borrowing or Synthetic Letter of Credit, together with all other Synthetic LC Term Borrowings and Synthetic Letters of Credit then outstanding or to be borrowed or issued at the same time that such Synthetic LC Term Borrowing or Synthetic Letter of Credit is outstanding, would exceed the aggregate amount of the Synthetic LC Funding Amount,

(iv) the aggregate unutilized amount of the Commitments of any Class or

(v) the Revolving Credit Exposure, the Revolving LC Exposure, the Incremental Loan Exposure of any Class or the Synthetic LC Exposure

the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing or Letter of Credit, as the case may be, determined as of the date of such Borrowing (determined in accordance with the last sentence of the first paragraph in the definition of the term “Interest Period”) or Letter of Credit, as the case may be. Wherever in this Agreement in connection with a Borrowing, Loan or Letter of Credit a required minimum or multiple amount is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency).

ARTICLE II

LOAN COMMITMENTS

SECTION 2.01. Revolving Credit Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Syndicated Revolving Credit Loans to the Borrowers from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, provided that (i) the aggregate amount of Revolving Credit Loans (including all Swingline Loans) shall not at any time exceed the Revolving Credit Loan Sublimit and (ii) the total Revolving Credit Exposure shall not at any time exceed the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Credit Loans.

(b) Incremental Loans. In addition to Borrowings of Syndicated Revolving Credit Loans pursuant to paragraph (a) above, at any time and from time to time, the Company may request that the Lenders or, at the option of the Borrowers, other financial institutions or funds selected by the Borrowers and consented to by the Administrative Agent (which agrees not to withhold such consent unreasonably) offer to enter into commitments to make additional revolving Incremental Loans in Dollars and other Currencies under this paragraph (b) to the Borrowers. In the event that one or more of the Lenders or such other financial institutions or funds offer, in their sole discretion, to enter into such commitments, and such Lenders or financial institutions or funds and the Borrowers agree as to the amount of such commitments that shall be allocated to the respective Lenders or financial institutions or funds making such offers and the fees (if any) to be payable by the Borrowers in connection therewith, such Lenders or financial institutions or funds shall become obligated to make Incremental Loans under this Agreement in an amount equal to the amount of their respective Incremental Loan Commitments (and such financial institutions shall become “Incremental Loan Lenders” hereunder). The Incremental Loans to be made pursuant to any such agreement between the Borrowers in response to any such request by the Company shall be deemed to be a separate “Series” of Incremental Loans for all purposes of this Agreement.

Anything herein to the contrary notwithstanding, (i) the minimum aggregate principal amount of Incremental Loan Commitments entered into pursuant to any such request (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Loans) shall be $20,000,000 or a larger multiple of $1,000,000 and (ii) the aggregate principal amount of all Incremental Loan Commitments and all outstanding Series of Incremental Loans, together with any increase of Revolving Credit Commitments pursuant to Section 2.08(e) and increase in Synthetic LC Funding Amounts pursuant to Section 3.08(e), shall not exceed $100,000,000. Except as otherwise expressly provided herein, the Incremental Loans of any Series shall have the interest rate, participation and other fees, commitment reduction schedule (if any) and maturity date, and be subject to such conditions to effectiveness and initial credit extension, as shall be agreed upon by the respective Incremental Loan Lenders of such Series and the Borrowers, provided that in any event (i) the Incremental Loans shall be subject to, and entitled to the benefits of, the collateral security and Guarantees provided for herein and in the other Loan Documents on an equal and ratable basis with each other Obligation and (ii) the maturity or commitment termination date for any Incremental Loans shall not be earlier than the Commitment Termination Date and may be later than the Commitment Termination Date to the extent so agreed by the Borrowers and such Incremental Loan Lenders.

Following the acceptance by the Borrowers of the offers made by any one or more Lenders to make any Series of Incremental Loans pursuant to the foregoing provisions of this paragraph (b), each Incremental Loan Lender in respect of such Series of Incremental Loans severally agrees, on the terms and conditions of this Agreement, to make such Incremental Loans to the Borrowers during the period from and including the date of such acceptance to and including the commitment termination date specified in the agreement entered into with respect to such Series in an aggregate principal amount up to but not exceeding the amount of the Incremental Loan Commitment of such Incremental Loan Lender in respect of such Series as in effect from time to time. Thereafter, subject to the terms and conditions of this Agreement, the Borrowers may convert Incremental Loans of such Series of one Type into Incremental Loans of such Series of another Type (as provided in Section 2.07) or continue Incremental Loans of such Series of one Type as Incremental Loans of such Series of the same Type (as provided in Section 2.07).

SECTION 2.02. Loans and Borrowings.

(a) Obligations Several. Each Revolving Credit Loan or Incremental Loan of a particular Class, Currency and Type (other than Swingline Loans, as to which the provisions of Section 2.04 shall be applicable) shall be made as part of a Borrowing consisting of Loans of such Class, Currency and Type made by the respective Lenders ratably in accordance with their respective Commitments of such Class. The failure of any such Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans. Subject to Section 2.14, each Syndicated Borrowing of a Class shall be constituted entirely of ABR Loans or of Eurocurrency Loans of such Class denominated in a single Currency as the respective Borrower may request in accordance herewith. Each ABR Loan shall be denominated in Dollars. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. Each Revolving Credit Loan or Incremental Loan Borrowing (whether Eurocurrency, Syndicated ABR or Swingline) shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000; provided that (i) each Swingline Loan shall be in an amount equal to $500,000 or a larger multiple of $250,000 and (ii) any Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or, in the case of Revolving Credit Loans, that is required to finance the reimbursement of a Revolving LC Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date, or any Incremental Loan Borrowing of any Series if the Interest Period requested therefor would end after the commitment termination date for such Series.

SECTION 2.03. Requests for Borrowings.

(a) Notice by the Borrowers. To request a Syndicated Borrowing, the respective Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Borrowing to be denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a Eurocurrency Borrowing to be denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days (or four Business Days if longer notice is reasonably determined by the Administrative Agent to be required) before the date of the proposed Borrowing or (iii) in the case of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of a Revolving ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) or 3.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.

(b) Content of Request for Syndicated Loans. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Revolving Credit Borrowing or an Incremental Borrowing (and, if so, which Series of Incremental Loans will arise therefrom);

(ii) the aggregate amount and Currency of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) in the case of a Syndicated Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and

(vi) the location and number of the respective Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Revolving Credit Lender or relevant Incremental Lenders, as the case may be, of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Failure to Elect. If no election as to the Currency of a Syndicated Borrowing is specified, then the requested Syndicated Borrowing shall be denominated in Dollars. If no election as to the Type of a Syndicated Borrowing to be denominated in Dollars is specified, then the requested Borrowing shall be an ABR Borrowing. If an Agreed Foreign Currency has been specified, the requested Syndicated Borrowing shall be a Eurocurrency Borrowing denominated in such Agreed Foreign Currency and having an Interest Period of one month. If a Eurocurrency Borrowing is requested but no Interest Period is specified, (i) if the Currency specified for such Borrowing is Dollars (or if no Currency has been so specified), the requested Borrowing shall be a Eurocurrency Borrowing denominated in Dollars having an Interest Period of one month’s duration, and (ii) if the Currency specified for such Borrowing is an Agreed Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04. Swingline Loans.

(a) Agreement to Make Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Credit Availability Period, in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000, (ii) the aggregate principal amount of outstanding Revolving Credit Loans and Swingline Loans exceeding the Revolving Credit Loan Sublimit or (iii) the total Revolving Credit Exposures exceeding the aggregate Revolving Credit Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) Notice of Swingline Loans by the Borrowers. To request a Swingline Loan, the respective Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy) not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from a Borrower. The Swingline Lender shall make each Swingline Loan available to such Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Revolving Issuing Lender) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Participations by Lenders in Swingline Loans. The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time on any Business Day, require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice to the Administrative Agent shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above in this paragraph, to pay to the Administrative Agent, for account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans, provided that no Lender shall be required to purchase a participation in a Swingline Loan pursuant to this paragraph (c) if (x) the conditions set forth in Section 6.03 would not be satisfied in respect of a Borrowing at the time such Swingline Loan was made and (y) the Required Revolving Credit Lenders shall have so notified the Swingline Lender in writing before such Swingline Loan was made and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.

Subject to the foregoing, each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from such Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve a Borrower of any default in the payment thereof.

SECTION 2.05. Revolving Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including the last paragraph of Section 2.05(b)), in addition to the Revolving Credit Loans provided for in Section 2.01, any Borrower may request the issuance of Revolving Letters of Credit for its own account (or for the account of any of its Subsidiaries) by a Revolving Issuing Lender, at any time and from time to time during the period commencing on the Closing Date through and including the date five Business Days preceding the Commitment Termination Date, which Revolving Letters of Credit may be denominated in Dollars or in any Agreed Foreign Currency and shall be in such form as is acceptable to such Issuing Lender in its reasonable determination, provided that no Revolving Issuing Lender shall be under any obligation to issue any Revolving Letter of Credit if the issuance of such Letter of Credit would violate one or more of the policies of such Issuing Lender generally applicable to the issuance of letters of credit (other than policies as to expiration dates that conflict with Section 2.05(d)). Revolving Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments up to the aggregate amount available to be drawn thereunder.

(b) Notice of Issuance; Redesignation, Etc. To request the issuance of a Revolving Letter of Credit (or the amendment, renewal or extension of an outstanding Revolving Letter of Credit), the respective Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Revolving Issuing Lender) to a Revolving Issuing Lender and the Administrative Agent (by the times specified in the next following sentence) a notice requesting the issuance of such Letter of Credit, or identifying the Revolving Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Revolving Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Revolving Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Revolving Letter of Credit. Such notice shall be given to the Administrative Agent (i) in the case of a Revolving Letter of Credit to be denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed issuance, amendment, renewal or extension and (ii) in the case of a Revolving Letter of Credit to be denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days (or four Business Days if longer notice is determined by the Administrative Agent to be required) before the date of the proposed issuance, amendment, renewal or extension.

If requested by such Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Revolving Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, a Revolving Issuing Lender relating to any Revolving Letter of Credit, the terms and conditions of this Agreement shall control.

Each Revolving Issuing Lender shall promptly notify the Administrative Agent of any Revolving Letters of Credit issued, amended, renewed or extended by it hereunder (or any Revolving Letter of Credit that shall have been cancelled or terminated) and shall deliver a report (in form and substance reasonably acceptable to the Administrative Agent) on the last Business Day of each month after the Closing Date detailing its Revolving Letter of Credit activity under this Agreement during such month.

Anything in this Agreement to the contrary notwithstanding, any notice requesting issuance of a Letter of Credit under this Agreement by any Issuing Lender shall, so long as the requested face amount of such Letter of Credit is less than the unused Synthetic LC Funding Amount (and, if such Letter of Credit is to be denominated in a Foreign Currency, less than the portion of the Foreign Currency Sublimit not then utilized by Synthetic Letters of Credit denominated in Foreign Currencies), such notice shall be deemed to be a request for the issuance of a Synthetic Letter of Credit by such Issuing Lender; otherwise such notice shall be deemed to be a request for the issuance of a Revolving Letter of Credit by such Issuing Lender. In addition, if at any time any one or more Revolving Letters of Credit of any one or more Issuing Lenders shall be outstanding in an aggregate face amount that is less than the unused Synthetic LC Funding Amount (and, if such Revolving Letters of Credit are denominated in Foreign Currencies, less than the portion of the Foreign Currency Sublimit not then utilized by Synthetic Letters of Credit denominated in Foreign Currencies), such Revolving Letters of Credit shall automatically, without action on the part of any Person, be redesignated as Synthetic Letters of Credit hereunder of the respective Issuing Lenders. The Administrative Agent shall promptly advise the Company, each Lender and each Issuing Lender of any such redesignation of a Revolving Letter of Credit as a Synthetic Letter of Credit.

(c) Limitation on Amount. A Revolving Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the respective Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments.

(d) Expiration Date. The applicable Borrower will have the right to request that the expiration date for a Revolving Letter of Credit be fixed (without giving effect to any extension thereof by reason of an interruption of business) for any date selected by such Borrower that is not later than five Business Days prior to the Commitment Termination Date. If any Revolving Letter of Credit includes an extension clause, it may provide that the respective Revolving Issuing Lender shall have the option to refuse to extend the expiration of such Revolving Letter of Credit to a date that is later than five Business Days prior to the Commitment Termination Date or that automatic extensions thereof will not be effective if the extended expiration date is later than the date five Business Days prior to the Commitment Termination Date.

(e) Participations. By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) by any Revolving Issuing Lender, and without any further action on the part of such Issuing Lender or any Lender, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Lender, a participation in such Revolving Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Revolving Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for account of the respective Revolving Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of the Dollar Equivalent of each Revolving LC Disbursement made by such Issuing Lender in respect of Revolving Letters of Credit issued by such Issuing Lender promptly upon the request of such Issuing Lender at any time from the time of such Revolving LC Disbursement until such Revolving LC Disbursement is reimbursed by the respective Borrower or at any time after any reimbursement payment is required to be refunded to such Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Revolving Credit Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to such Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the respective Revolving Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Credit Lenders and such Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse a Revolving Issuing Lender for any Revolving LC Disbursement shall not constitute a Loan and shall not relieve the respective Borrower of its obligation to reimburse such Revolving LC Disbursement.

(f) Reimbursement. If a Revolving Issuing Bank shall make any Revolving LC Disbursement in respect of a Revolving Letter of Credit, the respective Borrower shall reimburse such Issuing Bank in respect of such Revolving LC Disbursement by paying to the Administrative Agent an amount equal to such Revolving LC Disbursement (in the Currency thereof) not later than 12:00 noon, New York City time, on the Business Day immediately following the day that such Borrower receives notice of such Revolving LC Disbursement, provided that, if such Revolving LC Disbursement is denominated in Dollars and is not less than $1,000,000, such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with a Syndicated ABR Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Syndicated ABR Borrowing or Swingline Loan.

If the respective Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable Revolving LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage of the Dollar Equivalent thereof.

(g) Obligations Absolute. A Borrower’s obligation to reimburse Revolving LC Disbursements made in respect of a Revolving Letter of Credit issued for its account as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Revolving Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Revolving Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Revolving Issuing Lender under a Revolving Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Revolving Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Neither the Administrative Agent, the Revolving Credit Lenders nor any Revolving Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Revolving Letter of Credit by any Revolving Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Revolving Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse a Revolving Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Revolving Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) a Revolving Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Revolving Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Revolving Letter of Credit;

(ii) a Revolving Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Revolving Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by a Revolving Issuing Lender when determining whether drafts and other documents presented under a Revolving Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Revolving Issuing Lender for any Revolving Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Revolving Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower for whose account such Revolving Letter of Credit was issued by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make a Revolving LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Revolving Credit Lenders with respect to any such Revolving LC Disbursement.

(i) Interim Interest. If the Revolving Issuing Lender for any Revolving Letter of Credit shall make any Revolving LC Disbursement, then, unless the Borrowers shall reimburse such Revolving LC Disbursement in full on the date such Revolving LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Revolving LC Disbursement is made to but excluding the date that the Borrowers reimburse such Revolving LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrowers fail to reimburse such Revolving LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for the account of such Revolving Credit Lender to the extent of such payment.

(j) Existing Letters of Credit. Any letter of credit that has been issued under the Existing Loan Agreement by a Revolving Issuing Lender hereunder and that is designated as a “Revolving Letter of Credit” hereunder by the Company in a notice to the Administrative Agent and such Revolving Issuing Lender on the Closing Date shall, on the Closing Date, become a Revolving Letter of Credit of such Revolving Issuing Lender hereunder.

(k) Cash Collateralization. If any Borrower shall be required to provide cover for the Revolving LC Exposure of any Class pursuant to paragraphs (c) or (d) of Section 2.10, or the last paragraph of Article IX, such Borrower shall immediately deposit into a segregated collateral account or accounts (collectively, the “Revolving Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent cash in an amount in Dollars equal to the amount required under said paragraphs of Section 2.10 or the last paragraph of Article IX, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the Revolving LC Exposure under this Agreement and thereafter for the payment of the other Obligations, and for these purposes each Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in such Revolving Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

Amounts deposited in the Revolving Letter of Credit Collateral Account by any Borrower pursuant to paragraphs (c) or (d) of Section 2.10 shall be retained by the Administrative Agent and (i) in the case of amounts deposited pursuant to said paragraph (c), (x) applied to the payment of LC Disbursements in respect of Revolving Letters of Credit as and when the same shall become due (applied ratably to the respective amounts then due and payable to the respective Issuing Lenders) and (y) when all Revolving Letters of Credit shall have been drawn in full or terminated or expired or the condition set forth in said paragraph (c) ceases to exist, any balance therein shall be remitted to such Borrower upon three Business Days’ prior request to the Administrative Agent and (ii) in the case of amounts deposited pursuant to said paragraph (d), either (x) applied to the payment when due of that portion of the LC Disbursements made by the respective Issuing Lenders in excess of the amount thereof that the Revolving Credit Lenders are required to pay to the Revolving Issuing Lenders under paragraph (e) of this Section in respect of drawings on Revolving Letters of Credit (applied to the respective Issuing Lenders ratably in accordance with such excess amounts held by them) or (y) remitted to such Borrower as and to the extent required by Section 2.10(d), provided that, if any Event of Default shall occur and be continuing and the Lenders shall request the provision of cover for outstanding Letters of Credit pursuant to the last paragraph of Article IX, then the amounts deposited pursuant to paragraphs (c) or (d) of Section 2.10 shall be deemed to have instead been deposited pursuant to the last paragraph of Article IX.

Amounts deposited in the Revolving Letter of Credit Collateral Account by any Borrower pursuant to the last paragraph of Article IX shall be retained by the Administrative Agent until the payment in full of all Obligations and shall be applied as follows: first, to the payment of LC Disbursements in respect of Revolving Letters of Credit (applied to the LC Disbursements of the respective Issuing Lenders ratably in accordance with the respective amounts thereof), second, to the ratable payment of other Obligations that are then due and payable and third, after the payment in full of all Obligations, any balance in the Revolving Letter of Credit Collateral Account shall be remitted to such Borrower.

SECTION 2.06. Funding of Revolving Credit and Incremental Loan Borrowings.

(a) Funding by Lenders. Each Lender shall make each Revolving Credit Loan or Incremental Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the respective Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that Syndicated ABR Borrowings made to finance the reimbursement of a Revolving LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the respective Revolving Issuing Lender.

(b) Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Elections for Syndicated Borrowings. Subject to Section 2.03(d), the Loans constituting each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the respective Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section; provided that (i) a Syndicated Borrowing of a Class may only be continued or converted into a Syndicated Borrowing of the same Class, (ii) a Syndicated Borrowing denominated in one Currency may not be continued as, or converted to, a Syndicated Borrowing in a different Currency, (iii) no Eurocurrency Borrowing of any Class may be continued if, after giving effect thereto, the aggregate Revolving Credit Exposures or Incremental Loan Exposures of the relevant Class would exceed the aggregate Commitments, and (iv) a Eurocurrency Borrowing denominated in a Foreign Currency may not be converted to a Borrowing of a different Type. The respective Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Notice of Elections. To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).

(d) Notification by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the respective Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, (i) if such Borrowing is denominated in Dollars, at the end of such Interest Period such Borrowing shall be converted to a Syndicated ABR Borrowing of the same Class, and (ii) if such Borrowing is denominated in a Foreign Currency, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent at the request of the Required Revolving Credit Lenders (in the case of Revolving Credit Borrowings) or the Required Incremental Lenders for particular Series (in the case of Incremental Borrowings of such Series) so notifies such Borrower, then, so long as an Event of Default is continuing no outstanding Eurocurrency Borrowing may have an Interest Period of more than one month’s duration.

SECTION 2.08. Termination, Reduction and Increase of Revolving Credit Commitments.

(a) Scheduled Termination and Reduction. Unless previously terminated, (i) the Revolving Credit Commitments shall terminate at the close of business on the Commitment Termination Date and (ii) the Incremental Loan Commitments of any Series shall terminate on the close of business on the commitment termination date, and shall reduce on the dates and in the amounts (if any), specified in the agreement establishing such Series pursuant to Section 2.01(b).

(b) Voluntary Terminations and Reductions. The Borrowers may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of such Class shall be in an amount that is at least equal to $10,000,000 or any greater multiple of $5,000,000, (ii) the Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of Revolving Credit Loans (or cover for Revolving Letters of Credit by deposit by any Obligor to the Revolving Credit Letter of Credit Collateral Account) in accordance with the terms hereof, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments and (iii) the Borrowers shall not terminate or reduce the Incremental Loan Commitments of any Series if, after giving effect to any concurrent prepayment of the Incremental Loans of such Series in accordance with Section 2.10, the total Incremental Loan Exposures of such Series would exceed the total Incremental Loan Commitments of such Series.

(c) Notification of Termination or Reduction. The Borrowers shall notify the Administrative Agent of any election to terminate or reduce Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the appropriate Revolving Credit Lenders or Incremental Loan Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of Commitments of a Class delivered by the Borrowers may state that such notice is conditioned upon the issuance of securities or the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments of a Class shall be permanent. Each reduction of the Commitments of a Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments.

(e) Increase of the Commitments.

(i) Requests for Increase by Borrowers. The Borrowers may, at any time prior to the Commitment Termination Date, propose that the Revolving Credit Commitments be increased (each such proposed increase being a “Commitment Increase”) by notice to the Administrative Agent, specifying each existing Revolving Credit Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”) that shall have agreed to an additional Revolving Credit Commitment and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date; provided that:

(A) the minimum amount of any such increase shall be $20,000,000 or a larger multiple of $1,000,000, and the minimum amount of the Revolving Credit Commitment of any Assuming Lender, and the minimum amount of the increase of the Revolving Credit Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000 in excess thereof;

(B) the aggregate amount of any such Commitment Increase, together with the aggregate amount of all Incremental Loan Commitments of all Series established pursuant to Section 2.01(b) and any increase of Synthetic LC Funding Amounts pursuant to Section 3.08(e), shall not exceed $100,000,000;

(C) the Company shall have delivered to the Administrative Agent certificate of the Company stating on such Commitment Increase Date that (i) no Default has occurred and is continuing and (ii) the representations and warranties contained in this Agreement are true and correct in all material respects as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(D) each Assuming Lender shall be acceptable to the Administrative Agent and each Revolving Issuing Lender (who agree not to withhold acceptance unreasonably).

(ii) Effectiveness of Commitment Increase. Each Assuming Lender, if any, shall become a Revolving Credit Lender hereunder as of such Commitment Increase Date and the Revolving Credit Commitment of any Increasing Lender and such Assuming Lender shall be increased as of such Commitment Increase Date; provided that:

(x) the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Company stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing paragraph (i) has been satisfied; and

(y) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Commitment Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent, pursuant to which such Lender shall, effective as of such Commitment Increase Date, undertake a Revolving Credit Commitment or an increase of Revolving Credit Commitment duly executed by such Assuming Lender and the Borrowers and acknowledged by the Administrative Agent.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Revolving Credit Lenders (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrowers.

(iv) Adjustments of Borrowings. On the Commitment Increase Date, the Borrowers shall (A) prepay in full the outstanding Revolving Credit Loans (if any) made to them, (B) simultaneously borrow new Revolving Credit Loans hereunder in an amount equal to such prepayment and (C) pay to the Revolving Credit Lenders the amounts, if any, payable under Section 2.15 as a result of any such prepayment; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Lender shall be effected by book entry to the extent that any portion of the amount prepaid to such Lender will be subsequently borrowed from such Lender and (y) the existing Lenders, the Increasing Lenders and the Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Credit Loans are held ratably by the Revolving Credit Lenders in accordance with the respective Revolving Credit Commitments of the Revolving Credit Lenders (after giving effect to such Commitment Increase). Concurrently therewith, the Revolving Credit Lenders shall be deemed to have adjusted their participation interests in any outstanding Revolving Letters of Credit so that such interests are held ratably in accordance with their Revolving Credit Commitments as so increased.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrowers hereby unconditionally jointly and severally promise to pay the Loans of each Class as follows:

(i) to the Administrative Agent for account of the Revolving Credit Lenders, the outstanding principal amount of the Syndicated Revolving Credit Loans on the Commitment Termination Date;

(ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Commitment Termination Date and the fifth Business Day after such Swingline Loan is made; and

(iii) to the Administrative Agent for account of the Incremental Loan Lenders of any Series, the outstanding principal amount of the Incremental Loans of such Series on the maturity date for such Incremental Loans specified at the date such Incremental Loans are established hereunder.

(b) Manner of Payment. Prior to any repayment or prepayment of any Revolving Credit Borrowings or Incremental Loan Borrowings of any Class hereunder, the respective Borrower shall select the Borrowing or Borrowings of such Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings of a Class shall be applied to repay any outstanding ABR Borrowings of such Class before any other Borrowings of such Class. If the respective Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of the applicable Class and, second, to other Borrowings of such Class in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Syndicated Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Records by Lenders. Each Revolving Credit Lender and Incremental Loan Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit or Incremental Loan of any Series made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the Borrower, amount and Currency of each Revolving Credit Loan and Incremental Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount and Currency of any principal or interest due and payable or to become due and payable from such Borrower to each Lender of such Class hereunder and (iii) the amount and Currency of any sum received by the Administrative Agent hereunder for account of such Lenders and each such Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Revolving Credit Lender or Incremental Loan Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of a Borrower to repay the Revolving Credit Loans or Incremental Loans made to it in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Revolving Credit Lender or Incremental Loan Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.08) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Syndicated Loans or Swingline Loans in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (e) of this Section 2.10.

(b) Mandatory Prepayments - Casualty Events and Asset Sales. The Borrowers shall make prepayments of the Revolving Credit and Incremental Loans hereunder as follows (it being understood that the Borrowers shall not be required to provide cover for Revolving LC Exposure as a result of any such events):

(i) Casualty Events. Upon the date 365 days following the receipt by a Borrower or any of its Restricted Subsidiaries of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any property of such Borrower or any of its Restricted Subsidiaries (or upon such earlier date as such Borrower or such Restricted Subsidiary, as the case may be, shall have determined not to, directly or through one or more of its Subsidiaries, repair or replace the property affected by such Casualty Event or, directly or through one or more of its Subsidiaries, to apply the proceeds of such Casualty Event to purchase other capital assets), such Borrower shall prepay such Loans in an aggregate amount, if any, equal to 100% of the Net Cash Proceeds of such Casualty Event not theretofore applied or committed to be applied, directly or through one or more of its Subsidiaries, to the repair or replacement of such property or purchase of other capital assets (it being understood that if Net Cash Proceeds committed to be applied are not in fact applied within twelve months of the respective Casualty Event, then such Proceeds shall be applied to the prepayment of Loans as provided in this clause (i) at the expiration of such twelve-month period), such prepayment to be effected in each case in the manner and to the extent specified in clause (iii) of this Section 2.10(b).

(ii) Sale of Assets. Without limiting the obligation of the Borrowers to obtain the consent of the Required Lenders to any Disposition not otherwise permitted hereunder, each Borrower agrees, on or prior to the occurrence of any Disposition affecting property of such Borrower or any of its Restricted Subsidiaries, to deliver to the Administrative Agent a statement certified by a Financial Officer, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Proceeds of such Disposition that will (on the date of such Disposition) be received by such Borrower or any of its Restricted Subsidiaries in cash and, unless such Borrower or Restricted Subsidiary shall elect to reinvest such Net Cash Proceeds as provided below, such Borrower or any other Borrower (at such Borrower’s option) will prepay such Loans hereunder as follows:

(x) upon the date of such Disposition, in an aggregate amount equal to 100% of such estimated amount of the Net Cash Proceeds of such Disposition, to the extent received by such Borrower or any of its Restricted Subsidiaries in cash on the date of such Disposition; and

(y) thereafter, quarterly, on the date of the delivery by the Parent to the Administrative Agent pursuant to Section 7.01 of the financial statements for any quarterly fiscal period or fiscal year, to the extent such Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds during the quarterly fiscal period ending on the date of such financial statements in cash under deferred payment arrangements or Disposition Investments entered into or received in connection with any Disposition, an amount equal to (A) 100% of the aggregate amount of such Net Cash Proceeds minus (B) any transaction expenses associated with Dispositions and not previously deducted in the determination of Net Cash Proceeds plus (or minus, as the case may be) (C) any other adjustment received or paid by such Borrower or any of its Restricted Subsidiaries pursuant to the respective agreements giving rise to Dispositions and not previously taken into account in the determination of the Net Cash Proceeds of Dispositions, provided that, if prior to the date upon which such Borrower would otherwise be required to make a prepayment under this clause (y) with respect to any quarterly fiscal period, the aggregate amount of such Net Cash Proceeds (after giving effect to the adjustments provided for in this clause (y)) shall exceed $25,000,000, then such Borrower shall within three Business Days make a prepayment under this clause (y) in an amount equal to such required prepayment.

Prepayments of Loans shall be effected in each case in the manner and to the extent specified in clause (iii) of this Section 2.10(b).

Notwithstanding the foregoing, a Borrower shall not be required to make a prepayment pursuant to this Section 2.10(b)(ii) with respect to the Net Cash Proceeds from any Disposition in the event that such Borrower advises the Administrative Agent at the time a prepayment is required to be made under the foregoing clauses (x) or (y) that it or such Restricted Subsidiary intends to reinvest, directly or through one of more of its Subsidiaries, such Net Cash Proceeds into assets pursuant to one or more Capital Expenditures or acquisitions of assets permitted hereunder, so long as the Net Cash Proceeds from any Disposition by such Borrower or any of its Restricted Subsidiaries are in fact so reinvested within twelve months of such Disposition (it being understood that, in the event more than one Disposition shall occur during any twelve-month period, the Net Cash Proceeds received in connection with such Dispositions shall be reinvested in the order in which such Dispositions shall have occurred) and, accordingly, any such Net Cash Proceeds so held for more than twelve months shall be forthwith applied to the prepayment of Loans as provided in clause (iii) of this Section 2.10(b).

(iii) Application. Upon the occurrence of any of the events described in the above paragraphs of this Section 2.10(b), but subject to the last paragraph of Section 11.05(a), the amount of the required prepayment shall be applied first to the prepayment of any Swingline Loans and second to the prepayment of any other Loans (including Incremental Loans), without reduction of the Revolving Credit Commitments or any Incremental Loan Commitments.

(c) Mandatory Prepayments - Outstandings Exceeding Commitments. The Borrowers will prepay the Revolving Credit Loans (and/or provide cover for the Revolving LC Exposure as specified in Section 2.05(k)) in the event that the aggregate amount of the Revolving Credit Exposure shall at any time exceed the aggregate amount of the Revolving Credit Commitments for any reason other than changes in exchange rates, and will prepay the Incremental Loans of any Series in the event that the aggregate amount of the Incremental Loan Exposure of such Series shall at any time exceed the aggregate amount of the Incremental Loan Commitments of such Series for any such reason.

(d) Mandatory Prepayments due to Changes in Exchange Rates.

(i) Determination of Amount Outstanding. On each Monthly Date or Revolving Discretionary Request Date (as defined below), on each date that a Borrower shall request a Borrowing or the issuance, amendment, renewal or extension of a Revolving Letter of Credit and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Revolving Credit Exposure and Incremental Loan Exposure of each Series. For the purpose of this determination, the outstanding principal amount of any Loan or face amount of any Revolving Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Loan or Letter of Credit, determined as of such Monthly Date or Revolving Discretionary Request Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the relevant Lenders and the Borrowers thereof.

(ii) Prepayment and Cover. If, on the date of such determination (after giving effect to any prior or substantially concurrent deposit made by the respective Borrower, at its option, to the Revolving Letter of Credit Collateral Account) the aggregate Revolving Credit Exposure or Incremental Loan Exposure of any Series exceeds the aggregate amount of the Revolving Credit Commitments or Incremental Loan Commitments of such Series, as applicable and as then in effect (such excess, whether attributable to Loans or Letters of Credit, an “Excess”), the Borrowers shall, if requested by the Administrative Agent (or, in the case of Revolving Credit Exposure, by any Revolving Issuing Lender), within three Business Days following the Borrowers’ receipt of such request:

(A) if any Loans of such Class are outstanding, prepay all such Loans or such portion thereof as is sufficient to eliminate the Excess, and

(B) if such prepayment is not sufficient to eliminate the Excess, provide cover for Revolving LC Exposure pursuant to Section 2.05(k) in an amount sufficient to eliminate the Excess.

For purposes hereof, “Currency Valuation Notice” means, with respect to any Class, a notice given by the Required Revolving Credit Lenders or any Revolving Issuing Lender (in the case of Revolving Credit Exposure) or the Required Incremental Lenders for particular Series (in the case of Incremental Loan Exposure of such Series) to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Revolving Credit Exposure or Incremental Loan Exposure of a Series, as applicable.

Any prepayment of Loans constituting Revolving Credit Exposure pursuant to this paragraph shall be applied, first, to Swingline Loans outstanding and second, to Syndicated Revolving Credit Loans outstanding. Any prepayment of Incremental Loans of any Class shall be applied to the Incremental Loans of such Class outstanding.

If as at any Monthly Date (or on up to two other dates during any calendar year requested by the Company; any such date being herein called a “Revolving Discretionary Request Date”) it shall be determined that the aggregate amount of Revolving Credit Exposure is less than the Revolving Credit Commitments and any cover is at the time held by the Administrative Agent under Section 2.05(k), the Administrative Agent shall, within three Business Days after request therefor by the Company, remit such portion (or all) of such cover as will not result in the aggregate Revolving Credit Exposure exceeding the Revolving Credit Commitments.

(e) Notices, Etc. The Borrowers shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time (or, in the case of a Borrowing denominated in a Foreign Currency, 11:00 a.m., London time), three Business Days before the date of prepayment, (ii) in the case of prepayment of a Syndicated ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments of a Class as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Syndicated Borrowing of a Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing.

(f) Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

SECTION 2.11. Fees.

(a) Revolving Facility Fees. The Company agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a facility fee (herein, the “Revolving Facility Fee”), which shall accrue at a rate per annum equal to the Applicable Margin, on the daily average unused amount of the Revolving Credit Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Credit Commitment terminates. Accrued facility fees shall be payable in arrears on each Quarterly Date and, in respect of any Revolving Credit Commitments, on the date such Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing facility fees, the Revolving Credit Commitment of a Lender shall be deemed to be used to the extent of the outstanding Syndicated Revolving Credit Loans and Revolving LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Incremental Loan Fees. The Company agrees to pay to the Administrative Agent for the account of each Incremental Loan Lender of a Series the facility fee, if any, agreed to be paid in respect of the Incremental Loan Commitments of such Series at the time such Commitments are established pursuant to Section 2.01(b).

(c) Letter of Credit Fees. Each Borrower agrees to pay with respect to Revolving Letters of Credit outstanding hereunder that are issued for its account the following fees:

(i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Revolving Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of such Lender’s Revolving LC Exposure (excluding any portion thereof attributable to unreimbursed Revolving LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which there shall no longer be any Revolving Letters of Credit outstanding hereunder, and

(ii) to the Revolving Issuing Lender of each Revolving Letter of Credit (x) a fronting fee, which shall accrue at the rate of 1/8 of 1% per annum on the average daily amount of the Revolving LC Exposure of such Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (e) of Section 2.05, and excluding any portion thereof attributable to unreimbursed Revolving LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there shall no longer be any Revolving Letters of Credit of such Issuing Lender outstanding hereunder, and (y) such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Revolving Letter of Credit or processing of drawings thereunder.

Accrued participation fees and fronting fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to a Revolving Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) Administrative Agency Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed in writing between the Company and the Administrative Agent.

(e) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (except for fronting fees, which shall be paid directly to the respective Revolving Issuing Lenders) for distribution to the Revolving Credit Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

SECTION 2.12. Interest.

(a) ABR Loans. Revolving Credit Loans and Incremental Loans constituting each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Eurocurrency Loans. Revolving Credit Loans and Incremental Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Revolving Credit Loan or Incremental Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Revolving Credit Loan or Incremental Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and, in the case of Syndicated Loans of any Class, upon termination of the Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Syndicated ABR Loan prior to the Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion and (iv) all accrued interest on Revolving Credit Loans shall be payable upon termination of the Revolving Credit Commitments, and all accrued interest on the Incremental Loans of any Series shall be payable upon termination of the Incremental Loan Commitments of such Series.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any Eurocurrency Borrowing of a Class (the Currency of such Borrowing herein called the “Affected Currency”):

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for the Affected Currency for such Interest Period; or

(b) the Administrative Agent is advised by the Required Revolving Credit Lenders (if such Borrowing is a Syndicated Borrowing) or the Required Incremental Lenders of the relevant Series (is such Borrowing is an Incremental Borrowing) that the Adjusted LIBO Rate for the Affected Currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the affected Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Syndicated Borrowing of such Class to, or the continuation of any Syndicated Borrowing of such Class as, a Eurocurrency Borrowing denominated in the Affected Currency shall be ineffective and, if the Affected Currency is Dollars, such Syndicated Borrowing (unless prepaid) shall be continued as, or converted to, a Syndicated ABR Borrowing, (ii) if the Affected Currency is Dollars and any Borrowing Request requests a Eurocurrency Borrowing of such Class denominated in Dollars, such Borrowing shall be made as a Syndicated ABR Borrowing and (iii) if the Affected Currency is a Foreign Currency, any Borrowing Request that requests a Eurocurrency Borrowing of such Class denominated in the Affected Currency shall be ineffective; provided that, in the case of clause (b) above: (x) at the request of the affected Borrower, the Required Revolving Credit Lenders or the Required Incremental Lenders of such Series, as the case may be, shall propose an increased Applicable Margin for Borrowings of such Class denominated in the Affected Currency that would result in the Adjusted LIBO Rate for such Affected Currency plus the amount of such increase adequately and fairly reflecting the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period and (y) if such Borrower accepts such increase, then such increase shall become effective during such Interest Period in lieu of the consequences described in the preceding clauses (x), (y) and (z) during such Interest Period.

SECTION 2.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Revolving Issuing Lender; or

(ii) impose on any Lender or any Revolving Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Revolving Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Revolving Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the relevant Borrower will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Revolving Issuing Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans and Revolving Letters of Credit held by, such Lender, or the Revolving Letters of Credit issued by such Issuing Lender, to a level deemed to be material by such Lender or such Issuing Lender below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or a Revolving Issuing Lender setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender and such Revolving Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Revolving Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or a Revolving Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  Taxes.  This Section 2.14 shall not apply to increased costs with respect to Taxes with respect to payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document, which shall be governed solely by Section 11.04.

SECTION 2.15. Break Funding Payments.  In the event of (a) the payment of any principal of any Syndicated Eurocurrency Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Syndicated Eurocurrency Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.10(e) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrowers pursuant to Section 2.17 of any Syndicated Eurocurrency Loan other than on the last day of an Interest Period therefor, then, in any such event, the respective Borrowers shall compensate each Revolving Credit or Incremental Lender, as applicable, for the loss, cost and expense attributable to such event.

In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Currency for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for deposits denominated in such Currency from other banks in the eurocurrency market at the commencement of such period.

Payment under this Section shall be made upon request of a Lender delivered not later than five Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error. The respective Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Redenomination; Ratable Treatment; Sharing Of Set-Offs.

(a) Redenomination Upon Default. If a Borrower shall fail to pay any principal of any Loan when due at stated maturity or by acceleration, the unpaid portion of such Loan shall, if such Loan is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and upon the occurrence and continuation of any Event of Default under Section 9(b) with respect to any Loan that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees in respect of Revolving Credit Loans or the Incremental Loans of any Series, or in respect of unreimbursed Revolving LC Disbursements, then due hereunder, such funds shall be applied (i) first, to pay interest and fees of the applicable Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees of such Class then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements of such Class then due to such parties.

(c) Ratable Treatment. Except to the extent otherwise provided herein: (i) each Syndicated Borrowing of a Class shall be made from the Lenders of such Class, each payment of facility fee under Section 2.11 shall be made for account of the Lenders of the applicable Class, and each termination or reduction of the amount of the Commitments of a Class under Section 2.08 shall be applied to the respective Commitments of the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Syndicated Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Syndicated Loans of a Class by a Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class held by them; and (iv) each payment of interest on Syndicated Loans of a Class by a Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to the respective Lenders.

(d) Sharing of Payments by Lenders. If any Lender of any Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans, or participations in Revolving LC Disbursements or Swingline Loans, of such Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans, and participations in Revolving LC Disbursements and Swingline Loans, and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans, and participations in Revolving LC Disbursements and Swingline Loans, of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans, and participations in Revolving LC Disbursements and Swingline Loans, of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Revolving LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment or prepayment is due to the Administrative Agent for account of the Revolving Credit Lenders or Incremental Loan Lenders of any Series, or a Revolving Issuing Lender, hereunder that such Borrower will not make such payment or prepayment, the Administrative Agent may assume that such Borrower has made such payment or prepayment, as the case may be, on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to such Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment or prepayment, then each of such Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f) Certain Deductions by the Administrative Agent. If any Revolving Credit Lender or Incremental Loan Lender of any Series shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e), 2.06(b) or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.17. Replacement of Lenders.  If any Revolving Credit or Incremental Loan Lender of any Class requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any such Lender or any Governmental Authority for account of such Lender pursuant to Section 11.04, or if any such Lender defaults in its obligation to fund Loans hereunder, or if any such Lender does not consent to a proposed amendment, modification or waiver of this Agreement or any other Loan Document requested by the Borrowers which has been approved by the Required Lenders but which requires the consent of such Lender (or such Lender and other Lenders) to become effective, then the Company may, at its sole expense (and without any obligation on the Administrative Agent or any Lender to co-operate or assist in any way in locating an assignee), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) the Company shall have received the prior consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Revolving Issuing Lenders and the Swingline Lender), which consents shall not unreasonably be withheld,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit and Incremental Loans (and participations in Revolving LC Disbursements and Swingline Loans), as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 11.04, such assignment will result in a reduction in such compensation or payments; provided, however, the assignor hereunder shall not be liable to the Administrative Agent for any assignment fee provided in Section 11.08(b)(ii)(D).

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.18. Defeasance of Revolving Letters of Credit . The Borrowers may, upon not less than three Business Days’ prior notice to the Administrative Agent stating that it is exercising its rights under this Section 2.18 (which shall promptly notify all of the Revolving Credit Lenders), take the following actions (each of which shall be effected concurrently):

(a) terminate the Revolving Credit Commitments and Incremental Loan Commitments of each Series in accordance with Section 2.08(b),

(b) pay or prepay in accordance with Section 2.10(a) the principal of and interest on all Revolving Credit Loans, Swingline Loans and Incremental Loans of each Series and pay all Revolving LC Disbursements, fees and other amounts outstanding hereunder and under the other Loan Documents that are payable in connection with Revolving Credit Loans, Synthetic Loans, Incremental Loans of each Series and Revolving Letters of Credit, and

(c) provide to each Revolving Issuing Lender either or both (or a combination of both) of (i) cash collateral for the Borrowers’ reimbursement obligations for each Revolving Letter of Credit issued by such Revolving Issuing Lender then outstanding in amount equal to 101% of (and in the same currency as) the undrawn amount of such Letter of Credit, under arrangements satisfactory to such Revolving Issuing Lender or (ii) a letter of credit issued to such Issuing Lender covering the Borrowers’ reimbursement obligations for each Revolving Letter of Credit issued by such Revolving Issuing Lender then outstanding in amount equal to the sum of 101% of (and in the same currency as) the undrawn amount of such Letter of Credit together with an additional letter of credit issued to such Issuing Lender in an amount (in Dollars) equal to the letter of credit fees under Section 2.11(c) that will accrue (at the highest Applicable Margin) for the period from the date of the issuance of such letter of credit to the date of scheduled expiration of such Letter of Credit (taking into account extensions), the form and issuer of each such letter of credit to be satisfactory to such Revolving Issuing Lender.

Upon each of such actions being taken, (x) the obligations of the Revolving Credit Lenders under Section 2.05(e) shall terminate and (y) the obligations of the Borrowers under Section 2.11(a) and 2.11(c)(i) shall terminate.

ARTICLE III

THE SYNTHETIC LETTER OF CREDIT FACILITY

SECTION 3.01. Synthetic LC Credit-Linked Deposit Accounts .

(a) Establishment of Accounts. On or prior to the Closing Date, the Administrative Agent shall establish a Synthetic LC Credit-Linked Deposit Account at BNP Paribas with the title “Synthetic LC Lenders Credit-Linked Deposit Account”. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Synthetic LC Lender in the Synthetic LC Credit-Linked Deposit Account (the interest of each Synthetic LC Lender in the Synthetic LC Credit-Linked Deposit Account, as evidenced by such records, being referred to as such Lender’s “Synthetic LC Credit-Linked Sub-Account”). The Administrative Agent shall establish such additional Synthetic LC Credit-Linked Sub-Accounts for assignee Lenders as shall be required pursuant to Section 11.08(b). No Person (other than the Administrative Agent) shall have the right to make any withdrawal from the Synthetic LC Credit-Linked Deposit Account or to exercise any other right or power with respect thereto.

Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Synthetic LC Credit-Linked Deposits are and will at all times be solely the property of the Synthetic LC Lenders, that the Synthetic LC Credit-Linked Deposits shall be used solely in accordance with this Agreement and that no amount on deposit at any time in the Synthetic LC Credit-Linked Deposit Account shall be the property of any of the Obligors, constitute collateral for any Obligations of the Obligors under the Loan Documents or otherwise be available in any manner to satisfy any Obligations of any of the Obligors under the Loan Documents. Each Synthetic LC Lender agrees that its right, title and interest in and to the Synthetic LC Credit-Linked Deposit Account shall be limited to the right to require amounts in its Synthetic LC Credit-Linked Sub-Account to be applied as provided in paragraph (c) below and that it will have no right to require the return of its Synthetic LC Credit-Linked Deposit other than as expressly provided in said paragraph (c) (each Synthetic LC Lender hereby acknowledging that its Synthetic LC Credit-Linked Deposit constitutes payment for its participations in Synthetic Letters of Credit issued or to be issued hereunder and that the Synthetic LC Issuing Lenders will be issuing, amending, renewing and extending Synthetic Letters of Credit in reliance on the availability of such Lender’s Synthetic LC Credit-Linked Deposit to discharge such Lender’s obligations in accordance with Section 3.05(f)). The funding of the Synthetic LC Credit-Linked Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements solely among the Administrative Agent, the Synthetic LC Issuing Lenders and the Synthetic LC Lenders with respect to the funding and reimbursement obligations of the Synthetic LC Lenders under this Agreement, and do not constitute loans, extensions of credit or other financial accommodations to any Obligor.

No Obligor shall have any responsibility or liability to the Synthetic LC Lenders, the Administrative Agent or any other Person in respect of the establishment, maintenance, administration or misappropriation of the Synthetic LC Credit-Linked Deposit Account (or any Synthetic LC Credit-Linked Sub-Account) or with respect to the investment of amounts held therein, including pursuant to paragraph (d) below, or the duties and responsibilities of the Administrative Agent with respect to the foregoing contemplated by paragraph (e) below.

(b) Deposits in Synthetic LC Credit-Linked Deposit Account. The following amounts will be deposited in the Synthetic LC Credit-Linked Deposit Account at the following times:

(i) Deposits on Closing Date. On the Closing Date, each Synthetic LC Lender shall deposit in the Synthetic LC Credit-Linked Deposit Account an amount in Dollars equal to such Lender’s Synthetic LC Funding Amount. Thereafter, the Synthetic LC Credit-Linked Deposits shall be available, on the terms and subject to the conditions set forth herein, for application pursuant to Section 3.05(f) to reimburse such Lender’s Applicable Percentage of Synthetic LC Disbursements that are not reimbursed by the applicable Borrower.

(ii) Application of Reimbursement Payments. On any date prior to the Commitment Termination Date on which the Administrative Agent receives any reimbursement payment from a Borrower in respect of a Synthetic LC Disbursement with respect to which amounts were withdrawn from the Synthetic LC Credit-Linked Deposit Account to reimburse or pay such Issuing Lender, subject to clause (iv) below, the Administrative Agent shall deposit in the Synthetic LC Credit-Linked Deposit Account, and credit to the Synthetic LC Credit-Linked Sub-Accounts of the Synthetic LC Lenders, the portion of such reimbursement or other payment to be deposited therein. Any such reimbursement payment received directly by a Synthetic LC Issuing Lender shall be forthwith remitted to the Administrative Agent for application as described in the preceding sentence.

(iii) Application of Synthetic LC Term Loan Payments. On any date prior to the Commitment Termination Date on which the Administrative Agent receives any payment from a Borrower in respect of a Synthetic LC Term Loan, subject to clause (iv) below, the Administrative Agent shall deposit in the Synthetic LC Credit-Linked Deposit Account, and credit to the Synthetic LC Credit-Linked Sub-Accounts of the Synthetic LC Lenders, the portion of such payment to be deposited therein. Any such payment received directly by a Synthetic LC Lender shall be forthwith remitted to the Administrative Agent for application as described in the preceding sentence.

(iv) Application of Excess Deposits. If, at any time when any amount is required to be deposited in the Synthetic LC Credit-Linked Deposit Account under clause (ii) or (iii) above, the sum of such amount and the aggregate amount of the Synthetic LC Credit-Linked Deposits at such time would exceed the higher of the total aggregate Synthetic LC Funding Amounts and the Synthetic LC Exposure, then such excess shall not be deposited in the Synthetic LC Credit-Linked Deposit Account and the Administrative Agent shall instead pay to each Synthetic LC Lender its Applicable Percentage of such excess.

(v) Assignments by Synthetic LC Lenders. Concurrently with the effectiveness of any assignment by any Synthetic LC Lender of all or any portion of its Synthetic LC Funding Amount, the Administrative Agent shall transfer into the Synthetic LC Credit-Linked Sub-Account of the assignee the corresponding portion of the amount on deposit in the assignor’s Synthetic LC Credit-Linked Sub-Account in accordance with Section 11.08(b)(iii).

(c) Withdrawals From and Closing of Synthetic LC Credit-Linked Deposit Account. Amounts on deposit in the Synthetic LC Credit-Linked Deposit Account shall be withdrawn and distributed (or transferred, in the case of clause (vi) below) as follows:

(i) Payments to Synthetic LC Issuing Lenders. On each date on which a Synthetic LC Issuing Lender is to be reimbursed by the Lenders pursuant to Section 3.05(f) for any Synthetic LC Disbursement (including any such reimbursement to be made from the proceeds of a Synthetic LC Term Loan as provided in Section 3.06), the Administrative Agent shall withdraw from the Synthetic LC Credit-Linked Deposit Account the amount of such unreimbursed Synthetic LC Disbursement (and debit the Synthetic LC Credit-Linked Sub-Account of each Synthetic LC Lender in the amount of such Lender’s Applicable Percentage of such unreimbursed Synthetic LC Disbursement) and make such amount available to such Issuing Lender in accordance with Section 3.05(f).

(ii) Reductions of Synthetic LC Funding Amounts. Concurrently with each voluntary reduction of the Synthetic LC Funding Amounts pursuant to and in accordance with Section 3.08(b), the Administrative Agent shall withdraw from the Synthetic LC Credit-Linked Deposit Account and pay to each Synthetic LC Lender such Lender’s Applicable Percentage of the amount of such reduction (provided that, after giving effect thereto, the aggregate amount of the Synthetic LC Credit-Linked Deposits is not less than the greater of the Synthetic LC Exposure or Synthetic LC Funding Amounts).

(iii) Reduction of Synthetic LC Funding Amounts to Zero. Concurrently with any reduction of the total aggregate Synthetic LC Funding Amounts to zero pursuant to and in accordance with Section 3.08(b) or Article IX, the Administrative Agent shall withdraw from the Synthetic LC Credit-Linked Deposit Account and pay to each Synthetic LC Lender such Lender’s Applicable Percentage of the excess at such time of the aggregate amount of the Synthetic LC Credit-Linked Deposits over the Synthetic LC Exposure.

(iv) Assignments by Synthetic LC Lenders. Concurrently with the effectiveness of any assignment by any Synthetic LC Lender of all or any portion of its Synthetic LC Funding Amount, the corresponding portion of the assignor’s Synthetic LC Credit-Linked Sub-Account shall be transferred from the assignor’s Synthetic LC Credit-Linked Sub-Account to the assignee’s Synthetic LC Credit-Linked Sub-Account in accordance with Section 11.08(b) and, if required by Section 11.08(b), the Administrative Agent shall close such assignor’s Synthetic LC Credit-Linked Sub-Account.

(v) Reduction of Synthetic LC Exposure to Zero. Upon the reduction of each of the Synthetic LC Funding Amounts and the Synthetic LC Exposure to zero (or the Defeasance of all Synthetic LC Exposure pursuant to Section 3.18), the Administrative Agent shall withdraw from the Synthetic LC Credit-Linked Deposit Account and pay to each Synthetic LC Lender the entire remaining amount of such Lender’s Synthetic LC Credit-Linked Deposit, and shall close the Synthetic LC Credit-Linked Deposit Account.

Each Synthetic LC Lender irrevocably and unconditionally agrees that its Synthetic LC Credit-Linked Deposit may be applied or withdrawn from time to time as set forth in this paragraph (c).

(d) Deposit Earnings; Early Withdrawals. Each of the Administrative Agent, each Synthetic LC Issuing Lender and each Synthetic LC Lender hereby acknowledges and agrees that each Synthetic LC Lender is funding its Synthetic LC Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 3.05(f) and that the Administrative Agent has agreed to invest the Synthetic LC Credit-Linked Deposits so as to earn a return (except during periods when such Synthetic LC Credit-Linked Deposits are used to cover unreimbursed Synthetic LC Disbursements that have not been repaid when due (at stated maturity, by acceleration or otherwise), and subject to Section 3.13) for the Synthetic LC Lenders equal at any time to (i) the LIBO Rate for Interest Periods of three-months duration minus (ii) 10 basis points; provided that, in the event that a Borrower shall revoke any notice of prepayment pursuant to Section 3.10(c), the Administrative Agent shall use commercially reasonable efforts to invest the Synthetic LC Credit-Linked Deposits that are affected thereby in a manner that is consistent with its policies relating to such deposits. Such interest will be paid to the Synthetic LC Lenders by the Administrative Agent in arrears on each day on which fees are due and payable to the Synthetic LC Lenders under Section 3.11(a).

In the event that a Borrower shall request a Synthetic LC Term Loan be made on a day other than the last day of an Interest Period for the Synthetic LC Credit-Linked Deposits, such Borrower shall be required to pay to each Synthetic LC Lender the amounts required to be paid under Section 3.15 as a result thereof. In the event that a Borrower shall repay a Synthetic LC Term Loan and the proceeds thereof shall be redeposited to the Synthetic LC Credit-Linked Deposit Account other than on the last day of the three-month Interest Period for deposits in the Synthetic LC Credit-Linked Deposit Account, the Administrative Agent has agreed to invest such proceeds for an Interest Period commencing on the date of such payment to but not including the last day of such three-month Interest Period so as to earn a return as provided in the preceding paragraph equal to (i) the LIBO Rate for an Interest Period of such shorter duration minus (ii) 10 basis points.

(e) Sufficiency of Deposits to Provide for Synthetic LC Exposure. Notwithstanding any other provision of this Agreement, no Synthetic Letter of Credit shall be issued, if after giving effect thereto the Synthetic LC Exposure would exceed the aggregate amount of the Synthetic LC Credit-Linked Deposits.

(f) Satisfaction of Lender Funding Obligations. The Borrower and each Synthetic LC Issuing Lender acknowledge and agree that, notwithstanding any other provision contained herein (but without limiting the obligations of any Synthetic LC Lender under Section 11.03(c)), the deposit by each Synthetic LC Lender in the Synthetic LC Credit-Linked Deposit Account on the Closing Date of funds equal to its Synthetic LC Funding Amount will fully discharge the obligation of such Lender to reimburse such Lender’s Applicable Percentage of Synthetic LC Disbursements that are not reimbursed by the Borrower pursuant to Section 3.05(f), and that no other or further payments shall be required to be made by any Synthetic LC Lender in respect of any such funding or reimbursement obligations.

(g) Security. Each Synthetic LC Lender hereby grants to the Administrative Agent, for the equal and ratable benefit of the Synthetic LC Issuing Lenders, a security interest in such Synthetic LC Lender’s Synthetic LC Credit-Linked Deposit to secure the obligations of such Synthetic LC Lender under Section 3.05(f).

(h) Issuing Lenders Insecure. If any Synthetic LC Issuing Lender is enjoined from taking any action referred to in paragraph (i) or (ii) of Section 3.01(c) as a result of any action on the part of, or bankruptcy or insolvency event, affecting any Obligor, or if any Synthetic LC Issuing Lender reasonably determines that, by operation of law, it may be precluded from taking any such action as a result of any action on the part of, or bankruptcy or insolvency event, affecting any Obligor, or if any Obligor challenges in any legal proceeding any of the acknowledgements, agreements or characterizations set forth in the first sentence of the second paragraph of Section 3.01(a), then, in any such case (and so long as such event or condition shall be continuing), and notwithstanding anything contained herein to the contrary, such Issuing Lender shall not be required to issue, renew or extend any Synthetic Letter of Credit.

SECTION 3.02. Synthetic LC Term Loans.

(a) Synthetic LC Term Loans. Upon the request of a Borrower as provided in Section 3.05(f), the obligation of such Borrower to reimburse the respective Synthetic LC Issuing Lender for a Synthetic LC Disbursement in respect of a Synthetic Letter of Credit, may be satisfied by the making of a Synthetic LC Term Loan as described in Section 3.06. Synthetic LC Term Loans may be prepaid without reducing the aggregate Synthetic LC Funding Amounts; provided, however, that Synthetic LC Term Loans may not be reborrowed as such.

(b) Type of Loans. Subject to Section 3.14, each Synthetic LC Term Loan shall be constituted entirely of ABR Loans or of Eurocurrency Loans denominated in Dollars as the respective Borrower may request in accordance herewith. Each Synthetic LC Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts. Each Synthetic LC Term Borrowing (whether Eurocurrency or ABR) shall be in an aggregate amount at least equal to $1,000,000 and, if the amount of the respective Synthetic LC Disbursement giving rise to such Borrower is less than $1,000,000, then the reimbursement obligation of the respective Borrower in respect of such Synthetic LC Disbursement may not be repaid through the making of a Synthetic LC Term Loan. Synthetic LC Term Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d) Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Eurocurrency Borrowing) any Synthetic LC Term Borrowing if the Interest Period requested therefor would end after the Commitment Termination Date.

SECTION 3.03. Intentionally Omitted . This Section 3.03 has been intentionally omitted.

SECTION 3.04. Intentionally Omitted . This Section 3.04 has been intentionally omitted.

SECTION 3.05. Synthetic Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including the last paragraph of Section 3.05(b)), any Borrower may request the issuance of Synthetic Letters of Credit for its own account (or for the account of any of its Subsidiaries) by a Synthetic LC Issuing Lender, at any time and from time to time during the period commencing on the Closing Date through and including the date five Business Days preceding the Commitment Termination Date, which Synthetic Letters of Credit maybe denominated in Dollars or in any Agreed Foreign Currency and shall be in such form as is acceptable to such Issuing Lender in its reasonable determination, provided that no Synthetic LC Issuing Lender shall be under any obligation to issue any Synthetic Letter of Credit if the issuance of such Letter of Credit would violate one or more of the policies of such Issuing Lender generally applicable to the issuance of letters of credit (other than policies as to expiration dates that conflict with Section 2.05(d)).

(b) Notice of Issuance; Redesignation, Etc. To request the issuance of a Synthetic Letter of Credit (or the amendment, renewal or extension of an outstanding Synthetic Letter of Credit), the respective Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Synthetic LC Issuing Lender) to a Synthetic LC Issuing Lender and the Administrative Agent (by the times specified in the next following sentence) a notice requesting the issuance of a Synthetic Letter of Credit, or identifying the Synthetic Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Synthetic Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount and Currency of such Synthetic Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Synthetic Letter of Credit. Such notice shall be given to the Administrative Agent (i) in the case of a Synthetic Letter of Credit to be denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed issuance, amendment, renewal or extension and (ii) in the case of a Synthetic Letter of Credit to be denominated in a Foreign Currency, not later than 11:00 a.m., London time, three Business Days (or four Business Days if longer notice is determined by the Administrative Agent to be required) before the date of the proposed issuance, amendment, renewal or extension.

If requested by such Issuing Lender, such Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Synthetic Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, a Synthetic LC Issuing Lender relating to any Synthetic Letter of Credit, the terms and conditions of this Agreement shall control.

Each Synthetic LC Issuing Lender shall promptly notify the Administrative Agent of any Synthetic Letters of Credit issued, amended, renewed or extended by it hereunder (or any Synthetic Letter of Credit that shall have been cancelled or terminated) and shall deliver a report (in form and substance reasonably acceptable to the Administrative Agent) on the last Business Day of each month after the Closing Date detailing its Synthetic Letter of Credit activity under this Agreement during such month.

Anything in this Agreement to the contrary notwithstanding, any notice requesting issuance of a Letter of Credit under this Agreement by any Issuing Lender shall, so long as the requested face amount of such Letter of Credit is less than the unused Synthetic LC Funding Amount (and, if such Letter of Credit is to be denominated in a Foreign Currency, less than the portion of the Foreign Currency Sublimit not then utilized by Synthetic Letters of Credit denominated in Foreign Currencies), such notice shall be deemed to be a request for the issuance of a Synthetic Letter of Credit by such Issuing Lender; otherwise such notice shall be deemed to be a request for the issuance of a Revolving Letter of Credit by such Issuing Lender. In addition, if at any time any one or more Revolving Letters of Credit of any one or more Issuing Lenders shall be outstanding in an aggregate face amount that is less than the unused Synthetic LC Funding Amount (and, if such Revolving Letters of Credit are denominated in Foreign Currencies, less than the portion of the Foreign Currency Sublimit not then utilized by Synthetic Letters of Credit denominated in Foreign Currencies), such Revolving Letters of Credit shall automatically, without action on the part of any Person, be redesignated as Synthetic Letters of Credit hereunder of the respective Issuing Lenders. The Administrative Agent shall promptly advise the Company, each Lender and each Issuing Lender of any such redesignation of a Revolving Letter of Credit as a Synthetic Letter of Credit.

(c) Limitation on Amount. A Synthetic Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the respective Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) if such Synthetic Letter of Credit is denominated in a Foreign Currency, the Dollar Equivalent of the aggregate Synthetic LC Exposure in respect of Synthetic Letters of Credit denominated in Foreign Currencies shall not exceed the Dollar Equivalent of $50,000,000 (the “Foreign Currency Sublimit”) and (ii) the total Synthetic LC Exposure shall not exceed the total Synthetic LC Funding Amounts.

(d) Expiration Date. The applicable Borrower will have the right to request that the expiration date for a Synthetic Letter of Credit be fixed (without giving effect to any extension thereof by reason of an interruption of business) for any date selected by such Borrower that is not later than five Business Days prior to the Commitment Termination Date. If any Synthetic Letter of Credit includes an extension clause, it may provide that the respective Synthetic LC Issuing Lender shall have the option to refuse to extend the expiration of such Synthetic Letter of Credit to a date that is later than five Business Days prior to the Commitment Termination Date or that automatic extensions thereof will not be effective if the extended expiration date is later than the date five Business Days prior to the Commitment Termination Date.

(e) Participations. By the issuance of a Synthetic Letter of Credit (or an amendment to a Synthetic Letter of Credit increasing the amount thereof) by any Synthetic LC Issuing Lender, and without any further action on the part of such Issuing Lender or any Lender, such Issuing Lender hereby grants to each Synthetic LC Lender, and each Synthetic LC Lender hereby acquires from such Issuing Lender, a participation in such Synthetic Letter of Credit equal to such Synthetic LC Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Synthetic Letter of Credit. In consideration and in furtherance of the foregoing, each Synthetic LC Lender hereby agrees to pay to the Administrative Agent, for the account of the respective Synthetic LC Issuing Lender, such Synthetic LC Lender’s Applicable Percentage of each Synthetic LC Disbursement made by such Issuing Lender and not reimbursed. Each Synthetic LC Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Synthetic Letter of Credit or the occurrence and continuance of a Default or, subject to Section 3.01(f), reduction or termination of the Synthetic LC Funding Amounts, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each Synthetic LC Lender hereby absolutely and unconditionally authorizes and directs the Administrative Agent to withdraw from the Synthetic LC Credit-Linked Deposit Account (and debit such Lender’s Synthetic LC Credit-Linked Sub-Account in the amount of), for account of the respective Synthetic LC Issuing Lender, such Lender’s Applicable Percentage of each Synthetic LC Disbursement made by such Synthetic LC Issuing Lender in respect of Synthetic Letters of Credit issued by such Issuing Lender at any time from the time of such Synthetic LC Disbursement until such Synthetic LC Disbursement is reimbursed by the respective Borrower or at any time after any reimbursement payment required to be refunded to such Borrower for any reason (it being understood and agreed that each Synthetic LC Lender’s obligations in respect of participations in Synthetic Letters of Credit shall be payable solely from, and limited to, such Lender’s Synthetic LC Credit-Linked Deposit). Such withdrawal from the Synthetic LC Credit-Linked Deposit Account (and debit of such Lender’s Synthetic LC Credit-Linked Sub-Account) shall be made without any offset, abatement, withholding or reduction whatsoever. No such withdrawal or debit shall relieve the respective Borrower of its obligation to reimburse such Synthetic LC Disbursement.

(f) Reimbursement. If a Synthetic LC Issuing Bank shall make any Synthetic LC Disbursement in respect of a Synthetic Letter of Credit, the respective Borrower shall reimburse such Issuing Bank in respect of such Synthetic LC Disbursement either by (i) paying to the Administrative Agent an amount equal to such Synthetic LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that such Borrower receives notice of such Synthetic LC Disbursement (the “Deadline”) or (ii) subject to the satisfaction of the conditions thereto set forth in Sections 3.02 and 6.02, converting such reimbursement obligation into Synthetic Term Loans as specified in Section 3.02 by delivery of a request to such effect to the Administrative Agent not later than the Deadline. Any payment received by the Administrative Agent pursuant to the foregoing clause (i) shall be promptly distributed by the Administrative Agent to the respective Synthetic LC Issuing Bank. Upon any conversion of such reimbursement obligation into Synthetic Term Loans pursuant to the foregoing clause (ii), the Administrative Agent shall withdraw from the Synthetic LC Credit-Linked Deposit Account (and debit each Lender’s Synthetic LC Credit-Linked Sub-Account in the amount of) such Lender’s Applicable Percentage of the respective LC Disbursement and promptly apply the amount of such withdrawal to make payment to such Issuing Bank.

If such Borrower fails to so reimburse such Issuing Bank as provided above by the Deadline, the Administrative Agent shall notify each Synthetic LC Lender of the applicable Synthetic LC Disbursement, the payment then due from such Borrower in respect thereof and such Synthetic LC Lender’s Applicable Percentage thereof, and the Administrative Agent shall withdraw from the Synthetic LC Credit-Linked Deposit Account (and debit such Lender’s Synthetic LC Credit-Linked Sub-Account in the amount of) such Lender’s Applicable Percentage of such LC Disbursement and promptly apply such amount to make payment to such Issuing Bank. To the extent that such Borrower shall, after any withdrawal referred to in the preceding sentence, make any payment to the Administrative Agent of such Synthetic LC Disbursement, the Administrative Agent shall deposit such payment in the Synthetic LC Credit-Linked Deposit Account (and credit to each Synthetic LC Lender’s Synthetic LC Credit-Linked Sub-Account in the amount of such Lender’s Applicable Percentage of such deposit). Any payment made with amounts withdrawn from the Synthetic LC Credit-Linked Deposit Account to reimburse a Synthetic LC Issuing Bank for any Synthetic LC Disbursement constitutes the funding by the respective Synthetic LC Lenders of their participations in the related Synthetic Letter of Credit and shall not constitute a Synthetic LC Loan or relieve the respective Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. A Borrower’s obligation to reimburse Synthetic LC Disbursements made in respect of a Synthetic Letter of Credit issued for its account as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Synthetic Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Synthetic Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Synthetic LC Issuing Lender under a Synthetic Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Synthetic Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.05, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Neither the Administrative Agent, the Synthetic LC Lenders nor any Synthetic LC Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Synthetic Letter of Credit by any Synthetic LC Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Synthetic Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse a Synthetic LC Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Synthetic Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i) a Synthetic LC Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Synthetic Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Synthetic Letter of Credit;

(ii) a Synthetic LC Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Synthetic Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by a Synthetic LC Issuing Lender when determining whether drafts and other documents presented under a Synthetic Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h) Disbursement Procedures. The Synthetic LC Issuing Lender for any Synthetic Letter of Credit shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Synthetic Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower for whose account such Synthetic Letter of Credit was issued by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make a Synthetic LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse such Issuing Lender and the Synthetic LC Lenders with respect to any such Synthetic LC Disbursement.

(i) Interim Interest. If the Synthetic LC Issuing Lender for any Synthetic Letter of Credit shall make any Synthetic LC Disbursement, then, unless the Borrowers shall reimburse such Synthetic LC Disbursement in full on the date such Synthetic LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such Synthetic LC Disbursement is made to but excluding the date that the Borrowers reimburse such Synthetic LC Disbursement, at the rate per annum then applicable to Syndicated ABR Loans; provided that, if the Borrowers fail to reimburse such Synthetic LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 3.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Synthetic LC Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Lender shall be for the account of such Synthetic LC Lender to the extent of such payment.

(j) Existing Letters of Credit. Any letter of credit that has been issued under the Existing Loan Agreement by a Synthetic LC Issuing Lender hereunder and that is designated as a “Synthetic Letter of Credit” hereunder by the Company in a notice to the Administrative Agent and such Synthetic LC Issuing Lender on the Closing Date shall, on the Closing Date, become a Synthetic Letter of Credit of such Synthetic LC Issuing Lender hereunder.

(k) Cash Collateralization. If any Borrower shall be required to provide cover for Synthetic LC Exposure pursuant to Section 3.10(b) or the last paragraph of Article IX, such Borrower shall immediately deposit into a segregated collateral account or accounts (herein, collectively, the “Synthetic Letter of Credit Collateral Account”) in the name and under the dominion and control of the Administrative Agent cash in an amount in Dollars equal to the amount required under Section 3.10(b) or the last paragraph of Article IX, as applicable. Such deposit shall be held by the Administrative Agent as collateral in the first instance for the Synthetic LC Exposure under this Agreement and thereafter for the payment of the other Obligations, and for these purposes each Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Lenders in the Synthetic Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

Amounts deposited in the Synthetic Letter of Credit Collateral Account by any Borrower pursuant to Section 3.10(b) shall be retained by the Administrative Agent and either (i) applied to the payment when due of that portion of the LC Disbursements made by the respective Issuing Lenders in excess of the amount thereof that the Synthetic LC Lenders are required to pay to the Synthetic LC Issuing Lenders under paragraph (e) of this Section in respect of drawings on Synthetic Letters of Credit (applied to the respective Issuing Lenders ratably in accordance with such excess amounts held by them) or (ii) remitted to such Borrower as and to the extent required by Section 3.10(b), provided that, if any Event of Default shall occur and be continuing and the Lenders shall request the provision of cover for outstanding Letters of Credit pursuant to the last paragraph of Article IX, then the amounts deposited pursuant to Section 3.10(b) shall be deemed to have instead been deposited pursuant to the last paragraph of Article IX.

Amounts deposited in the Synthetic Letter of Credit Collateral Account by any Borrower pursuant to the last paragraph of Article IX shall be retained by the Administrative Agent until the payment in full of all Obligations and shall be applied as follows: first, to the payment of LC Disbursements in respect of Synthetic Letters of Credit (applied to the LC Disbursements of the respective Issuing Lenders ratably in accordance with the respective amounts thereof), second, to the ratable payment of other Obligations that are then due and payable and third, after the payment in full of all Obligations, any balance in the Synthetic Letter of Credit Collateral Account shall be remitted to such Borrower.

SECTION 3.06. Funding of Synthetic LC Term Loans . As provided in Section 3.05(f), each Synthetic LC Term Loan of each Lender shall be made by the Administrative Agent’s withdrawing from the Synthetic LC Credit-Linked Deposit Account (and debiting each Lender’s Synthetic LC Credit-Linked Sub-Account in the amount of) such Lender’s Applicable Percentage of the respective Synthetic LC Disbursement giving rise to such Loan and promptly applying the amount of such withdrawal to make payment to the respective Synthetic LC Issuing Lender.

SECTION 3.07. Interest Elections.

(a) Elections for Synthetic LC Term Loan Borrowings. Each Synthetic LC Term Loan shall initially shall be a Eurocurrency Borrowing with an Interest Period of a duration of one month. Thereafter, the respective Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Eurocurrency Borrowing, may elect the Interest Period therefor, all as provided in this Section. The respective Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Synthetic LC Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b) Notice of Elections. To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of a Eurocurrency Borrowing, no later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time on the date of the proposed Borrowing. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but no later than the close of business on the date of such request) by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 3.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 3.02(d).

(d) Notification by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Failure to Elect; Events of Default. If the respective Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent at the request of the Required Synthetic LC Lenders so notifies such Borrower, then, so long as an Event of Default is continuing no outstanding Eurocurrency Borrowing may have an Interest Period of more than one month’s duration.

SECTION 3.08. Termination, Reduction and Increase of the Synthetic LC Funding Amounts .

(a) Scheduled Termination. Unless previously terminated the Synthetic LC Funding Amounts shall be reduced to zero on the Commitment Termination Date.

(b) Voluntary Terminations and Reductions. The Borrowers may at any time terminate, or from time to time reduce, the Synthetic LC Funding Amounts; provided that (i) each reduction of the Synthetic LC Funding Amounts shall be in an amount that is at least equal to $10,000,000 or any greater multiple of $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Synthetic LC Funding Amounts if, after giving effect to any concurrent cancellation or expiration of Synthetic Letters of Credit, (or cover for Synthetic Letters of Credit by deposit by any Obligor to the Synthetic Letter of Credit Collateral Account) in accordance with the terms hereof, the total Synthetic LC Exposures would exceed the total Synthetic LC Funding Amounts.

(c) Notification of Termination or Reduction. The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Synthetic LC Funding Amounts under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Synthetic LC Lenders of the contents thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of Synthetic LC Funding Amounts delivered by the Borrowers may state that such notice is conditioned upon the issuance of securities or the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(d) Effect of Termination or Reduction. Any termination or reduction of the Synthetic LC Funding Amounts shall be permanent. Each reduction of the Synthetic LC Funding Amounts shall be made ratably among the Synthetic LC Lenders in accordance with their respective Applicable Percentages.

(e) Increase of the Synthetic LC Funding Amounts.

(i) Requests for Increase by Borrowers. The Borrowers may, at any time prior to the Commitment Termination Date, propose that the Synthetic LC Funding Amounts be increased (each such proposed increase being a “Funding Amount Increase”) by notice to the Administrative Agent, specifying each existing Synthetic LC Lender (each an “Increasing Lender”) and/or each additional lender (each an “Assuming Lender”), at the Company’s option, that shall have agreed to participate in such increase of the Synthetic LC Funding Amounts and the date on which such increase is to be effective (the “Funding Amount Increase Date”), which shall be a Business Day at least three Business Days after delivery of such notice and 30 days prior to the Commitment Termination Date:

(A) the minimum amount of any such increase shall be $20,000,000 or a larger multiple of $1,000,000, the minimum Synthetic LC Funding Amount of any Assuming Lender, and the minimum amount of the increase of the Synthetic LC Funding Amount of any Increasing Lender, as part of such Funding Amount Increase shall be $5,000,000 or a larger multiple of $1,000,000 in excess thereof;

(B) the aggregate amount of any such Funding Amount Increase, together with the aggregate amount of all Incremental Loan Commitments of all Series established pursuant to Section 2.01(b) and any increase of Revolving Credit Commitments pursuant to Section 2.08(e), shall not exceed $100,000,000;

(C) the Company shall have delivered to the Administrative Agent certificate of the Company stating on such Funding Amount Increase Date that (i) no Default has occurred and is continuing and (ii) the representations and warranties contained in this Agreement are true and correct in all material respects as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(D) each Assuming Lender shall be acceptable to the Administrative Agent and each Synthetic LC Issuing Lender (who agree not to withhold acceptance unreasonably).

(ii) Effectiveness of Funding Amount Increase. Each Assuming Lender, if any, shall become a Synthetic LC Lender hereunder as of such Funding Amount Increase Date and the Synthetic LC Funding Amount of any Increasing Lender and such Assuming Lender shall be increased as of such Funding Amount Increase Date; provided that:

(x) the Administrative Agent shall have received on or prior to 11:00 a.m., New York City time, on such Funding Amount Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent) a certificate of a duly authorized officer of the Company stating that each of the applicable conditions to such Funding Amount Increase set forth in the foregoing paragraph (i) has been satisfied;

(y) each Assuming Lender or Increasing Lender shall have delivered to the Administrative Agent, on or prior to 11:00 a.m., New York City time on such Funding Amount Increase Date (or on or prior to a time on an earlier date specified by the Administrative Agent), an agreement, in form and substance reasonably satisfactory to the Borrowers and the Administrative Agent, pursuant to which such Lender shall, effective as of such Funding Amount Increase Date, undertake a Synthetic LC Funding Amount or an increase of Synthetic LC Funding Amounts duly executed by such Assuming Lender and the Borrowers and acknowledged by the Administrative Agent; and

(z) each Assuming Lender or Increasing Lender shall have deposited into the Synthetic LC Credit-Linked Deposit Account an amount in Dollars equal to the increase in Synthetic LC Funding Amount for such Lender.

Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Synthetic LC Lenders (including any Assuming Lenders) thereof and of the occurrence of the Funding Amount Increase Date by facsimile transmission or electronic messaging system.

(iii) Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or any Increasing Lender, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrowers.

(iv) Adjustments of Participations. On the Funding Amount Increase Date, the Synthetic LC Lenders shall be deemed to have adjusted their participation interests in any outstanding Synthetic Letters of Credit so that such interests are held ratably in accordance with their Synthetic LC Funding Amounts as so increased.

SECTION 3.09. Repayment of Loans; Evidence of Debt.

(a) Repayment. The Borrowers hereby unconditionally jointly and severally promise to pay each Synthetic LC Term Loan in full on the Commitment Termination Date.

(b) Manner of Payment. Prior to any repayment or prepayment of any Synthetic LC Term Loan Borrowings, the respective Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment; provided that each repayment of Borrowings shall be applied to repay any outstanding ABR Borrowings before any other Borrowings. If the respective Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

(c) Maintenance of Records by Lenders. Each Synthetic LC Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of each Borrower to such Lender resulting from each Synthetic LC Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the Borrower and amount of each Synthetic LC Term Loan made hereunder, the Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from such Borrower to each Synthetic LC Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of such Lenders and each such Lender’s share thereof.

(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Synthetic LC Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of a Borrower to repay the Synthetic LC Term Loans made to it in accordance with the terms of this Agreement.

(f) Promissory Notes. Any Synthetic LC Lender may request that Synthetic LC Term Loans made by it be evidenced by a promissory note. In such event, each Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.08) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 3.10. Prepayments and Cover.

(a) Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Synthetic LC Term Loans in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (c) of this Section 3.10. All prepayments of Synthetic LC Term Loans made by any Borrower shall be deposited by the Administrative Agent to the applicable Synthetic LC Credit-Linked Deposit Account ratably for account of each Synthetic LC Lender as property of such Synthetic LC Lender and shall become part of such Synthetic LC Lender’s Synthetic LC Credit-Linked Deposits for all purposes, including future application to funding of Synthetic LC Term Loans pursuant to this Section 3.10(a). No Synthetic LC Lender shall have the right to demand that such prepayment be remitted to it or otherwise to any Person or in any manner except to the Administrative Agent or the applicable Synthetic LC Issuing Lender for deposit to the applicable Synthetic LC Credit-Linked Deposit Account as provided in this Section 3.10(a).

(b) Mandatory Cover due to Changes in Exchange Rates.

(i) Determination of Amount Outstanding. On each Monthly Date or Synthetic Discretionary Request Date (as defined below), on each date that a Borrower shall request the issuance, amendment, renewal or extension of a Synthetic Letter of Credit and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Synthetic LC Exposure. For the purpose of this determination, the outstanding face amount of any Synthetic Letter of Credit that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Letter of Credit, determined as of such Monthly Date or Synthetic Discretionary Request Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the relevant Synthetic LC Lenders and the Borrowers thereof.

(ii) Cover. If, on the date of such determination (after giving effect to any prior or substantially concurrent deposit made by the respective Borrower, at its option, to the Synthetic Letter of Credit Collateral Account) the aggregate Synthetic LC Exposure exceeds the total Synthetic LC Funding Amounts as then in effect, the Borrowers shall, if requested by the Administrative Agent (or by any Synthetic LC Issuing Lender), provide cover for Synthetic LC Exposure as specified in Section 3.05(k)) within three Business Days following the Borrowers’ receipt of such request in such amounts as shall be necessary so that after giving effect thereto the aggregate Synthetic LC Exposure does not exceed the total Synthetic LC Funding Amounts.

For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Synthetic LC Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Synthetic LC Exposure.

If as at any Monthly Date (or on up to two other dates during any calendar year requested by the Company; any such date being herein called a “Synthetic Discretionary Request Date”) it shall be determined that the aggregate amount of Synthetic LC Exposure is less than the total Synthetic LC Funding Amounts and any cover is at the time held by the Administrative Agent under Section 3.05(k), the Administrative Agent shall, within three Business Days after request therefor by the Company, remit such portion (or all) of such cover as will not result in the aggregate Synthetic LC Exposure exceeding the total Synthetic LC Funding Amounts.

(c) Notices, Etc. The Borrowers shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Synthetic LC Eurocurrency Term Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment and (ii) in the case of prepayment of a Synthetic LC ABR Term Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Synthetic LC Term Loan or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of prepayment in full of the Synthetic LC Term Loans and reduction of the total aggregate Synthetic LC Funding Amounts to zero, then such notice of prepayment may be revoked. Promptly following receipt of any such notice, the Administrative Agent shall advise the affected Lenders of the contents thereof. Each partial prepayment of any Synthetic LC Term Loan shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 3.02. Each prepayment of a Synthetic LC Term Loan shall be applied ratably to such Loans.

(d) Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.12.

SECTION 3.11. Fees .

(a) Facility Fees. The Company agrees to pay to the Administrative Agent for the account of each Synthetic LC Lender a facility fee, which shall accrue at a rate per annum equal to 2.10%, on the daily average amount of the Synthetic LC Funding Amount of such Lender during the period from and including the Closing Date to but excluding the date on which such Synthetic LC Funding Amount terminates. Accrued facility fees shall be payable in arrears on each Quarterly Date and, in respect of any Synthetic LC Funding Amounts, on the date such Synthetic LC Funding Amounts terminate, commencing on the first such date to occur after the date hereof. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. Each Borrower agrees to pay to each Synthetic LC Issuing Lender, with respect to Synthetic Letters of Credit outstanding hereunder that are issued for its account by such Issuing Lender, the following fees:

(i) a fronting fee, which shall accrue at the rate of 1/8 of 1% per annum on the average daily amount of the Synthetic LC Exposure of such Issuing Lender (determined for these purposes without giving effect to the participations therein of the Synthetic LC Lenders pursuant to paragraph (e) of Section 3.05, and excluding any portion thereof attributable to unreimbursed Synthetic LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Synthetic LC Funding Amounts and the date on which there shall no longer be any Synthetic Letters of Credit of such Issuing Lender outstanding hereunder, and

(ii) such Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Synthetic Letter of Credit or processing of drawings thereunder.

Accrued fronting fees shall be payable in arrears on each Quarterly Date and on the date the Synthetic LC Funding Amounts terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Synthetic LC Funding Amounts terminate shall be payable on demand. Any other fees payable to a Synthetic LC Issuing Lender pursuant to this paragraph shall be payable within 10 days after demand. All fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and in immediately available funds, to the Administrative Agent (except for fronting fees, which shall be paid directly to the respective Synthetic LC Issuing Lenders) for distribution to the Synthetic LC Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

SECTION 3.12. Interest.

(a) ABR Loans. Synthetic LC Term Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Eurocurrency Loans. Synthetic LC Term Loans constituting each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the related Interest Period for such Borrowing plus the Applicable Margin.

(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Synthetic LC Term Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Payment of Interest. Accrued interest on each Synthetic LC Term Loan shall be payable in arrears on each Interest Payment Date for such Loan in Dollars and upon termination of the Synthetic LC Funding Amounts; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion and (iv) all accrued interest on Synthetic LC Term Loans shall be payable upon termination of the Synthetic LC Funding Amounts.

(e) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 3.13. Alternate Rate of Interest.  If prior to the commencement of the Interest Period for any Synthetic LC Eurocurrency Term Loan Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Synthetic LC Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the affected Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies such Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or the continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing (unless prepaid) shall be continued as, or converted to, an ABR Borrowing and (ii) any Borrowing Request that requests a Eurocurrency Borrowing, shall be made as an ABR Borrowing.

SECTION 3.14. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Synthetic LC Issuing Lender, or any Synthetic LC Credit-Linked Deposit, the Synthetic LC Credit-Linked Deposit Account or any Synthetic LC Credit-Linked Sub-Account; or

(ii) impose on any Lender or any Synthetic LC Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Synthetic Letter of Credit or participation therein, or any Synthetic LC Credit-Linked Deposit, the Synthetic LC Credit-Linked Deposit Account or any Synthetic LC Credit-Linked Sub-Account;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining its Synthetic LC Credit-Linked Deposit or any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Synthetic Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or otherwise), then the relevant Borrower will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Synthetic LC Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Swingline Loans and Synthetic Letters of Credit held by, such Lender, or the Synthetic LC Credit-Linked Deposit or the Synthetic LC Credit-Linked Sub-Account of such Lender, or the Synthetic Letters of Credit issued by such Issuing Lender, to a level deemed to be material by such Lender or such Issuing Lender below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Lender, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates from Lenders. A certificate of a Lender or a Synthetic LC Bank setting forth the amount or amounts, in Dollars, necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be promptly delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender and such Synthetic LC Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Synthetic LC Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or a Synthetic LC Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  Taxes.  This Section 3.14 shall not apply to increased costs with respect to Taxes with respect to payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document, which shall be governed solely by Section 11.04.

SECTION 3.15. Break Funding Payments.  In the event of (a) the payment of any principal of any Synthetic LC Eurocurrency Term Loan other than on the last day of an Interest Period therefor (including as a result of an Event of Default), unless the proceeds of such payment are being concurrently redeposited into the Synthetic LC Credit-Linked Deposit Account, (b) the making of any Synthetic LC Eurocurrency Term Loan other than on the last day of an Interest Period for the Synthetic LC Credit-Linked Deposits, (c) the failure to prepay any Synthetic LC Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 3.10(c) and is revoked in accordance herewith), unless the proceeds of such prepayment were to have been concurrently redeposited into the Synthetic LC Credit-Linked Deposit Account, (d) the assignment as a result of a request by the Borrowers pursuant to Section 3.17 of any Synthetic LC Eurocurrency Term Loan other than on the last day of an Interest Period therefor, or (e) the reduction of any Synthetic LC Credit-Linked Deposit other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the respective Borrowers shall compensate each Synthetic LC Lender and each Synthetic LC Issuing Lender for the loss, cost and expense attributable to such event, it being understood that, in the case of any event described in the foregoing clauses (b) or (e), any such compensation shall be payable to the Administrative Agent to compensate it for the early termination of investments made by it of the Synthetic LC Credit-Linked Deposits pursuant to Section 3.01(d).

In the case of a Synthetic LC Eurocurrency Term Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to convert or continue, the duration of the Interest Period that would have resulted from such conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurocurrency market at the commencement of such period.

In the case of a Synthetic LC Credit-Linked Deposit, the loss to any Lender or Issuing Lender attributable to any such event shall be deemed to include an amount determined by such Lender or Issuing Lender to be equal to the excess, if any, of (i) the amount of interest which would have accrued on such Synthetic LC Credit-Linked Deposit had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Synthetic LC Credit-Linked Deposit, for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender or Issuing Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the Eurocurrency market.

Payment under this Section shall be made upon request of a Lender delivered not later than five Business Days following the payment, conversion, or failure to convert, continue or prepay that gives rise to a claim under this Section accompanied by a certificate of such Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section, which certificate shall be conclusive absent manifest error. The respective Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 3.16. Payments; Ratable Treatment; Sharing Of Set-Offs.

(a) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees in respect of Synthetic LC Term Loans, or in respect of unreimbursed Synthetic LC Disbursements, then due hereunder, such funds shall be applied (i) first, to pay interest and fees in respect of such Loans or LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such interest and fees then due to such parties, and (ii) second, to pay principal of the Synthetic LC Term Loans and unreimbursed Synthetic LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal and unreimbursed LC Disbursements then due to such parties.

(b) Ratable Treatment. Except to the extent otherwise provided herein: (i) each Synthetic LC Term Loan Borrowing shall be made from the Synthetic LC Lenders, each payment of facility fee under Section 3.11 shall be made for account of the Synthetic LC Lenders, and each termination or reduction of the amount of the Synthetic LC Funding Amounts under Section 3.08 shall be applied to the respective Synthetic LC Funding Amounts of the Synthetic LC Lenders, pro rata according to the amounts of their respective Synthetic LC Credit-Linked Deposits; (ii) each Synthetic LC Term Loan Borrowing shall be allocated pro rata among the Synthetic LC Lenders according to the amounts of their respective Synthetic LC Funding Amounts (in the case of the making of Synthetic LC Term Loans) or their respective Synthetic LC Term Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Synthetic LC Term Loans by a Borrower shall be made for account of the Synthetic LC Lenders pro rata in accordance with the respective unpaid principal amounts of the Synthetic LC Term Loans held by them; and (iv) each payment of interest on Synthetic LC Term Loans by a Borrower shall be made for account of the Synthetic LC Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

(c) Sharing of Payments by Lenders. If any Synthetic LC Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Synthetic LC Term Loans, or participations in Synthetic LC Disbursements, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Synthetic LC Term Loans, and participations in Synthetic LC Disbursements, and accrued interest thereon then due than the proportion received by any other Synthetic LC Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Synthetic LC Term Loans, and participations in Synthetic LC Disbursements, of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Synthetic LC Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Synthetic LC Term Loans, and participations in Synthetic LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Synthetic LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

(d) Presumptions of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment or prepayment is due to the Administrative Agent for account of the Synthetic LC Lenders, or a Synthetic LC Issuing Lender, hereunder that such Borrower will not make such payment or prepayment, the Administrative Agent may assume that such Borrower has made such payment or prepayment, as the case may be, on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to such Lenders or such Issuing Lender, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment or prepayment, then each of such Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender (or, if such amount shall have been deposited in the Synthetic LC Credit-Linked Deposit Account, each Synthetic LC Lender authorizes the Administrative Agent to withdraw such amount from the Synthetic LC Credit-Linked Deposit Account) with interest thereon, for each day from and including the date such amount is distributed to it (or deposited in the Synthetic LC Credit-Linked Deposit Account and credited to its Synthetic LC Credit-Linked Sub-Account) to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) Certain Deductions by the Administrative Agent. If any Synthetic LC Lender shall fail to make any payment required to be made by it pursuant to Section 3.05(e) or 3.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 3.17. Replacement of Lenders.  If any Synthetic LC Lender requests compensation under Section 3.14, or if any Borrower is required to pay any additional amount to any Synthetic LC Lender or any Governmental Authority for account of any Synthetic LC Lender pursuant to Section 11.04, or if any such Lender does not consent to a proposed amendment, modification or waiver of this Agreement or any other Loan Document requested by the Borrowers which has been approved by the Required Lenders but which requires the consent of such Lender (or such Lender and other Lenders) to become effective, then the Company may, at its sole expense (and without any obligation on the Administrative Agent or any Lender to co-operate or assist in any way in locating an assignee), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that

(i) the Company shall have received the prior consent of the Administrative Agent (and, if a Synthetic LC Funding Amount is being assigned, the Synthetic LC Issuing Lenders), which consents shall not unreasonably be withheld,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Synthetic LC Term Loans (and participations in Synthetic LC Disbursements), together with an amount equal to the outstanding principal of its unreimbursed Synthetic LC Disbursements owing to it and its Synthetic LC Credit-Linked Deposit, and in each case accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.14 or payments required to be made pursuant to Section 11.04, such assignment will result in a reduction in such compensation or payments; provided, however, the assignor hereunder shall not be liable to the Administrative Agent for any assignment fee provided in Section 11.08(b)(ii)(D).

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 3.18. Defeasance of Synthetic Letters of Credit . The Borrowers may, upon not less than three Business Days’ prior notice to the Administrative Agent stating that it is exercising its rights under this Section 3.18 (which shall promptly notify all of the Synthetic LC Lenders), take the following actions (each of which shall be effected concurrently):

(a) terminate the Synthetic Funding Amounts in accordance with Section 3.08(b),

(b) pay or prepay in accordance with Section 3.10(a) the principal of and interest on all Synthetic LC Term Loans and pay all Synthetic LC Disbursements, fees and other amounts outstanding hereunder and under the other Loan Documents that are payable in connection with Synthetic LC Term Loans and Synthetic Letters of Credit and

(c) provide to each Synthetic Issuing Lender either or both (or a combination of both) of (i) cash collateral for the Borrowers’ reimbursement obligations for each Synthetic Letter of Credit issued by such Synthetic Issuing Lender then outstanding in amount equal to 101% of (and in the same currency as) the undrawn amount of such Letter of Credit, under arrangements satisfactory to such Synthetic Issuing Lender or (ii) a letter of credit issued to such Issuing Lender covering the Borrowers’ reimbursement obligations for each Synthetic Letter of Credit issued by such Synthetic Issuing Lender then outstanding in amount equal to the sum of 101% of (and in the same currency as) the undrawn amount of such Letter of Credit together with an additional letter of credit issued to such Issuing Lender in an amount (in Dollars) equal to the letter of credit fees under Section 3.11(b) that will accrue (at the highest Applicable Margin) for the period from the date of the issuance of such letter of credit to the date of scheduled expiration of such Letter of Credit (taking into account extensions), the form and issuer of each such letter of credit to be satisfactory to such Synthetic Issuing Lender.

Upon such actions being taken, (x) the obligations of the Synthetic Credit Lenders under Section 3.05(e) shall terminate and (y) the Borrowers’ obligations under Section 3.11(a) and 3.11(b)(i) shall terminate.

ARTICLE IV

GUARANTEE BY GUARANTORS

SECTION 4.01. The Guarantee.  Each Guarantor hereby jointly and severally guarantees to each Lender (and each Affiliate thereof party to any Hedging Agreement or holding any Cash Management Obligations), each Issuing Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by prepayment or otherwise) of the Guaranteed Obligations of such Guarantor. Each Guarantor hereby further agrees that if any Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by prepayment or otherwise) any of such Guarantor’s Guaranteed Obligations, such Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of such Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

For purposes hereof, it is understood that any Guaranteed Obligations to a Person arising under a Hedging Agreement entered into at the time such Person (or an Affiliate thereof) is a Lender shall nevertheless continue to constitute Guaranteed Obligations for purposes hereof, notwithstanding that such Person (or its Affiliate) may have assigned all of its Loans and other interests hereunder and, therefore, at the time a claim is to be made in respect of such Guaranteed Obligations, such Person (or its Affiliate) is no longer a Lender party hereto; provided that such Person shall not be entitled to the benefits of this Section unless, at the time it ceased to be a Lender, it shall have notified the Administrative Agent of the existence of such Hedging Agreement.

SECTION 4.02. Obligations Unconditional.  The obligations of each Guarantor under Section 4.01 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of its Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with

(iv) any law or regulation of any jurisdiction or any other event affecting any term of a guaranteed obligation; or

(v) any lien or security interest granted to, or in favor of, the Administrative Agent, any Issuing Lender or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, any Issuing Lender or any Lender (or Affiliate thereof) exhaust any right, power or remedy or proceed against the respective Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

SECTION 4.03. Reinstatement.  The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of a Borrower in respect of its Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Administrative Agent, each Issuing Lender and each Lender (and each Affiliate thereof part to any Hedging Agreement) on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent, any Lender (or Affiliate) or any Issuing Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

SECTION 4.04. Subrogation.  Until the payment of all Guaranteed Obligations, and the termination of all Committed Amounts, each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article IV and further agrees with each Borrower for the benefit of each of its creditors (including, without limitation, each Issuing Lender, each Lender, each Affiliate thereof and the Administrative Agent) that any such payment by it shall constitute a contribution of capital by such Guarantor to such Borrower.

SECTION 4.05. Remedies.  Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the respective Borrower hereunder may be declared to be forthwith due and payable as provided in Article IX or Section 2.05(i), as applicable (and shall be deemed to have become automatically due and payable in the circumstances provided in Article IX or Section 2.05(k) or 3.05(k), as applicable) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 4.01.

SECTION 4.06. Instrument for the Payment of Money.  Each Guarantor hereby acknowledges that the guarantee in this Article IV constitutes an instrument for the payment of money, and consents and agrees that any Issuing Lender, any Lender (and any Affiliate thereof party to any Hedging Agreement) or the Administrative Agent, at its sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

SECTION 4.07. Continuing Guarantee.  The guarantee in this Article IV is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 4.08. Rights of Contribution.  The Guarantors (which, for purposes of this Section 4.08 only shall be deemed to exclude the Parent and Holdco) hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article IV and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 4.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any Equity Interests in any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Effective Date, as of the Effective Date and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

SECTION 4.09. Limitation on Guarantee Obligations.

(a) General Limitation. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor or Borrower under Section 4.01 would otherwise, taking into account the provisions of Section 4.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 4.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor or Borrower, any Lender, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b) Limitation Applicable to Dutch Guarantors. Anything in this Agreement or any of the other Loan Documents, any Hedging Agreement or any other instrument to the contrary notwithstanding, the maximum liability of any Subsidiary Guarantor organized under the laws of the Netherlands (each a “Dutch Guarantor”) shall in no event exceed the amounts which can be guaranteed by such Dutch Guarantor without constituting a “transgression of object” (“doeloverschrijding”) by such Dutch Guarantor within the meaning of article 2:7 of the Netherlands Civil Code or similar concepts under the laws of the Netherlands.

(c) Limitation Applicable to Luxembourg Guarantors. Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, the maximum liability under Section 4.01 of any Subsidiary Guarantor organized under the laws of the Grand Duchy of Luxembourg (the “Luxembourg Guarantor”) shall be limited at any time to an amount not exceeding the maximum financial capacity at such time of such Luxembourg Guarantor, such maximum financial capacity being equal to 85% of the Net Assets of the Luxembourg Guarantor, where “Net Assets” shall be deemed to be equal to such Luxembourg Guarantor’s shareholder’s equity (including share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) (Capitaux Propres) as calculated on the basis of such Luxembourg Guarantor’s most recent financial statements (Comptes Annuels), approved by such Luxembourg Guarantor’s managers or shareholders’ meeting in accordance with Luxembourg company law, certified by the statutory auditors and available at the date of the relevant payment obligation hereunder.

SECTION 4.10. Parallel Debt.

(a) Agreement to Create Parallel Debt. For purposes of (x) creating a Lien in the Collateral in or subject to the laws of any jurisdiction (each being herein called a “Relevant Jurisdiction”), such as Luxembourg or the Netherlands, that only permits Liens to be granted to the Administrative Agent to secure obligations directly held by the Administrative Agent and (y) ensuring the continued validity of any such Lien, the Administrative Agent and each of the Obligors that is either organized in a Relevant Jurisdiction or that is granting Liens on the Equity Interests of a Restricted Subsidiary that is organized in a Relevant Jurisdiction (herein a “Relevant Obligor”), and each Lender (on behalf of itself, each of the Hedging Counterparties and each of the Lender Affiliates), agrees notwithstanding anything to the contrary contained in this Agreement or any other Loan Document or instrument as follows.

(b) Definitions. For the purposes of this Section:

“Hedging Counterparty” means any Eligible Hedging Counterparty that may at any time be a creditor with respect of any Guaranteed Obligation.

“Lender Affiliate” means any affiliate of a Lender that may at any time be a creditor with respect of any Guaranteed Obligation.

“Principal Obligation” means any obligation to pay an amount to the Lenders, Hedging Counterparties or Lender Affiliates, or any one or more of them, whether present or future under or in connection with any Loan Document, Hedging Agreement or other instrument referred to in the definition of Guaranteed Obligations.

“Parallel Debt” has the meaning assigned to such term in paragraph (c) below.

(c) Creation of Parallel Debt. Each of the Relevant Obligors hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount payable by such Relevant Obligor in respect of its Principal Obligations as they may exist from time to time. The payment undertaking of each Relevant Obligor to the Administrative Agent  under this paragraph (c) is hereinafter to be referred to as a “Parallel Debt”.

(d) Due and Payable. Each Parallel Debt of a Relevant Obligor will become due and payable as and when one or more of the Principal Obligations of such Relevant Obligor become due and payable. Each Parallel Debt will be payable in the Currency or Currencies of the relevant Principal Obligations.

(e) Separate and Independent Undertaking, Obligation and Claim. Each of the parties to this Agreement (including but not limited to each Lender on behalf of itself, each of the Hedging Counterparties and each of the Lender Affiliates) hereby acknowledges that:

(i) each Parallel Debt constitutes an undertaking, obligation and liability of the Relevant Obligor to the Administrative Agent which is separate and independent from, and without prejudice to, the Principal Obligations; and

(ii) each Parallel Debt represents the Administrative Agent’s own separate and independent claim to receive payment of such Parallel Debt from the Relevant Obligor,

it being understood, in each case, that pursuant to paragraph (c) above the amount which may become payable by a Relevant Obligor as its Parallel Debt shall never exceed the total of the amounts which are payable under the Principal Obligations of such Relevant Obligor.

(f) Received Parallel Debt Amounts. Upon receipt by the Administrative Agent of any amount in payment of the Parallel Debt of a Relevant Obligor (“Received Amount”), the Principal Obligations of such Relevant Obligor to the relevant Lender, Hedging Counterparty or Lender Aaffiliate shall be reduced by amounts totaling an amount (“Deductible Amount”) equal to the Received Amount in the same manner as if the Deductible Amount were received as a payment of the Principal Obligations on the date of receipt by the Administrative Agent of the Received Amount. To the extent the Administrative Agent receives any amount in payment of the Parallel Debt of a Relevant Obligor, the Administrative Agent shall distribute such amount among the Lenders, Hedging Counterparties and Lender Affiliates who are creditors of the Principal Obligations of such Relevant Obligor in accordance with the applicable provisions of this Agreement and the other Loan Documents.

(g) Role of Administrative Agent. For purposes of this Section, the Administrative Agent acts in its own name and not as trustee or agent of any of the Lenders, the Hedging Counterparties or the Lender Affiliates and its claims in respect of the Parallel Debt shall not be held in trust. The Liens granted by the Relevant Obligors to the Administrative Agent under the Security Documents to secure the obligations under the Parallel Debt is granted to the Administrative Agent in its capacity as a direct creditor in respect of the Parallel Debt, and not as a trustee or agent for the Lenders, the Hedging Counterparties or the Lender Affiliates. Nothing in this Section shall in any way limit the right of the Administrative Agent to act in protection or preservation of, the rights under, or to enforce any Security Document as contemplated by this Agreement or any other Loan Document.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Obligor represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its Subsidiaries (or, as applicable, each of its Restricted Subsidiaries), that:

SECTION 5.01. Organization; Powers.  Each Obligor and each of its Restricted Subsidiaries is duly organized, incorporated or formed, validly existing and in good standing (or its equivalent, if applicable) under the laws of the jurisdiction of its organization, except in each case (other than in the case of the existence of each Obligor and each of its Significant Subsidiaries) where the failure to do so (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. Each Obligor and each of its Restricted Subsidiaries has all requisite power and authority under its organizational or constitutional documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (or its equivalent, if applicable) in, every jurisdiction where such qualification is required.

SECTION 5.02. Authorization; Enforceability.  The Transactions are within the corporate or other power of each Obligor and have been duly authorized by all necessary corporate or other action (including, if required, equityholder action) on the part of such Obligor. This Agreement has been duly executed and delivered by each Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 5.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person (other than the filing or recording of the Liens to be created pursuant to the Security Documents), (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational or constitutional documents of any Obligor or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon any Obligor, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Obligor, and (d) except for the Liens created by the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Obligors.

SECTION 5.04. Financial Condition; No Material Adverse Change.  The Company has heretofore delivered to the Lenders the following financial statements:

(i) the audited consolidated balance sheet, statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Parent and its consolidated Subsidiaries as of and for the fiscal year ended December 30, 2005, reported on by PricewaterhouseCoopers LLP, independent public accountants; and

(ii) the unaudited consolidated balance sheet, statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Parent and its consolidated Subsidiaries as of and for the six-month period ended June 30, 2006, certified by a Financial Officer.

Such financial statements present fairly, in all material respects, the respective consolidated financial condition of the respective entities as at said respective dates and the consolidated results of their operations for the fiscal periods ended on said respective dates, all in accordance with generally accepted accounting principles and practices applied on a consistent basis, subject, in the case of unaudited financial statements, to the absence of footnotes and year-end audit adjustments. None of said entities had on the date of said annual financial statements any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are required by GAAP to be disclosed in such financial statements or the footnotes thereto that are not disclosed therein. Since December 30, 2005, there has been no material adverse change (or any event, development or circumstance that, individually or in the aggregate, would reasonably be expected to result in a material adverse change) in the business, assets, operations or condition, financial or otherwise, of the Parent and its Subsidiaries taken as a whole.

SECTION 5.05. Properties.

(a) Properties Generally. Each Obligor and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for (i)  defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) Liens permitted under Section 8.02.

(b) Intellectual Property. Each Obligor and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by such Obligor and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06. Litigation and Environmental Matters.

(a) Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Obligors, threatened against or affecting the Obligors or any of their Restricted Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no (i) Group Member has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) Group Member has become subject to any Environmental Liability or (iii) Group Member has received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law.

(c) No Default. No Default or Event of Default has occurred and is continuing.

SECTION 5.07. Compliance with Laws and Agreements.  Each Obligor and its Restricted Subsidiaries is in compliance with all laws (other than, subject to Section 5.06, Environmental Matters), regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Investment Company Status.  No Obligor nor any of their respective subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 5.09. Taxes.  Each of the Obligors and their respective Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. There has been no failure to make any required contribution to any Plan that has resulted in a Lien arising under Section 302 of ERISA or Section 412 of the Code.

SECTION 5.11. Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Obligors to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents (including, without limitation, the information other than projections or forward-looking statements set forth in the Confidential Information Memorandum) or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information (other than projections or forward-looking statements) furnished after the date hereof by each Obligor and its Subsidiaries to the Administrative Agent and the Lenders in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true and accurate in every material respect, on the date as of which such information is stated or certified.

SECTION 5.12. Labor Matters.  No Obligor nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that has had or would (individually or together with other similar unfair labor practices) reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint, or comparable proceeding under applicable legislation in any other jurisdiction, pending or (to the knowledge of any Obligor) threatened against any Obligor or any of its Restricted Subsidiaries before the National Labor Relations Board, or comparable governmental board in any other jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or (to the knowledge of any Obligor) threatened against any Obligor or any of its Restricted Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending or (to the knowledge of any Obligor) threatened against any Obligor or any of its Restricted Subsidiaries and (iii) no union representation question existing with respect to the employees of any Obligor or any of its Restricted Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as has not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.13. Subsidiaries, Etc .

(a) Subsidiaries. Set forth in Schedule 5.13 is a complete and correct list of all of the Subsidiaries of the Obligors as of the date hereof together with, for each such Subsidiary as of the date hereof, (i) the jurisdiction of organization, incorporation or formation of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary, (iii) identifying whether or not such Subsidiary is a Restricted Subsidiary and (iv) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.

(b) Project Entities. The Persons identified on Schedule 5.13 as Project Entities, and their respective Subsidiaries, were formed or acquired for the primary purpose of constructing, acquiring, owning, leasing and/or operating any sites, facilities, projects or any agreements related thereto.

SECTION 5.14. Perfection and Priority of Liens.  Except for Liens expressly permitted by Section 8.02, at all times after the execution of the Security Documents, the Security Documents create (or will, within applicable periods prescribed by law, create), in favor of the Administrative Agent for the benefit of the Secured Parties under and as defined in the Security Agreement, as security for the obligations purported to be secured thereby, a legal, valid, enforceable and perfected (or its equivalent under the laws of any applicable jurisdiction) security interest in all of the Collateral (excluding (i) any portion thereof not giving rise to an Event of Default under paragraph (l) of Article IX and (ii) any security interests in any Collateral not required to be perfected hereunder or under the Security Documents), in each case (except in the case of Liens expressly permitted by Sections 8.02 (b), (c), (d), (e), (f), (g) and (h)) superior to and prior to all other Liens.

SECTION 5.15. Real Property.  As of the date hereof and except for the Perryville Fee-Owned Property, no Obligor owns any fee interest in any real property having a fair market value in excess of $3,000,000.

SECTION 5.16. Margin Stock.  No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock.

SECTION 5.17. Commercial Activity; Absence of Immunity . Each Obligor organized outside of the United States of America is subject to civil and commercial law with respect to its respective Obligations under this Agreement and the other Loan Documents. The execution, delivery and performance by each such Obligor of this Agreement and the other Loan Documents constitute private and commercial acts rather than public or governmental acts.

ARTICLE VI

CONDITIONS

SECTION 6.01. Effective Date.  The Effective Date shall be the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) Counterparts of Agreement. The Administrative Agent (or Special Counsel) shall have received counterparts of the following documents signed by the following parties or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that the following parties have signed counterparts of the following documents: (i) from the Obligors, this Agreement, (ii) from the Borrowers and the Persons that will be the initial Lenders hereunder, Lender Addenda providing for Revolving Credit Commitments in the aggregate amount of $200,000,000 and Synthetic LC Funding Amounts in the aggregate amount of $150,000,000.

(b) Opinion of Counsel to Obligors. The Administrative Agent (or Special Counsel) shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Latham & Watkins LLP, special New York counsel to the Obligors, substantially in the form of Exhibit B-1, and of the General Counsel of the Borrower, substantially in the form of Exhibit B-2 (and each Obligor hereby requests such counsels to deliver such opinions).

(c) Opinion of Special Counsel. The Administrative Agent shall have received a favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Special Counsel, substantially in the form of Exhibit C (and the Administrative Agent requests Special Counsel to deliver such opinion).

(d) Corporate and Similar Matters. The Administrative Agent (or Special Counsel) shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, incorporation or formation, existence and good standing (or its equivalent, if applicable, under the laws of any relevant jurisdiction) of each Obligor, the authorization of the Transactions and any other legal matters relating to the Obligors, this Agreement, the other Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and Special Counsel.

(e) Officer’s Certificate. The Administrative Agent (or Special Counsel) shall have received a certificate, dated the Effective Date and signed by the President or a Vice President of the Parent, or a Financial Officer, confirming compliance on the Effective Date with the conditions set forth in paragraphs (a) and (b) of Section 6.03.

(f) Notes. The Administrative Agent (or Special Counsel) shall have received for each Lender that shall have requested a promissory note, a duly completed and executed promissory note for such Lender.

(g) Lien Search Results. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction reasonably requested by the Administrative Agent with respect to each of the Obligors (to the extent obtainable in such jurisdiction), and such search results shall not reveal Liens on any of the assets of any Obligor except for Liens permitted hereunder or Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(h) Environmental Survey and Questionnaire. The Administrative Agent shall have received a recent Phase I environmental survey and assessment prepared by a firm of licensed engineers (familiar with the identification of toxic and hazardous substances) reasonably satisfactory to the Administrative Agent with respect to the Company’s facility and related real property located in Union Township, New Jersey, which survey and assessment shall be in form and detail satisfactory to the Administrative Agent and show a condition of such facility and related real property reasonably satisfactory to the Administrative Agent.

(i) Process Agent Acceptance. The Administrative Agent shall have received evidence of the acceptance by the Person appointed by the Obligors pursuant to Section 11.13(d) to act as agent for service of process.

(j) Ratings. The extensions of credit to be outstanding hereunder shall have received a rating from both S&P and Moody’s.

(k) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or Special Counsel shall have reasonably requested.

Anything in this Agreement to the contrary notwithstanding, if and to the extent that the existence or performance of any obligation of the Parent or any of its Subsidiaries set forth in Section 7.10, 8.01, 8.02, 8.05(a), 8.06, 8.07 or 8.08 would constitute a default or event of default under the Existing Loan Agreement then such obligation shall not exist or be enforceable and all its effects and consequences shall be suspended for the period from and including the Effective Date to and including the making of the initial extensions of credit hereunder on the Closing Date.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the Effective Date shall not occur unless such notification is given by the Administrative Agent at or prior to 5:00 p.m., New York City time, on September 15, 2006.

SECTION 6.02. Closing Date.  The obligations of the Lenders to make Loans, issue Letters of Credit or fund Synthetic LC Credit-Linked Deposits shall subject to the satisfaction of the following conditions (or their waiver in accordance with Section 11.02):

(a) Security Documents; Title Insurance; Legal Opinions. The Administrative Agent (or Special Counsel) shall have received from the Obligors the mortgages, security agreement, pledge agreements, control agreements and other Security Documents described in Schedule 6.02, in each case in form reasonably satisfactory to the Administrative Agent, and each Obligor shall have taken such action (or made arrangements for the same reasonably satisfactory to the Administrative Agent) as shall be necessary for such Security Documents to create in favor of the Administrative Agent valid, perfected (to the extent required in the respective Security Documents), enforceable, first priority Liens in favor of the Administrative Agent for the benefit of the Lenders on the Property of the Obligors intended to be covered thereby. In addition, to the extent set forth in said Schedule 6.02, the Administrative Agent shall have received (i) title insurance with respect to any mortgage covering real property in the United States of America in an amount not less than 125% of the fair market value of such real property (including improvements) as estimated in good faith by a Financial Officer and (ii) opinions of counsel in the respective foreign jurisdictions under the laws of which such Security Documents are executed, in each case in form and scope reasonably satisfactory to the Administrative Agent.

(b) Insurance. The Administrative Agent shall have received certificates of insurance evidencing the existence of all such insurance and the designation of the Administrative Agent as the loss payee, as the case may be, thereunder to the extent required by Section 7.05, such certificates to be in such form and contain such information as is specified in Section 7.05.

(c) Repayment of Indebtedness under Existing Loan Agreement. The Company shall have repaid in full the principal of and interest on all of the “Loans” outstanding under the Existing Loan Agreement and all other amounts owing by the Company thereunder (other than in respect of “Letters of Credit” thereunder which are either continued as Letters of Credit hereunder, as provided in Section 2.05(j) or 3.05(j), or back-stopped by Letters of Credit issued hereunder) and all commitments under the Existing Loan Agreement shall have been terminated, and the Administrative Agent shall have received evidence reasonably satisfactory to it that all Liens securing, any Indebtedness under the Existing Loan Agreement will be released concurrently with the initial extension of credit under this Agreement (or arrangements for such release reasonably satisfactory to the Administrative Agent shall have been made).

(d) Fees and Expenses. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(e) Certificate as to Certain -Representations and Defaults. The Administrative Agent shall have received a certificate made on behalf of the Obligors by a Financial Officer substantially to the effect that the representations and warranties set forth in Sections 5.01, 5.02 and 5.03 are true and correct on the Closing Date.

(f) Effective Date. The Administrative Agent shall have notified the Company and Lenders that the Effective Date has occurred.

(g) Notification of Closing. The Administrative Agent shall have received from the Company notices of borrowing, or requests for the issuance of Letters of Credit, in form satisfactory to the Administrative Agent.

The Administrative Agent shall notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the Closing Date shall not occur unless such notification is given at or before 5:00 p.m., New York City time, on October 16, 2006.

SECTION 6.03. Each Extension of Credit.  The obligation of each Lender to make a Loan on the occasion of any Borrowing to be made at any time on or after the Closing Date, and of an Issuing Lender to issue, amend, renew or extend any Letter of Credit at any time on or after the Closing Date, is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Obligor set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

(b) No Defaults. At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

Each Borrowing Request, or request for issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Company (both as of the date of such Borrowing Request, or request for issuance, amendment, renewal or extension, and as of the date of the related Borrowing or issuance, amendment, renewal or extension) as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Committed Amounts have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or shall have been Defeased and all LC Disbursements outstanding at such time shall have been reimbursed, each Obligor covenants and agrees with the Lenders that:

SECTION 7.01. Financial Statements and Other Information.  The Parent will furnish to the Administrative Agent for delivery to the Lenders:

(a) as soon as available, but in any event no later than the later of (x) 90 days after the end of each fiscal year of the Parent and (y) the second Business Day after the date the financial statements for the Parent and its Subsidiaries referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i) consolidated statements of operations and comprehensive loss and cash flows of the Parent and its Subsidiaries for such fiscal year and the related consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year,

(ii) an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that said consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, and

(iii) a statement of adjustments necessary to exclude the effect of that portion of the components of EBITDA, Indebtedness and interest attributable to Project Entities from the foregoing financial statements, certified by a Financial Officer;

(b) as soon as available, but in any event no later than the later of (x) 50 days after the end of each of the first three fiscal quarters of the Parent and (y) the second Business Day after the date the financial statements for the Parent and its Subsidiaries referred to in clause (i) below are required to be filed with the Securities and Exchange Commission:

(i) consolidated statements of operations and comprehensive loss, shareholders’ equity (deficit) and cash flows of the Parent and its Subsidiaries for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets of the Parent and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year),

(ii) a certification made on behalf of the Parent by a Financial Officer to the effect that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries on a consolidated basis as of and for the periods presented in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes, and

(iii) a statement of adjustments necessary to exclude the effect of that portion of the components of EBITDA, Indebtedness and interest attributable to Project Entities from the foregoing financial statements, certified by a Financial Officer;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) stating, to the best of his or her personal knowledge, information and belief after due inquiry, whether a Default has occurred and, if a Default known to him or her has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 8.01, 8.02, 8.04, 8.05, 8.06, 8.07 and 8.09, (iii) setting forth a calculation, in form and detail reasonably satisfactory to the Administrative Agent, of any pro forma adjustments to EBITDA and Interest Expense described in the last paragraphs of the definitions of such terms in Section 1.01 and (iv) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available and in any event within 90 days after the beginning of each fiscal year of the Parent following the Effective Date, an annual operating budget (setting forth an itemization of the principal assumptions relating thereto) for such fiscal year;

(e) promptly after the same become publicly available, copies of all registration statements, regular periodic reports and press releases filed by the Parent or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(f) promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Group Member, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided, that the Group Members will not be required to deliver confidential information consisting of trade secrets or other proprietary or competitively sensitive information not constituting financial information.

SECTION 7.02. Notices of Material Events.  The Parent will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default known to a Financial Officer;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent or any Affiliate thereof that, in the reasonable judgment of a Financial Officer, has a reasonable likelihood of being adversely determined and which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that has resulted in, or in the good faith judgment of a Financial Officer would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 7.02 shall be accompanied by a statement of a Financial Officer describing in reasonable detail (to the extent known to such officer after due inquiry) of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 7.03. Existence; Conduct of Business.  The Parent will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct and continuation of its business, except where the failure to do so, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, amalgamation, liquidation, winding up or dissolution permitted under Section 8.04.

SECTION 7.04. Payment of Obligations.  The Parent will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid before the same shall become delinquent or in default, would reasonably be expected to result in a Material Adverse Effect, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.05. Maintenance of Properties; Insurance.  The Parent will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect excepted. In addition, the Parent will, and will cause each of its Restricted Subsidiaries to:

(a) maintain with financially sound and reputable insurers, insurance on all real and personal property in at least such amounts and against at least such risks as are usually insured against by companies of established reputation engaged in the same or similar business and owning similar assets as the Parent or such Restricted Subsidiary (such companies being herein called “Similar Companies”), except where such risks are covered by self insurance, so long as the amount of such self insurance and the risks covered thereby are consistent with that maintained by Similar Companies; and

(b) cause all such property damage policies, to the extent maintained for the benefit of any Obligor, to be endorsed or otherwise amended to include a “standard” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7.06. Books and Records; Inspection Rights.  The Parent will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that the Parent shall not be required to disclose any trade secrets or any other confidential, proprietary information relating to the Parent or any of its Subsidiaries and respective businesses. If such visit and inspection occurs at a time when no Default has occurred and is continuing, such visit and inspection by the Administrative Agent or any Lender shall be coordinated through the Administrative Agent and shall be limited to one visit and one inspection during any consecutive twelve-month period.

SECTION 7.07. Governmental Approvals.  Each Obligor agrees that it will promptly obtain from time to time at its own expense all such governmental licenses, authorizations, consents, permits and approvals as may be required (a) for this Agreement and each other Loan Document to which such Obligor is a party to be a valid and enforceable obligation of such Obligor and (b) to maintain the existence, priority and perfection (or its equivalent under the laws of any applicable jurisdiction) of the Liens purported to be created under the Security Documents to which such Obligor is a party.

SECTION 7.08. Compliance with Laws.  The Parent will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.09. Use of Proceeds . The proceeds of the Revolving Credit Loans or Incremental Loans of any Series will be used to provide funds for any lawful purpose of the Borrowers and their Subsidiaries, provided that no more than $75,000,000 in Revolving Credit Loans funded to make payments of LC Disbursements (whether in respect of Revolving Letters of Credit or Synthetic Letters of Credit) may be outstanding at any one time. Letters of Credit may be issued for any lawful purpose of the Borrowers and their Subsidiaries (including of any Foreign Subsidiary). No part of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 7.10. Certain Obligations Respecting Subsidiaries and Collateral Security.

(a) New Restricted Subsidiaries. Subject to the penultimate paragraph of Section 6.01, the Parent will take such action, and will cause each of its Restricted Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Restricted Subsidiaries that are Domestic Subsidiaries formed or acquired after the date hereof that are not Immaterial Subsidiaries are “Guarantors” hereunder and under the applicable Security Documents, including causing each such newly-formed or acquired Restricted Subsidiary (other than an Immaterial Subsidiary) to

(i) become a “Guarantor” hereunder, and under the applicable Security Documents pursuant to a Joinder Agreement or other instrument in form and substance reasonably satisfactory to the Administrative Agent;

(ii) cause such newly-formed or acquired Restricted Subsidiary to take such action as shall be reasonably requested by the Administrative Agent to create and perfect valid and enforceable Liens on substantially all of the Property of such Restricted Subsidiary (other than Excluded Assets) as collateral security for the Guaranteed Obligations of such newly-formed or acquired Restricted Subsidiary, and

(iii) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 on the Effective Date or pursuant to Section 6.02 on the Closing Date or as the Administrative Agent may reasonably request.

Notwithstanding the foregoing, the Administrative Agent may in its discretion waive the requirements of this paragraph (a) with respect to any Restricted Subsidiary, or any property of any Restricted Subsidiary, to the extent that it determines (in consultation with the Company) that the costs of obtaining a Lien on such property are excessive in relation to the value of the security to be afforded thereby.

(b) Additional Equity Interests. Subject to the penultimate paragraph of Section 6.01, in the event that any additional Equity Interests not constituting Excluded Assets shall be issued by any Restricted Subsidiary to any Obligor, such Obligor shall forthwith deliver to the Administrative Agent pursuant to the Security Agreement or other Security Document (or, subject to the following proviso, in the case of any Restricted Subsidiary that is a Foreign Subsidiary, pursuant to a pledge agreement, security agreement or other instrument under the law applicable to such Restricted Subsidiary creating a lien on) any certificates evidencing such Equity Interest, accompanied by undated stock or other powers executed in blank and take such other action as the Administrative Agent shall reasonably request to perfect the security interest created therein pursuant to the Security Documents, provided that, in the case of the Equity Interest of any Foreign Subsidiary, the Administrative Agent may in its discretion waive the requirements of this paragraph (b) with respect to obtaining a foreign law pledge agreement, security agreement or other instrument to the extent that it determines (in consultation with the Company) that the costs of obtaining a Lien on such Equity Interests are excessive in relation to the value of the security to be afforded thereby.

(c) Immaterial Subsidiaries. Subject to the penultimate paragraph of Section 6.01, if, based upon the financial statements delivered pursuant to Section 7.01(a) or 7.01(b) for any fiscal quarter, either the aggregate assets or aggregate revenue of all Subsidiaries designated as “Immaterial Subsidiaries” hereunder in effect at such time shall exceed $10,000,000 as at the end of and for the most-recently ended four-quarter period, the Company shall, within five Business Days thereof, (i) rescind the designation as “Immaterial Subsidiaries” of one or more of such Subsidiaries (and of any Subsidiaries thereof) so that, after giving effect thereto, neither the aggregate assets nor aggregate revenue of all Subsidiaries so designated (and which designations have not been rescinded) shall exceed $10,000,000 and (ii) within 60 days thereafter, cause the actions and the documents and other instruments referred to in paragraphs (a) and (b) above to be taken or delivered by the applicable Obligors and such Restricted Subsidiaries, or in respect of the Equity Interests of such Restricted Subsidiaries, as if such Subsidiaries were newly-acquired Restricted Subsidiaries.

(d) Real Property. Subject to the penultimate paragraph of Section 6.01, if after the Closing Date any Obligor shall acquire any real property interest not constituting Excluded Assets (or shall make any improvements to any real property interest resulting in its no longer constituting Excluded Assets), then (subject, (i) in the case of any such interest that is a leasehold interest, to the delivery by the relevant landlord(s) of any required landlord consent, and the execution and recording of any required memorandum of lease, and (ii) in the case of any real property or leasehold interest that is subject to a Lien permitted under Section 8.02 or, in the case of a leasehold interest where the underlying fee is subject to a Lien, to the delivery by the holder of such Lien of any necessary consent) it will or, as applicable, will cause the respective Restricted Subsidiary holding such real property interest, to execute and deliver in favor of the Administrative Agent a mortgage, deed of trust or similar instrument (as appropriate for the jurisdiction in which such respective real property is situated), all as reasonably requested by the Administrative Agent, pursuant to which such Obligor will create a Lien upon such real property interest (and improvements) in favor of the Administrative Agent for the benefit of the Lenders (and any Eligible Hedging Counterparty) as collateral security for the Secured Obligations under and as defined in the Security Agreement, and will deliver (or, or in case of landlord or lienholder consents, will use its commercially reasonable efforts to cause the relevant landlord(s) or lienholder(s) to deliver) such opinions of counsel, landlords consents, memoranda of lease, lienholder consents and title insurance policies as the Administrative Agent shall reasonably request in connection therewith, provided that the Administrative Agent in its discretion may waive the requirements of this paragraph (d) with respect to any real property or leasehold interest to the extent that it determines (in consultation with the Company) that the costs of obtaining a Lien on such real property or leasehold interest are excessive in relation to the value of the security to be afforded thereby.

(e) Further Assurances. Subject to the penultimate paragraph of Section 6.01, the Parent will, and will cause each Obligor to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Section 7.10.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Committed Amounts have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or shall have been Defeased and all LC Disbursements outstanding at such time shall have been reimbursed, each Obligor covenants and agrees with the Lenders that:

SECTION 8.01. Indebtedness.  Subject to the penultimate paragraph of Section 6.01, the Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder (and, up to to the initial extensions of credit hereunder on the Closing Date, Indebtedness under the Existing Loan Agreement and, after such initial extensions of credit, Indebtedness in respect of any letter of credit issued under the Existing Loan Agreement but only to the extent that the full face amount of such letter of credit is backstopped by a Letter of Credit issued hereunder);

(b) Indebtedness existing on the date hereof and set forth in Schedule 8.01, and any extension, renewal or refinancing thereof so long as the terms of any such extension, renewal or refinancing provide that (i) no principal payment or prepayment thereof shall be required before the Commitment Termination Date, except by reason of acceleration resulting from an event of default, (ii) the average life to maturity thereof is greater than or equal to the Indebtedness being extended, renewed or refinanced, (iii) the principal amount thereof does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced (plus any related transaction costs) and (iv) such Indebtedness as so extended, renewed or refinanced is not secured by any Property not pledged as security in respect of the Indebtedness being extended, renewed or refinanced);

(c) unsecured Indebtedness in respect of letters of credit and bank guaranties;

(d) Indebtedness of Restricted Subsidiaries that are not Obligors in an aggregate principal amount up to but not exceeding $100,000,000;

(e) Indebtedness of the Parent or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $75,000,000 at any time outstanding;

(f) Indebtedness in respect of unsecured senior or subordinated notes issued by the Parent, Holdco or the Company after the date hereof in a public or Rule 144A offering (and any Guarantees of other Obligors in respect of such Indebtedness) so long as (i) no Default exists at the time of such issuance or would result therefrom (including compliance with the provisions of Section 8.09), (ii) no installments of principal of such notes shall be payable (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise) earlier than the date twelve months after the Commitment Termination Date, (iii) the proceeds of such Indebtedness are applied to finance the purchase price of one or more Acquisitions permitted hereunder and (iv) the aggregate principal amount of such Indebtedness shall not exceed $100,000,000 at any time outstanding;

(g) Indebtedness of any Group Member to any other Group Member or to any Project Entity for so long as such Group Member or Project Entity, as applicable, remains a Subsidiary; provided that any such Indebtedness of any Obligor to a Subsidiary or a Project Entity that is not an Obligor shall be subordinated to the Obligations upon terms in form and substance reasonably satisfactory to the Administrative Agent;

(h) Guarantees permitted under Section 8.05;

(i) unsecured Indebtedness incurred by any Obligor under one or more borrowing arrangements;

(j) additional Indebtedness of any Group Member incurred in respect of Acquisitions in an aggregate principal amount not exceeding $25,000,000 at any one time outstanding; and

(k) additional Indebtedness of any Group Member incurred for any purpose in an aggregate principal amount not exceeding $50,000,000 at any one time outstanding.

SECTION 8.02. Liens.  Subject to the penultimate paragraph of Section 6.01, the Parent will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created under the Security Documents (and, up to the initial extensions of credit hereunder on the Closing Date, Liens securing Indebtedness and other obligations under the Existing Loan Agreement);

(b) any Lien on any property or asset of the Parent or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 8.02, provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or delinquent (or in the case of property taxes and assessments not exceeding $2,000,000 in the aggregate more than 90 days overdue) or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent or the affected Subsidiaries, as the case may be, in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments) but only to the extent, for an amount and for a period not resulting in an Event of Default under paragraph (j) of Article IX;

(e) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation;

(f) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Property of the Parent and its Restricted Subsidiaries or materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries;

(h) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letters of credit drawings; and

(i) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Restricted Subsidiary, provided that (i) such Liens secure Indebtedness permitted by Section 8.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;

(j) Liens on Property of Restricted Subsidiaries that are not Obligors, so long as such Liens do not extend to cover Property of any Obligor;

(k)  licenses, on a non-exclusive basis (or, solely with respect to any territory where neither the Parent nor any Restricted Subsidiary is doing business, on an exclusive basis) of rights in the intellectual property of the Parent or any Restricted Subsidiary granted in the ordinary course of business;

(l)  Liens on the Equity Interests of, and on the property or assets of, a Project Entity securing Non-Recourse Project Indebtedness;

(m)  Liens on Property purchased or built pursuant to any engineering, construction, procurement, manufacturing, equipment or supply contract (each, a “Customer Contract”) with a customer (including any Governmental Authority) in favor of such customer, which Liens arise in the ordinary course of business and secure the performance obligations of the Parent or the relevant Restricted Subsidiary (as applicable) under such Customer Contract; and

(n) additional Liens upon real or personal Property created after the date hereof provided that the aggregate amount of obligations secured thereby shall not exceed $50,000,000.

SECTION 8.03. Sale and Leaseback Transactions.  The Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such Property is permitted by Section 8.04 and (ii) any Lien arising in connection with the use of such Property by any Group Member is permitted by Section 8.02.

SECTION 8.04. Fundamental Changes.  The Parent will not, nor will it permit any of its Restricted Subsidiaries to, enter into any transaction of merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution). The Parent will not, nor will it permit any of its Restricted Subsidiaries to, acquire any business or property from, or Equity Interests in, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business, Investments and Acquisitions permitted under Section 8.05 and Capital Expenditures. The Parent will not, nor will it permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, but excluding (x) obsolete or worn-out property, tools or equipment no longer used or useful in its business and (y) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms).

Notwithstanding the foregoing provisions of this Section 8.04:

(a) any Restricted Subsidiary may be merged or consolidated with or into any other Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that if any party to such transaction shall be an Obligor, the surviving or continuing entity must be or become an Obligor;

(b) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation, winding up, dissolution or otherwise) to any other Restricted Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that if such sale is of all or substantially all of the assets of an Obligor, either (i) the acquiring Subsidiary must be or become an Obligor or (ii) such sale must be for fair market value (and, if such fair market value shall exceed $50,000,000, such value shall have been determined based upon an independent valuation);

(c) the Equity Interests in any Restricted Subsidiary may be sold, transferred or otherwise disposed of to the Parent or any Restricted Subsidiary so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing;

(d) any Restricted Subsidiary (other than a Borrower) may be liquidated, wound up or dissolved so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing; provided that if such Restricted Subsidiary is an Obligor, than the Subsidiary to which the assets of such Restricted Subsidiary are transferred upon such liquidation, winding up or dissolution shall be or become an Obligor;

(e) so long as at the time thereof and after giving effect thereto no Default shall have occurred and be continuing, the Parent or any of its Restricted Subsidiaries may sell assets (including Equity Interests issued by any of their respective Restricted Subsidiaries) for fair market value provided that the aggregate fair market value of all assets sold pursuant to this paragraph (e) during any single fiscal year shall not exceed $100,000,000;

(f) in addition to the sales permitted under the foregoing paragraph (f), the Parent and its Restricted Subsidiaries may (i) sell the Property of, or equity interests in, Project Entities (so long as after giving effect to such sale, the Parent shall be in pro forma compliance with the requirements of Section 8.09 and shall have delivered a calculation, in form and detail reasonably satisfactory to the Administrative Agent, to such effect from a Financial Officer) and (ii) consummate other sales so long as the aggregate fair market value thereof in any single fiscal year shall not exceed $100,000,000 and during the term of this Agreement shall not exceed $300,000,000; and

(g)  the Parent or any Restricted Subsidiary may transfer or otherwise dispose of any Property that is subject to a Customer Contract to the customer under such Customer Contract in connection with the transfer of the project to such customer.

SECTION 8.05. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements.

(a) Investments, Etc. Subject to the penultimate paragraph of Section 6.01, the Parent will not, and will not permit any of its Restricted Subsidiaries to, make or permit to remain outstanding any Investment, except:

(i) Investments held by the Parent and its Restricted Subsidiaries on the date of, and reflected in the most recent financial statement delivered under Section 5.04;

(ii) Investments by the Parent and its Restricted Subsidiaries in Obligors and by any Subsidiary of the Parent that is not an Obligor in any other Restricted Subsidiary;

(iii) Investments by the Obligors in Restricted Subsidiaries that are not Obligors, so long as the aggregate amount of all such Investments made at any time after the Effective Date shall not exceed the sum of (w) $80,000,000 plus (x) 100% of all cash received after the Effective Date by any Obligor on account of Investments made pursuant to this clause (iii), whether as income, return of capital or proceeds of the sale of such Investments plus (y) 100% of all loan repayments, proceeds of intercompany loans and other cash, except for amounts included in the foregoing sub-clause (x), received any time after January 1, 2006 by Obligors from Restricted Subsidiaries that are not Obligors plus (z) the Unapplied Equity Proceeds at such time;

(iv) Investments in Project Entities or joint ventures in an aggregate amount up to but not exceeding $70,000,000 at any one time plus (x) 100% of all cash received after the Effective Date by any Obligor on account of Investments made pursuant to this clause (iv), whether as income, return of capital or proceeds of the sale of such Investments plus (y) at any time 50% of the cumulative Excess Cash Flow for the period commencing on January 1, 2007 through and including the last day of the fiscal year most recent ended prior to such time plus (z) the Unapplied Equity Proceeds at such time;

(v) Permitted Investments;

(vi) operating deposit accounts with banks;

(vii) Guarantees by the Parent or any Restricted Subsidiary of Indebtedness or other obligations of the Parent or any Restricted Subsidiary or Affiliate not otherwise prohibited by this Agreement;

(viii) Investments constituting Acquisitions permitted under Section 8.05(c); and

(ix) additional Investments in an aggregate amount up to but not exceeding at any one time the sum of (x) $50,000,000 plus (y) 100% of all cash received after the Effective Date by the Parent and its Restricted Subsidiaries on account of Investments made pursuant to this clause (x), whether as income, return of capital or proceeds of the sale of such Investments plus (z) the Unapplied Equity Proceeds at such time.

(b) Hedging Agreements. The Parent will not, and will not permit any of its Restricted Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Parent or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities.

(c) Acquisitions. The Parent will not, and will not permit any of its Restricted Subsidiaries to, make any Acquisition unless:

(i) such Acquisition (if by purchase of assets, merger, consolidation or amalgamation) shall be effected in such manner so that the acquired business, and the related assets, are owned either by the Parent or a Subsidiary of the Parent and, if effected by merger, consolidation or amalgamation involving the Parent, the Parent shall be the continuing or surviving entity and, if effected by merger, consolidation or amalgamation involving a Subsidiary of the Parent, such Subsidiary shall be the continuing or surviving entity;

(ii) such Acquisition (if by purchase of Equity Interests) shall be effected in such manner so that the acquired entity becomes a Subsidiary of the Parent;

(iii) such business and the related assets, or any acquired Subsidiary, are primarily a business permitted under Section 8.10;

(iv) after giving effect to such Acquisition on a pro forma basis (as if completed on the first day of the four-quarter period ended on the last day of the most recent fiscal quarter for which financial statements are then available, and including in such pro forma calculation all Indebtedness assumed as part of or incurred to finance such Acquisition as if such Indebtedness was incurred on the first day of such period) the Total Leverage Ratio would be no greater than 2.25 to 1 (such ratio to be based upon financial statements for the acquired business that, in the Parent’s reasonable opinion, are sufficient for it to make a calculation thereof on a pro forma basis, as at the end of and for the period of four fiscal quarters most recently ended prior to the date of such Acquisition for which financial statements of the Parent and its Subsidiaries are available, under the assumption that such Acquisition shall have occurred, and any Indebtedness in connection therewith shall have been incurred, at the beginning of the applicable period), provided that, in the event such Acquisition shall be of a stand-alone business entity or unit of the respective seller for which separate audits are available and the aggregate amount of consideration in respect of such Acquisition shall exceed $25,000,000, the Parent shall have delivered to the Administrative Agent financial statement for the acquired business for its most recent fiscal year reviewed by independent auditors; and

(v) at the time of and giving effect to such Acquisition, no Default shall have occurred and be continuing and the sum of the unused Revolving Credit Commitments and Incremental Loan Commitments of each Class together with Cash and cash equivalents carried on the consolidated balance sheets of the Parent and its consolidated Restricted Subsidiaries is at least equal to $50,000,000.

SECTION 8.06. Restricted Payments.  Subject to the penultimate paragraph of Section 6.01, the Parent will not, nor will it permit any of its Restricted Subsidiaries to, declare or make any Restricted Payment at any time; provided that the Parent may declare and make Restricted Payments in cash (including, without limitation, Restricted Payments to Affiliates), subject to the satisfaction of each of the following conditions on the date of such Restricted Payment and after giving effect thereto:

(a) the Parent and any of its Restricted Subsidiaries may repurchase from management, employees and directors equity interests distributed to such management, employees and directors pursuant to stock option plans or other benefit plans in an aggregate amount up to but not exceeding $10,000,000 during any single fiscal year, provided that such figure shall be increased by the aggregate net cash proceeds received by the Parent after the date hereof from additional equity contributions or the issuance of equity interests and not applied to make Restricted Payments under this paragraph (a) during any preceding fiscal year or to Investments under paragraph (a)(iii), (iv) or (ix) of Section 8.05;

(b) so long as at the time such Restricted Payment is made and after giving effect thereto no Default shall have occurred and be continuing, the Parent and any of its Restricted Subsidiaries may make Restricted Payments during any fiscal year in an aggregate amount up to but not exceeding 25% of Excess Cash Flow for the immediately preceding fiscal year; and

(c) the Parent and any of its Restricted Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $5,000,000 at any time outstanding.

Nothing herein shall be deemed to prohibit the payment of any dividend or distribution or the making of any payment in cash on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any equity interest in any Subsidiary of the Company so long as either (i) the portion of such dividends, distributions or other payments that are paid to the Company and its Restricted Subsidiaries are not less than the portion thereof that such Persons would be entitled to received if such dividends, distributions and other payments were declared and paid ratably to the shareholders, partners and other equityholders of such Subsidiary or (ii) such payment is being made in respect of the purchase by such Restricted Subsidiary from one or more of its equityholders of minority interests held by such equityholders in such Restricted Subsidiary, so long as such purchase is an Investment permitted under Section 8.05(a).

SECTION 8.07. Transactions with Affiliates.  Except as expressly permitted by this Agreement, subject to the penultimate paragraph of Section 6.01, the Parent will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate) unless the consideration received (or paid) by the Parent or the relevant Subsidiary, as the case may be, is not less than (if received) or more than (if paid) the consideration that would be received or paid, as the case may be, in a comparable transaction effected on an arms’ length basis with a Person that is not an Affiliate, provided that (i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of the Parent or any of its Restricted Subsidiaries and receive reasonable compensation for his or her services in such capacity, (ii) the Parent and its Restricted Subsidiaries may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 8.07, (iii) the Parent and its Restricted Subsidiaries may Guarantee any Indebtedness of Project Entities to the extent permitted under Section 8.01, and may Guarantee any other obligations of Project Entities not constituting Indebtedness so long as the aggregate value provided or aggregate amount paid by the Parent or such Restricted Subsidiary in respect of such Guarantee is permitted under Section 8.05 when provided or paid and (iv) the Parent and its Restricted Subsidiaries may enter into any transaction with an Affiliate involving consideration having an aggregate value not exceeding $1,000,000.

SECTION 8.08. Restrictive Agreements.  Subject to the penultimate paragraph of Section 6.01, the Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Restricted Subsidiary or to guarantee Indebtedness of the Parent or any other Restricted Subsidiary; provided that

(i) the foregoing shall not apply to restrictions and conditions imposed by law (or imposed by agreement reflecting such law so long as such agreement is no more restrictive than the restrictions and conditions imposed by law) or by this Agreement,

(ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 8.08 and any amendment, modification, extension, renewal or replacement thereof on terms that, taken as a whole, are not materially more adverse to the interests of the Lenders than such restrictions and conditions existing on the date hereof,

(iii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

(iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to any Indebtedness or other obligation not prohibited by this Agreement if such restrictions or conditions consist of (x) requirements to maintain a borrowing base in respect of such Indebtedness or other obligation, (y) the grant of, or promise to grant, Liens permitted hereunder as collateral security for such Indebtedness or other obligation, or (z) restrictions upon the grant or existence of other Liens on property or assets securing such Indebtedness or other obligation,

(v) the foregoing shall not apply to restrictions and conditions on any Property purchased or built pursuant to a Customer Contract arising in the ordinary course of business, and

(vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 8.09. Certain Financial Covenants.

(a) Total Leverage Ratio. The Parent will not permit the Total Leverage Ratio at any time to exceed 2.50 to 1.

(b) Interest Coverage Ratio. The Parent will not permit the Interest Coverage Ratio as at the last day of any fiscal quarter to be less than or equal to 3.00 to 1.

(c) Capital Expenditures. The Parent will not permit the aggregate amount of Capital Expenditures by the Parent and its Restricted Subsidiaries to exceed $40,000,000 during any single fiscal year, provided that, (i) if the aggregate amount of Capital Expenditures for any fiscal year shall be less than $40,000,000, then such shortfall shall be added to the amount of Capital Expenditures permitted for the immediately succeeding (but not any other) fiscal year and, for purposes hereof, the amount of Capital Expenditures made during any fiscal year shall be deemed to have been made first from the $40,000,000 expressly permitted amount for such fiscal year and last from the amount of any carryover from the previous fiscal year and (ii) for any fiscal year (other than the fiscal year in which the Commitment Termination Date falls), the amount of any Capital Expenditures permitted in such fiscal year (including as a result of any carryover permitted by clause (i) above) may be increased by an aggregate amount not to exceed $20,000,000 (in which case the amount of such increase shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that would have been permitted to be incurred in the immediately succeeding fiscal year).

SECTION 8.10. Lines of Business.  Neither the Parent nor any of its Subsidiaries shall engage to any substantial extent in any line or lines of business activity other than that conducted on the Effective Date, and any other business that, in the good faith judgment of the board of directors of the Parent, is in any respect related or ancillary to or supportive of any such business.

SECTION 8.11. Changes to Fiscal Year.  To enable the ready and consistent determination of compliance with the covenants set forth in Section 8.09, the Parent will not change the last day of its fiscal year from the last Friday of each calendar year, or the last day of the first three fiscal quarters in each of its fiscal years from the last Friday in March, June or September, respectively.

SECTION 8.12. Parent and Holdco.  The Parent and Holdco will not acquire directly (as opposed to acquiring indirectly through Subsidiaries) ownership of the operating assets used to conduct any business.

ARTICLE IX

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Restricted Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect;

(d) any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Section 7.03 (with respect to the Borrower’s existence) or in Article VIII;

(e) any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e) of this Article) or any other Loan Document and such failure shall continue unremedied for a period of 30 or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f) any Obligor or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after giving effect to any applicable grace period as originally in effect;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (if any required giving of notice, lapse of time or both has occurred) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or any other mandatory prepayment, redemption, repurchase event or condition (such as a change of control, sale of assets or determination of taxability) not customarily constituting events of default in respect of such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, reorganization or other relief in respect of any Obligor or any Significant Subsidiary or the debts of any of them, or of a substantial part of the assets of any of them, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, liquidator, custodian, sequestrator, conservator or similar official for any Obligor or any of such Restricted Subsidiaries or for a substantial part of the assets of any of them, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Obligor or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, liquidator, custodian, sequestrator, conservator or similar official for any Obligor or any of such Restricted Subsidiaries or for a substantial part of the assets of any of them, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) a final judgment or judgments for the payment of money in excess of $20,000,000 in the aggregate for the Obligors and the Significant Subsidiaries (exclusive of judgment amounts covered by insurance issued by creditworthy carriers where such carriers have admitted liability in respect of such amounts or assumed the defense for the related proceeding) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against the Obligors or any of the Significant Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Obligor or Significant Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in one or more claims or other liabilities against the Obligors and their Subsidiaries that in the aggregate would exceed $15,000,000;

(l) the Liens created by the Security Documents shall, at any time with respect to any material portion of the Property intended to be covered thereby, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 8.02 or under the respective Security Documents); or except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Obligor; or

(m)  any Change of Control shall occur and be continuing,

then, and in every such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Committed Amounts, and thereupon the Committed Amounts shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Article, the Committed Amounts shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent or Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall immediately deposit into the Revolving Letter of Credit Collateral Account referred to in Section 2.05(k), and Synthetic Letter of Credit Collateral Account referred to in Section 3.05(k), respectively, cash in an amount equal to the relevant LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of this Article.

ARTICLE X

THE ADMINISTRATIVE AGENT

Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

BNP Paribas shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though BNP Paribas were not the Administrative Agent, and BNP Paribas and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Obligor or any Subsidiary or other Affiliate of any thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of their respective Subsidiaries that is communicated to or obtained by BNP Paribas or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or, if provided herein, with the consent or at the request of the Required Revolving Credit Lenders or Required Incremental Loan Lenders of any Class or the Required Synthetic LC Lenders, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent may resign at any time upon 15 days notice to the Lenders, the Issuing Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld), to appoint a successor Administrative Agent. If no successor shall have been so appointed and shall have accepted such appointment within 15 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, provided that if no such bank is willing to accept such appointment, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective (and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents) and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required lenders appoint a successor Administrative Agent. Upon the acceptance of its appointment as Administrative Agent, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Lender or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to a Borrower, to it at Perryville Corporate Park, Service Road East 173, Clinton, New Jersey 08809, Attention of the Treasurer (Telecopy No. (908) 730-5300) and the General Counsel (Telecopy No. (908) 730-5300);

(ii) if to a Guarantor, to it care of the Company at the address indicated in clause (i) above;

(iii) if to the Administrative Agent, to BNP Paribas, 787 Seventh Avenue, New York, New York 10019, Attention of Dina Wilson (Telecopy No. (212) 841-2687) and Veronica Burke (Telecopy No (212) 841-2682); and

(iv) if to any Lender (including to BNP Paribas in its capacity as the Issuing Lender), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or III unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent and the Company may, in its discretion, agree to accept notices and other communications hereunder to the Administrative Agent or the Borrowers, as the case may be, by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Changes to Notice Information. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02. Waivers; Amendments.

(a) Waivers. No failure or delay by the Administrative Agent, any Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lenders and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Committed Amount of any Lender without the consent of such Lender;

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the consent of each Lender directly affected thereby;

(iii) provide for the release of, or reduce the interest on, any Synthetic LC Credit-Linked Deposit of any Synthetic LC Lender (other than as provided in this Agreement), without the written consent of such Synthetic LC Lender,

(iv) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or reduction of any Committed Amount, or postpone the ultimate expiration date of any Letter of Credit beyond the Commitment Termination Date, without the consent of each Lender directly affected thereby;

(v) change paragraph (b), (c) or (d) of Section 2.16 or Section 3.16 in a manner that would alter the pro rata sharing of payments or prepayments required thereby, without in each case the consent of each Lender affected thereby;

(vi) change any of the provisions of this Section 11.02 or the percentage in the definition of “Required Lenders” without the consent of each Lender or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each affected Lender; or

(vii) except as otherwise expressly provided in this Agreement, release any Guarantor that is a Significant Subsidiary from its obligations in respect of its Guarantee under Article IV, without the consent of each Lender, except in connection with the disposition of all of the Equity Interests in a Subsidiary Guarantor in a transaction permitted hereunder or as to which the Required Lenders have consented (and, in connection with any such permitted disposition, the Administrative Agent hereby agrees to execute and deliver, at the request and expense of the Company, any such instruments of release with respect to such Subsidiary Guarantor or Equity Interests as shall be reasonably requested by the Company);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Lender hereunder without the prior consent of the Administrative Agent or such Issuing Lender, as the case may be.

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “directly affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.

(c) Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, nor may the Liens thereof be spread to secure any additional obligations (other than any increase contemplated in Section 2.01(b), 2.08(e) or 3.08(e)) except pursuant to an agreement or agreements in writing entered into by the Borrower and by the Administrative Agent with the consent of the Required Lenders; provided that, (i) without the written consent of each Lender, no such agreement shall release all or substantially all of the Obligors from their respective obligations under all or substantially all of the Security Documents and (ii) without the written consent of each Lender, no such agreement shall release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under all or substantially all of the Security Documents, alter the relative priorities of the obligations entitled to the benefit of the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby, except that no such consent shall be required to release any Lien covering Property that is the subject of either a disposition of Property permitted hereunder or a disposition to which the Required Lenders have consented (and, in connection with any such permitted disposition, the Administrative Agent hereby agrees to execute and deliver, at the request and expense of the Company, any such instruments of release with respect to such Property as shall be reasonably requested by the Company).

(d) Release Upon Termination. At such time as the Committed Amounts have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or shall have been Defeased and all LC Disbursements outstanding at such time shall have been reimbursed, and the other Obligations under the Loan Documents (other than (i) obligations under Sections 2.14, 2.15, 3.14, 3.15, 11.03 and 11.04 and Article X that are not then due and payable and (ii) obligations under or in respect of Hedging Agreements) shall have been paid in full in cash, the Administrative Agent agrees, at the expense and request of the Company, to release and terminate immediately and unconditionally all Liens created by the Security Documents and the Guarantees of the Obligors hereunder. Without limiting the generality of the foregoing, the Administrative Agent shall, if so requested by any Obligor at or after such release and termination, execute, deliver and (if necessary) acknowledge such termination statements or releases as may be necessary or reasonably appropriate to confirm, assure or give notice of such termination and take such actions as may be necessary to redeliver or release all Collateral within its control, in each case at the expense of such Obligor. Each Lender hereby acknowledges, on behalf of itself, any of its Affiliates and each Eligible Hedging Counterparty, that the Administrative Agent shall be authorized to effect the releases described in this paragraph (d) notwithstanding that the obligations of such Lender or Eligible Hedging Counterparty under Hedging Agreements to which they are party shall not have been paid or terminated.

(e) Disposition in Ordinary Course of Business. Upon any sale of Collateral by an Obligor in the ordinary course of its business, the Liens of the Security Documents therein shall be automatically released. In that connection, the Administrative Agent shall, if so requested by such Obligor at or after such sale, execute, deliver and (if necessary) acknowledge such termination statements or releases as may be necessary or reasonably appropriate to confirm, assure or give notice of such release, in each case at the expense of such Obligor.

SECTION 11.03. Expenses; Indemnity; Damage Waiver.

(a) Expenses. The Obligors jointly and severally agree to pay, or reimburse the Administrative Agent or Lenders for paying, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for such Administrative Agent, Issuing Lender or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof, and (iv) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

(b) Indemnification by Obligors. The Obligors jointly and severally agree to indemnify the Administrative Agent, each Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses (other than loss of profit), claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of their subsidiaries, or any Environmental Liability related in any way to any Obligor or any of their subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Indemnification by Lenders. To the extent that the Obligors fail to pay any amount required to be paid by them to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

To the extent that the Obligors fail to pay any amount required to be paid by them to a Revolving Issuing Lender of any Class under paragraph (a) or (b) of this Section 11.03, each Revolving Credit Lender severally agrees to pay to such Issuing Lender such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Lender in its capacity as such.

To the extent that the Obligors fail to pay any amount required to be paid by them to a Synthetic LC Issuing Lender under paragraph (a) or (b) of this Section 11.03, each Synthetic LC Lender severally agrees to pay to such Issuing Lender such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Lender in its capacity as such.

(d) Waiver of Indirect or Consequential Damages, Etc. To the extent permitted by applicable law, none of the Obligors shall assert, and each Obligor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) Payment upon Demand. All amounts due under this Section 11.03 shall be payable promptly after written demand therefor.

SECTION 11.04. Taxes.

(a) Payments Free of Taxes. Any and all payments or prepayments by or on account of any obligation of a Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower or the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from any such payments or prepayments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes. In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Lender for, and within 20 Business Days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Lender, as the case may be, with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including any interest or penalties with respect thereto) whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or such Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or such Issuing Lender, shall be conclusive absent manifest error.

(d) Synthetic LC Credit-Linked Deposits. The Borrowers shall indemnify each Synthetic LC Lender for, and within 10 days after written demand therefor, pay the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld by the Administrative Agent with respect to any and all payments of interest on the Synthetic LC Credit-Linked Deposits to the Synthetic LC Lenders, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that no such indemnification or payment shall be required except to the extent such Indemnified Tax or Other Tax arises as the result of a change in applicable law after the date on which the interest in the relevant Synthetic LC Credit-Linked Deposit is acquired or entered into. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Synthetic LC Lender, or by the Administrative Agent on behalf of such Lender, shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments and prepayments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law (including W-8BEN, W-8ECI, W-8EXP and W-8IMY) as will permit such payments and prepayments to be made without withholding or at a reduced rate.

In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(g)  Internal Revenue Service Forms. The Administrative Agent shall deliver to the Borrowers, on or before the Effective Date, two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States of America and that it is using such form as evidence of its agreement with the Borrowers to be treated as a United States person with respect to such payments (and the Borrowers and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments), with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States of America.

(h) Treatment of Certain Refunds. If the Administrative Agent, any Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, as reasonably determined in the Administrative Agent’s or such Lender’s reasonable discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or an Issuing Lender to make available its tax returns or its books or records (or any other information relating to its taxes that it deems confidential) to a Borrower or any other Person. Nothing in this paragraph (g) is intended to, nor shall anything in this paragraph (g) be construed to, require the Administrative Agent or any Lender to alter or supplement any policy, procedure or system with respect to the identification, tracking and allocation of tax refunds and neither the Administrative Agent nor any Lender shall have any liability to the Borrower or any Guarantor by reason of its non-identification of any such refund.

SECTION 11.05. Payments; Currency.

(a) Payments Generally. Each Borrower shall make each payment and prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15, 3.14, 3.15 or 11.04, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments and prepayments shall be made to the Administrative Agent to the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender or the Swingline Lender as expressly provided herein and payments pursuant to Sections 2.14, 2.15, 3.14, 3.15, 11.03 and 11.04, which shall be made directly to the Persons entitled thereto. If any payment or prepayment hereunder shall be due on a day that is not a Business Day, the date for payment or prepayment, as the case may be, shall be extended to the next succeeding Business Day and, in the case of any payment or prepayment accruing interest, interest thereon shall be payable for the period of such extension.

The Administrative Agent shall distribute any payments received by it for account of any other Person to the appropriate recipient (or will deposit such payments in the Synthetic LC Credit-Linked Deposit Account, as applicable) promptly following receipt thereof, provided that any such payment received by it upon the exercise of remedies hereunder or under the other Loan Documents shall be applied to the Obligations hereunder in the following order:

first, to the payment of the costs and expenses of collecting such payments, including reasonable out-of-pocket costs and expenses of the Administrative Agent, and the fees and expenses of its agents and counsel, in each case in such order as the Administrative Agent shall in its sole discretion determine;

second, to the payment of the Obligations (including cover for Letters of Credit outstanding hereunder), in each case ratably in accordance with the respective amounts thereof (except that the portion, if any, of LC Disbursements made by the respective Issuing Lenders in excess of the amount thereof that the Revolving Credit Lenders or Synthetic LC Lenders, as applicable, are required to pay to the Issuing Lenders under Section 2.05(e) and 3.05(e) in respect of drawings on Revolving Letters of Credit and Synthetic Letters of Credit shall be paid in full prior to the payment of any other Obligations); and

third, after payment in full of the Obligations, to the payment to the Obligors as specified by the Company to the Administrative Agent.

(b) Currency of Payment. All amounts owing under this Agreement (including facility fees, payments required under Section 2.14 or 3.14, and payments required under Section 2.15 or 3.15 relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.15, which are payable in such Foreign Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.

SECTION 11.06. Mitigation Obligations.  If any Lender requests compensation under Section 2.14 or 3.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 11.04, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations, hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 3.14 or 11.04, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 11.07. Reallocation of Exposures.  On the date of occurrence of any Event of Default described in paragraph (h) or (i) of Article IX with respect to the Parent, Holdco, any Borrower or any Obligor constituting a Significant Subsidiary, the Administrative Agent shall calculate the amount of the Section 11.07 Exposure (as defined below) of each Revolving Credit Lender, each Incremental Loan Lender of each Series and each Synthetic LC Lender on such date (the “Calculation Date”), and the percentage that each such amount represents of the aggregate amount of the Section 11.07 Exposures of all of the Lenders on the Calculation Date (such percentage being referred to herein as the “Credit Percentage” for the Lender holding such amount).

Upon each date on or after the Calculation Date upon which any of the events described below shall occur, the Lenders shall take the actions described below in this Section with the objective of ensuring that any reductions in Section 11.07 Exposure after the Calculation Date are shared ratably among the Lenders in accordance with their respective Credit Percentages:

(a) in the case of a payment (including by way of offset or counterclaim or otherwise) of any principal of any Revolving Credit Loan, Incremental Loan of any Series or Synthetic LC Term Loan, or any payment to any Lender in respect of an LC Disbursement under a Letter of Credit following a drawing thereunder, each Lender receiving any such payment in an amount greater than its Credit Percentage of the aggregate remaining Section 11.07 Exposure of all of the Lenders shall purchase participations in the Section 11.07 Exposure of each of the other Lenders in such amounts as shall be necessary so that the benefit of such payment is shared by the Lenders ratably in accordance with their respective Credit Percentages;

(b) in the case of a payment (including by way of offset or counterclaim or otherwise) of any interest or fees owing under this Agreement as of the Calculation Date, each Lender receiving any such payment in an amount greater than its Credit Percentage of the aggregate remaining Section 11.07 Exposure of all of the Lenders shall purchase participations in the Section 11.07 Exposure of each of the other Lenders in such amounts as shall be necessary so that the benefit of such payment is shared by the Lenders ratably in accordance with their respective Credit Percentages (it being understood that payment made in respect of interest and fees accruing under this Agreement after the Calculation Date shall not be subject to this Section); and

(c) in the case of a termination or expiration of a Letter of Credit without any drawing thereunder, each Lender receiving a reduction in its Section 11.07 Exposure as a result thereof in an amount greater than its Credit Percentage of the aggregate remaining Section 11.07 Exposure of all of the Lenders shall purchase participations in the Section 11.07 Exposure of each of the other Lenders in such amounts as shall be necessary so that the benefit of such reduction is shared by the Lenders ratably in accordance with their respective Credit Percentages.

Any purchase of a participation in the principal of a Loan, or any interest or fees, shall be effected by the purchaser paying to the seller of the participation an amount in cash (at full face value) equal to the amount of such participation. Any purchase of a participation in a Revolving Letter of Credit shall be effected by the purchaser depositing the cash amount of the participation to be purchased with the respective Issuing Lender of such Letter of Credit, such cash to be held by such Issuing Lender as collateral security for the obligation of the purchaser of such participation to fund its obligation to pay for such participation upon any drawing under such Letter of Credit, provided that if such Letter of Credit shall expire or be terminated without being drawn, the amount so deposited shall be reallocated to the extent necessary in accordance with the foregoing provisions of this Section. Any purchase of a participation in a Synthetic Letter of Credit shall be accompanied by an assignment to the purchaser of a corresponding portion of the Synthetic LC Credit-Linked Sub-Account of the seller of the participation. In the case of a termination or expiration of a Synthetic Letter of Credit, any purchase of a participation in the Section 11.07 Exposure of another Lender shall be effected by debiting the Synthetic LC Credit-Linked Sub-Account of the purchaser of such participation and remitting the proceeds thereof in the manner provided above in this paragraph. Any participation in a Letter of Credit, or assignment of a Synthetic LC Credit-Linked Sub-Account, shall be effected without any requirement of any additional execution or delivery of any documents.

The Administrative Agent is hereby authorized and directed by each of the Lenders to effect the participations described in the preceding paragraph for their account, and to maintain appropriate records thereof on the Register, without any requirement that payments be formally remitted to the Lenders prior to the effectuation of such participations.

For purposes hereof, “Section 11.07 Exposure” means, as at any date, (a) in respect of any Revolving Credit Lender, the sum of the outstanding principal of such Lender’s Syndicated Revolving Credit Loans, its Revolving LC Exposure (without deducting the balance, if any, in the Revolving Credit Letter of Credit Collateral Account under and as defined in Section 2.05(k)) and Swingline Exposure on such date together with all accrued interest and fees in respect thereof on such date, (b) in respect of any Incremental Loan Lender of any Series, the sum of the outstanding principal of such Lender’s Incremental Loans of such Series on such date together with all accrued interest in respect thereof on such date, and (c) in respect of any Synthetic LC Lender, the sum of the outstanding principal of such Lender’s Synthetic LC Term Loans and its Synthetic LC Exposure (without deducting the balance, if any, in the Synthetic Letter of Credit Collateral Account under and as defined in Section 3.05(k)) on such date together with all accrued interest and fees in respect thereof on such date.

Each Obligor consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Obligor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Obligor in the amount of such participation.

SECTION 11.08. Successors and Assigns.

(a) Successors Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lenders and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans, Synthetic LC Funding Amount and its Synthetic LC Credit-Linked Deposit at the time held by it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) in the case of any assignment of the Revolving Credit Commitments, the Swingline Lender and each Revolving Issuing Lender; and

(D) in the case of any assignment of the Synthetic LC Funding Amount of any Synthetic LC Lender, each Synthetic LC Issuing Lender.

(ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit or Incremental Loan Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 unless each of the Company and the Administrative Agent otherwise consent, provided that (x) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (y) in determining the amount of any assignment, simultaneous assignments to or from two or more affiliated Approved Funds shall be aggregated);

(B) except in the case of an assignment to a Lender or an Affiliate (or Approved Fund) of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Synthetic LC Funding Amount or Synthetic LC Term Loans, the amount of the Synthetic LC Funding Amount or Synthetic LC Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(C) each partial assignment of any Revolving Credit or Incremental Loan Commitment or Revolving Credit or Incremental Loans, and each partial assignment of any Synthetic LC Funding Amount or Synthetic LC Term Loans, shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Revolving Credit or Incremental Loan Commitment and Loans, or Synthetic LC Funding Amount and Synthetic LC Term Loans, as applicable, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Revolving Credit or Incremental Loan Commitments or Revolving Credit or Incremental Loans,

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that simultaneous assignments to or from two or more affiliated Approved Funds shall be treated as a single assignment for purposes of such fee, and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any applicable tax forms as may be requested by the Administrative Agent.

(iii) Assignment of Synthetic LC Funding Amounts. In connection with each assignment of Synthetic LC Funding Amounts, the Synthetic LC Credit-Linked Deposit of the assignor Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article III to satisfy such assignee’s obligations in respect of the Synthetic LC Exposure. Each Synthetic LC Lender agrees that immediately prior to each assignment by a Synthetic LC Lender (x) the Administrative Agent shall establish a new Synthetic LC Credit-Linked Sub-Account in the name of the assignee, (y) unless otherwise consented to by the Administrative Agent, a corresponding portion of the Synthetic LC Credit-Linked Deposit credited to the Synthetic LC Credit-Linked Sub-Account of the assignor Lender shall be purchased by the assignee and shall be transferred from the assignor’s Synthetic LC Credit-Linked Sub-Account to the assignee’s Synthetic LC Credit-Linked Sub-Account and (z) if after giving effect to such assignment the Synthetic LC Funding Amount of the assignor Lender shall be zero, the Administrative Agent shall close the Synthetic LC Credit-Linked Sub-Account of such assignor Lender.

(iv) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations theretofore held by it as a Lender, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 3.14, 3.15, 11.03 and 11.04, as applicable). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit and Incremental Loan Commitments of each Class and Synthetic LC Funding Amounts of, and principal amount of Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower or any Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice. Any Lender shall be entitled to obtain confirmation from the Administrative Agent of the entries in the Register with respect to such Lender for purposes of verifying the amount of its Revolving Credit Commitments, Incremental Loan Commitments and Synthetic LC Funding Amounts recorded in the Register.

(vi) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), applicable tax forms, if any, requested by the Administrative Agent (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii)(D) of this Section and any written consent to such assignment required by paragraph (b)(i) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Participations Generally. Any Lender may, without the consent of the Company, the Administrative Agent, the Swingline Lender or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Commitments, Loans, Synthetic LC Funding Amount and Synthetic LC Credit-Linked Deposit held by it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b), or the first proviso to Section 11.02(c), that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 3.14, 3.15, 11.03 and 11.04, as applicable, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.12 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.16(d) and 3.16(c) as though it were a Lender.

(ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 3.14 or 11.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 11.04 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 11.04(e) as though it were a Lender.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 11.09. Survival.  All covenants, agreements, representations and warranties made by the Obligors herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Committed Amounts have not expired or terminated. The provisions of Sections 2.14, 2.15, 3.14, 3.15, 11.03 and 11.04 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit, or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.10. Counterparts; Integration; Effectiveness . This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender and the Borrowers and, by executing its Lender Addendum, each such Lender agrees to be bound by the provisions hereof with the Revolving Credit Commitment and Synthetic LC Funding Amount, as applicable, set forth opposite its name in such Lender Addendum.

SECTION 11.11. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.12. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or any branch, agency or Affiliate thereof to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.12 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender exercising any such right of set off shall promptly provide notice thereof to the Company and the Administrative Agent (it being understood that failure to deliver such notice shall not affect the validity of such set off).

SECTION 11.13. Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes, if any, in the courts of any jurisdiction.

(c) Waiver of Venue, Etc. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

(d) Process Agent. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. In addition, each Obligor not organized in the United States of America or a State thereof (each such Obligor being herein called a “Foreign Obligor”) hereby irrevocably appoints CT Corporation System (the “Process Agent”) with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of such Obligor and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Obligor in care of the Process Agent at the Process Agent’s above address, and such Obligor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Obligor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Obligor at its address specified in Section 11.01 (such service to be effective seven days after mailing thereof). Each Foreign Obligor covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to continue to act as such.

(e) Other Process. Nothing in this Section shall affect the right of any Lender or the Administrative Agent to serve legal process in any other manner permitted by applicable law or affect the right of any Lender or the Administrative Agent to bring any suit, action or proceeding against each Obligor or its property in the courts of other jurisdictions.

SECTION 11.14. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

SECTION 11.15. Judgment Currency . This is an international loan transaction in which the specification of Dollars or a Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the city specified by the Administrative Agent for the payment of such Foreign Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans or other obligations denominated in the Specified Currency. The payment obligations of a Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.

The obligation of a Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and such Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 11.16. No Immunity . To the extent that any Obligor organized outside the United States of America may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or the other Loan Documents, to claim for itself or its properties or revenues any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or the other Loan Documents, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction.

SECTION 11.17. Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, unless prohibited by law or by the rules governing the process requiring such disclosure, (i) it will promptly notify the Company of the existence, terms and circumstances surrounding such requirement, (ii) it will consult with the Company on the advisability of taking legally available steps to resist or narrow such requirement, and (iii) it will identify to the Company any such Information which is legally required to be disclosed and will exercise commercially reasonable efforts to obtain an order or other reliable assurance, at the Company’s expense, that confidential treatment will be accorded to such information, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Obligor and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or any of its Subsidiaries.

For purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries, provided that, in the case of information received from the Parent or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.18. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.19. USA Patriot Act.  Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

BORROWERS

FOSTER WHEELER LLC	FOSTER WHEELER INC

By: /s/ Thierry Desmaris	By: /s/ Thierry Desmaris
Name: Thierry Desmaris	Name: Thierry Desmaris
Title: Vice President & Treasurer	Title: Treasurer

FOSTER WHEELER USA	FOSTER WHEELER NORTH
CORPORATION	AMERICA CORP

By: /s/ Thierry Desmaris	By: /s/ Thierry Desmaris
Name: Thierry Desmaris	Name: Thierry Desmaris
Title: Treasurer	Title: Treasurer

FOSTER WHEELER ENERGY	FOSTER WHEELER
CORPORATION	INTERNATIONAL CORPORATION

By: /s/ Thierry Desmaris	By: /s/ Thierry Desmaris
Name: Thierry Desmaris	Name: Thierry Desmaris
Title: Treasurer	Title: Vice President & Treasurer

THE PARENT

FOSTER WHEELER LTD.

By:    /s/ Thierry Desmaris
Name: Thierry Desmaris
Title: Vice President & Treasurer

HOLDCO

FOSTER WHEELER HOLDINGS LTD.

By:    /s/ Thierry Desmaris
Name: Thierry Desmaris
Title: Treasurer

SUBSIDIARY GUARANTORS

FOSTER WHEELER ASIA LIMITED By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Vice President & Treasurer	FOSTER WHEELER ENERGY MANUFACTURING, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer
FOSTER WHEELER CONSTRUCTORS, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer	FOSTER WHEELER DEVELOPMENT CORPORATION By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer
FOSTER WHEELER ENERGY SERVICES, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer	FOSTER WHEELER ENVIRONMENTAL CORPORATION By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer

PROCESS CONSULTANTS, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer	PYROPOWER OPERATING SERVICES COMPANY, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer
FOSTER WHEELER INTERCONTINENTAL CORPORATION By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer	FOSTER WHEELER FACILITIES MANAGEMENT, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer
FOSTER WHEELER POWER SYSTEMS, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer	FOSTER WHEELER INTERNATIONAL HOLDINGS, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer

FOSTER WHEELER PYROPOWER, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer	FOSTER WHEELER REAL ESTATE DEVELOPMENT CORP. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: President & Treasurer
FOSTER WHEELER REALTY SERVICES, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: President & Treasurer	FOSTER WHEELER VIRGIN ISLANDS, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer
FOSTER WHEELER ZACK, INC. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer

FW EUROPEAN E&C LTD. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer	FW MANAGEMENT OPERATIONS, LTD. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Vice President & Treasurer
PERRYVILLE SERVICE COMPANY LTD. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Treasurer	CONTINENTAL FINANCE COMPANY LTD. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Vice President & Treasurer

FOSTER WHEELER POWER COMPANY LTD. LA SOCIETE D’ENERGIE FOSTER WHEELER LTEE By: /s/ Fernand Lalonde Name: Fernand Lalonde Title: Chairman

FOSTER WHEELER CANADA LTD. By: /s/ C. James Crumm Name: C. James Crumm Title: Chief Executive Officer By: /s/ Ronald Thau Name: Ronald Thau Title: Assistant Treasurer

[Page Reserved]

FOSTER WHEELER EUROPE LIMITED By: /s/ S. G. Davies Name: S. G. Davies Title: Director

FW HUNGARY LICENSING LIMITED LIABILITY COMPANY By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Managing Director

FINANCIAL SERVICES S.À R.L. By: /s/ Rakesh K. Jindal Name: Rakesh K. Jindal Title: Manager

FOSTER WHEELER (MALAYSIA) SDN. BHD. By: /s/ Abdul Aziz Bin Ali Name: Abdul Aziz Bin Ali Title: "B" Director

FOSTER WHEELER CONTINENTAL B.V. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Managing Director
FW NETHERLANDS C.V. By: /s/ Thierry Desmaris Name: Thierry Desmaris Title: Vice President & Treasurer of Foster Wheeler LLC the General Partner

F.W.- GESTĂO E SERVIÇOS, S.A. By: /s/ Brian Keith Ferraioli Name: Brian Keith Ferraioli Title: Director By: /s/ Rakesh Jindal Name: Rakesh Jindal Title: Director

FOSTER WHEELER ASIA PACIFIC PTE. LTD. By: /s/ Franco Anselmi Name: Franco Anselmi Title: Director

P.E. CONSULTANTS, INC. By: /s/ Denis Sek Sum Name: Denis Sek Sum Title: Director

MANOPS LIMITED By: /s/ Stella Herodotou Name: Stella Herodotou Title: Director

FOSTER WHEELER CARIBE CORPORATION, C.A. By: Name: [illegible] Title: Director

FW OVERSEAS OPERATIONS LIMITED By: /s/ Brian Kieth Ferraioli Name: Brian Kieth Ferraioli Title: Director

ADMINISTRATIVE AGENT

BNP PARIBAS, as
Administrative Agent

By: /s/ Pierre Nicholas Rogers Name: Pierre Nicholas Rogers Title: Managing Director

By: /s/ Jamie Dillon Name: Jamie Dillon Title: Managing Director

Schedule 5.13

Subsidiaries and Project Entities

Schedule 6.02

Security Documents

U.S. Security Documents

Security Agreement

Real estate documents with respect to the Perryville Fee-Owned Property and leasehold interest of the Perryville Corporate Park Condominium located in Union Township Hunterdon County, New Jersey.:

• Title policy
• Affidavit of Title
• Zoning Letter
• Landlord's Lien Waiver and Consent and Estoppel Agreement
• Estoppel Certificate from Perryville Condo Association
• Discharge of Mortgage and Subordination from Wells Fargo
• Discharge of Mortgage from Morgan Stanley
• NJ Local Counsel Opinion
• Survey
• Mortgage
• Flood Certificate

Intellectual Property Security Agreement in the form attached as Annex 9 to the Security Agreement.

Account Control Agreements between the applicable Obligors and the following financial institutions:

• PNC Bank

• Any other institution identified in Annex 7 to the Security Agreement

Deliver such other documents as is required under the above-referenced Security Documents to be delivered on the Closing Date, provided that with respect to such other documents, or any of the above-referenced documents (other than the Security Agreement or the Mortgage), the Administrative Agent may agree to delivery thereof on a date (determined by it to be reasonable) following the Closing Date under arrangements reasonably satisfactory to it.

Foreign Security Documents

Bermuda

Evidence of registration of Security Agreement (a) in the Register of Charges maintained by the Bermuda Registrar of Companies (the “ROC”) pursuant to Section 55 of the Companies Act 1981 of Bermuda (the “Act”) as a charge on the assets of Guarantors organized in Bermuda and (b) in the Register of Charges maintained by the ROC pursuant to Sections 55 and 61 of the Act as a charge on the property in Bermuda of Foster Wheeler LLC.

England

A debenture between Foster Wheeler Europe Limited as chargor and the Administrative Agent.

A charge over the shares in Foster Wheeler Europe Limited granted by Foster Wheeler International Corporation as chargor in favour of the Administrative Agent.

Process Agent appointment by Foster Wheeler International Corporation and acknowledged by Foster Wheeler Europe Limited.

Deliver such other documents as is required under the above-referenced Security Documents to be delivered on the Closing Date, provided that with respect to such other documents, or any of the above-referenced Security Documents, the Administrative Agent may agree to delivery thereof on a date (determined by it to be reasonable) following the Closing Date under arrangements reasonably satisfactory to it.

Hungary

A first ranking quota lien agreement granted by Financial Services S.a.r.l. in favour of the Administrative Agent.

A first ranking floating charge agreement granted by FW Hungary Licensing Limited Liability Company in favour of the Administrative Agent.

Deliver such other documents as is required under the above-referenced Security Documents to be delivered on the Closing Date, provided that with respect to such other documents, or any of the above-referenced Security Documents, the Administrative Agent may agree to delivery thereof on a date (determined by it to be reasonable) following the Closing Date under arrangements reasonably satisfactory to it.

Luxembourg

A share pledge agreement (or equivalent instrument) entered into by Foster Wheeler LLC and Perryville Service Company Ltd, as Pledgors and the Administrative Agent, as Pledgee, and made in the presence of the Financial Services S.a.r.l. relating to shares issued by Financial Services S.a.r.l., granting a first share pledge (gage de premier rang) to the Administrative Agent.

An account pledge agreement (or equivalent instrument) entered into by Financial Services S.a.r.l., as Pledgor and the Administrative Agent, as Pledgee, relating to the accounts of the Pledgor.

Deliver such other documents as is required under the above-referenced Security Documents to be delivered on the Closing Date, provided that with respect to such other documents, or any of the above-referenced Security Documents, the Administrative Agent may agree to delivery thereof on a date (determined by it to be reasonable) following the Closing Date under arrangements reasonably satisfactory to it.

Netherlands

A deed of disclosed pledge of registered shares in Foster Wheeler Continental B.V. between Foster Wheeler International Corporation as pledgor and the Administrative Agent as pledgee.

A deed of disclosed pledge of receivables between Foster Wheeler Continental B.V. and FW Netherlands C.V. as pledgors and the Administrative Agent as pledgee.

A deed of disclosed pledge of financial rights between Foster Wheeler Inc., Foster Wheeler LLC as pledgors and the Administrative Agent as pledgee.

Deliver such other documents as is required under the above-referenced Security Documents to be delivered on the Closing Date, provided that with respect to such other documents, or any of the above-referenced Security Documents, the Administrative Agent may agree to delivery thereof on a date (determined by it to be reasonable) following the Closing Date under arrangements reasonably satisfactory to it.

Opinions of counsel with respect to Guarantors in each of the jurisdictions identified below:

Bermuda
England
Hungary
Luxembourg
Netherlands

To the extent any of the foregoing opinions relate to Security Documents that, as provided above, may be delivered on a post-closing basis, the corresponding opinions may similarly be delivered later than the Closing Date concurrently with such Security Documents.

Schedule 8.01

Existing Indebtedness

Schedule 8.02

Existing Liens

Schedule 8.07

Certain Existing Affiliate Transactions

Schedule 8.08

Existing Restrictions

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:    ______________________________

2. Assignee:    ______________________________
[and is an Affiliate/Approved Fund of [identify Lender](1)]

——————
(1) Select as applicable.
Assignment and Assumption

3. Administrative Agent:	BNP Paribas, as the administrative agent under the Credit Agreement

4. Credit Agreement:	BNP Paribas, as the administrative agent under the Credit Agreement

5. Assigned Interest:
The $350,000,000 Credit Agreement dated as of September 13, 2006 between Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Ltd. (the “Parent”), Foster Wheeler Holdings Ltd. (“Holdco”), the Subsidiary Guarantors party thereto, the Lenders party thereto and BNP Paribas, as Administrative Agent.

Facility Assigned(2)	Aggregate Amount of Commitment/Loans/ Synthetic LC Funding Amounts/Synthetic LC Credit-Linked Deposits for all Lenders	Amount of Commitment/Loans/ Synthetic LC Funding Amounts/Synthetic LC Credit-Linked Deposits Assigned	Percentage Assigned of Commitment/Loans/ Synthetic LC Funding Amounts/Synthetic LC Credit-Linked Deposits(3)
	$	$	%
	$	$	%
	$	$	%

Effective Date (herein, the “Effective Date”): _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

——————
(2)
Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Synthetic LC Funding Amount,” etc.)

(3)	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Title:

Assignment and Assumption

Consented to and Accepted:

BNP PARIBAS, as Administrative
Agent [and Swingline Lender](4)

By_________________________________
Title:

[ISSUING LENDERS]

[Complete as appropriate]

[Consented to:](5)

FOSTER WHEELER LLC

By________________________________
Title:

——————
(4)	To be added in the case of any assignment of Revolving Credit Commitments.

(5)	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Assignment and Assumption

ANNEX 1

$350,000,000 CREDIT AGREEMENT DATED AS OF SEPTEMBER 13, 2006
BETWEEN FOSTER WHEELER LLC, FOSTER WHEELER INC., FOSTER WHEELER USA CORPORATION, FOSTER WHEELER NORTH AMERICA CORP., FOSTER WHEELER ENERGY CORPORATION and FOSTER WHEELER INTERNATIONAL CORPORATION, AS BORROWERS, FOSTER WHEELER LTD., FOSTER WHEELER HOLDINGS LTD., THE SUBSIDIARY GUARANTORS PARTY THERETO, THE LENDERS PARTY THERETO AND BNP PARIBAS, AS ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT B-1

[Form of Opinion of Counsel to the Obligors]

[__________], 2006

The lenders listed on Schedule A hereto

and

BNP Paribas, as Administrative Agent for the lenders listed on Schedule A hereto

Re:	The Credit Agreement referred to below

Ladies and Gentlemen:

We have acted as special counsel to Foster Wheeler LLC, a Delaware limited liability company (the “Company”), Foster Wheeler Inc., a Delaware corporation, Foster Wheeler USA Corporation, a Delaware corporation, Foster Wheeler North America Corp., a Delaware corporation, Foster Wheeler Energy Corporation, a Delaware corporation, Foster Wheeler International Corporation, a Delaware corporation (collectively, the “Corporate Borrowers,” and together with Company, the “Borrowers”), and the Affiliates of the Company that are listed as “U.S. Guarantors” (together with the Borrowers, the “U.S. Credit Parties”) and “Non-U.S. Guarantors” on Schedule B hereto (collectively, the “Guarantors” and together with the Borrowers, the “Credit Parties”) in connection with that certain Credit Agreement dated as of September 13, 2006 (the “Credit Agreement”), among the Borrowers, the Guarantors, the lenders party thereto and BNP Paribas, as administrative agent (in such capacity, the “Administrative Agent”) and as issuing lender.

This letter is furnished pursuant to Section 6.01(b) of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case we have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge (in which case we have with your consent made no or limited inquiry as specified below). We have examined, among other things, the Credit Agreement.

Opinion of Counsel to the Obligors

As used in this letter, the “NY UCC” shall mean the Uniform Commercial Code as now in effect in the State of New York.

With your consent, we have relied with respect to certain factual matters upon the foregoing, including the representations and warranties of the Credit Parties in the Credit Agreement, and upon certificates of officer(s) of the Credit Parties and of others. We have not independently verified such factual matters.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of New York. We express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Unless otherwise stated herein, our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to borrowers and guarantors in secured loan transactions. We express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any parties to the Credit Agreement or the legal or regulatory status of any of their affiliates. Various matters pertaining to certain US laws and Bermuda, Canada, Cyprus, England, Hungary, Luxembourg, The Netherlands, Portugal, Singapore and Venezuela law are addressed in the opinions of Peter J. Ganz, Conyers Dill & Pearman, Blake, Cassels & Graydon LLP, Kinanis - Pyrgou + Co., Latham & Watkins LLP (London), Dr. Bényi E. László Law Firm, Linklaters Loesch, NautaDutilh N.V., Franco Caiado Guerreiro & Associados, Allen & Gledhill and Travieso Evans Arria Rengel & Paz, respectively, separately provided to you. We express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing, assuming each and all of the matters set forth in the penultimate paragraph of this letter and subject to the other matters set forth herein, it is our opinion that, as of the date hereof:

1. The Credit Agreement constitutes a legally valid and binding obligation of the Credit Parties, enforceable against each Credit Party in accordance with its terms.

2. The execution and delivery of the Credit Agreement by the Credit Parties on the date hereof do not:

(i) violate any federal or New York statute, rule, or regulation applicable to the Credit Parties (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System, assuming the Credit Parties comply with the provisions of the Loan Documents relating to the use of proceeds); or

(ii) require any consents, approvals, or authorizations to be obtained by the Credit Parties from, or any registrations, declarations or filings to be made by the Credit Parties with, any governmental authority, under any federal or New York statute, rule or regulation applicable to the Credit Parties that have not been obtained or made, except (a) filings and recordings required in order to perfect or otherwise protect the security interests to be granted pursuant to the Credit Agreement and (b) any consents or approvals required in connection with a disposition of collateral including compliance with federal and state securities laws in connection with any sale of any portion of the collateral consisting of securities under such securities laws.

Opinion of Counsel to the Obligors

3. The Company is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Our opinions are subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors, or the judicial application of foreign laws or governmental actions affecting creditors’ rights;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought;

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of or contribution to a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy;

(d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law (except for the validity under the laws of the State of New York, but subject to mandatory choice of law rules and constitutional limitations, of provisions in the Credit Agreement which expressly choose New York as the governing law for the Credit Agreement), jurisdiction (except for the validity under the laws of the State of New York, but subject to mandatory jurisdiction rules and constitutional limitations, of provisions in the Credit Agreement which expressly provide for submission to the non-exclusive jurisdiction of New York state courts), venue, remedies or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iii) waivers of broadly or vaguely stated rights; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety; (viii) provisions for the payment of attorneys’ fees where such payment is contrary to law or public policy; (ix) proxies, powers and trusts; (x) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; and (xi) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; and

Opinion of Counsel to the Obligors

(e) we express no opinion as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, margin regulations, pension or employee benefit laws, usury laws (other than those of the State of New York) and environmental laws (without limiting other laws excluded by customary practice).

We express no opinion as to the creation, perfection or priority of any security interest or lien.

We call to your attention that enforcement of a claim denominated in a foreign currency may be limited by requirements that the claim (or a judgment in respect of the claim) be converted into United States dollars, and we express no opinion as to the enforceability of any indemnity for losses associated with the exchange of the judgment currency into any other currency.

With your consent, we have assumed (a) that each Credit Party and each other party to the Credit Agreement exists and has the right, power and authority to execute, deliver and perform its obligations under the Credit Agreement under all laws applicable to it, (b) that the Credit Agreement has been duly authorized, executed and delivered by each Credit Party and each other party thereto, (c) that the Credit Agreement constitutes legally valid and binding obligations of the parties thereto other than the Credit Parties, enforceable against each of them in accordance with their respective terms, and (d) that the status of the Credit Agreement as legally valid and binding obligations of each party thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that we make no such assumption to the extent we have opined as to such matters with respect to the Credit Parties in paragraph 2(ii) of this letter.

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose or furnished or quoted by you to any other person, firm or entity for any other purpose and may not be assigned to or relied on by any other person, firm or entity for any purpose, in each case without our prior written consent, which may be granted or withheld in our discretion. At your request, we hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 11.08 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

Opinion of Counsel to the Obligors

SCHEDULE A
LENDERS

Opinion of Counsel to the Obligors

SCHEDULE B
GUARANTORS
U.S. Guarantors:
1.	Foster Wheeler LLC (DE)
2.	Foster Wheeler Inc. (DE)
3.	Foster Wheeler USA Corporation (DE)
4.	Foster Wheeler North America Corp. (DE)
5.	Foster Wheeler International Corporation (DE)
6.	Foster Wheeler Energy Corporation (DE)
7.	Foster Wheeler Virgin Islands, Inc. (DE)
8.	Foster Wheeler Zack, Inc. (DE)
9.	Foster Wheeler Energy Services, Inc. (CA)
10.	Foster Wheeler Pyropower, Inc. (NY)
11.	Foster Wheeler Real Estate Development Corp. (DE)
12.	Foster Wheeler Development Corporation (DE)
13.	Foster Wheeler Realty Services, Inc. (DE)
14.	Foster Wheeler Power Systems, Inc. (DE)
15.	Foster Wheeler Asia Limited (DE)
16.	Foster Wheeler Intercontinental Corporation (DE)
17.	Process Consultants, Inc. (DE)
18.	Foster Wheeler International Holdings, Inc. (DE)
19.	Foster Wheeler Constructors, Inc. (DE)
20.	Foster Wheeler Energy Manufacturing, Inc. (DE)
21.	Foster Wheeler Facilities Management, Inc. (DE)
22.	Pyropower Operating Services Company, Inc. (CA)
23.	Foster Wheeler Environmental Corporation (TX)

Non-U.S. Guarantors:
1.	Foster Wheeler Ltd.
2.	Foster Wheeler Holdings Ltd.
3.	FW Management Operations, Ltd.
4.	Perryville Service Company Ltd.
5.	Continental Finance Company Ltd.
6.	FW European E&C Ltd.
7.	Foster Wheeler Power Company Ltd./La Societe D’Energie Foster Wheeler Ltee
8.	Foster Wheeler Canada Ltd.
9.	Foster Wheeler Europe Limited
10.	FW Hungary Licensing Limited Liability Company
11.	Financial Services S.à r.l.
12.	Foster Wheeler (Malaysia) Sdn. Bhd.
13.	Foster Wheeler Continental B.V.
14.	FW Netherlands C.V.
15.	F.W.- Gestăo E Serviços, S.A.
16.	Foster Wheeler Asia Pacific Pte. Ltd.
17.	FW Overseas Operations Limited
18.	Foster Wheeler Caribe Corporation, C.A.
19.	Manops Limited
20.	P.E. Consultants, Inc.
Opinion of Counsel to the Obligors

EXHIBIT B-2

[Form of Opinion of General Counsel]

[__________], 2006

The lenders listed on Schedule A hereto

and

BNP Paribas, as Administrative Agent for the lenders listed on Schedule A hereto

Re:	The Credit Agreement referred to below

Ladies and Gentlemen:

I am General Counsel to Foster Wheeler Ltd., a Bermuda company, and have acted in that capacity as counsel to Foster Wheeler LLC, a Delaware limited liability company (the “Company”), Foster Wheeler Inc., a Delaware corporation, Foster Wheeler USA Corporation, a Delaware corporation, Foster Wheeler North America Corp., a Delaware corporation, Foster Wheeler Energy Corporation, a Delaware corporation, Foster Wheeler International Corporation, a Delaware corporation (collectively, the “Borrowers”), and the Affiliates of the Company that are listed as “U.S. Guarantors” (together with the Borrowers, the “U.S. Credit Parties”) and “Non-U.S. Guarantors” on Schedule B hereto (collectively, the “Guarantors” and together with the Borrowers, the “Credit Parties”) in connection with that certain Credit Agreement dated as of September 13, 2006 (the “Credit Agreement”), among the Borrowers, the Guarantors, the lenders party thereto and BNP Paribas, as administrative agent (in such capacity, the “Administrative Agent”) and as issuing lender.

This letter is furnished pursuant to Section 6.01(b) of the Credit Agreement. Capitalized terms defined in the Credit Agreement, used herein and not otherwise defined herein, shall have the meanings given them in the Credit Agreement.

As such counsel, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter, except where a specified fact confirmation procedure is stated to have been performed (in which case I have with your consent performed the stated procedure), and except where a statement is qualified as to knowledge (in which case I have with your consent made no or limited inquiry as specified below). I have examined, among other things, the following:

Opinion of General Counsel

(a) The Credit Agreement; and

(b) The Certificate of Incorporation, Bylaws or LLC Agreement or Certificate of Formation or Operating Agreement (or other similar constitutive document), as applicable, of the U.S. Credit Parties (the “U.S. Governing Documents”).

With your consent, I have relied with respect to certain factual matters upon the foregoing, including the representations and warranties of the Credit Parties in the Credit Agreement, and upon certificates of officer(s) of the Credit Parties and of others. I have not independently verified such factual matters.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”), the Corporations Code of the State of California (the “CCC”), the Business Corporation Law of the State of New York (the “NYBCL”) and the Business Corporation Act of the State of Texas (the “TBCA”; each of the foregoing, a “Constitutive Law”), as applicable to the U.S. Credit Parties existing under such law. Except as described in the previous sentence, I express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or any other laws in any such jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. I call to your attention that I am admitted to practice law only in the States of New York and New Jersey.

Unless otherwise stated herein, my opinions herein are based upon my consideration of only those statutes, rules and regulations which, in my experience, are normally applicable to borrowers and guarantors in secured loan transactions. I express no opinion as to any state or federal laws or regulations applicable to the subject transactions because of the legal or regulatory status of any parties to the Credit Agreement or the legal or regulatory status of any of their affiliates. Various issues pertaining to Bermuda, Canada, Cyprus, England, Hungary, Luxembourg, The Netherlands, Portugal, Singapore and Venezuela law are addressed in the opinions of Conyers Dill & Pearman, Blake, Cassels & Graydon LLP, Kinanis - Pyrgou + Co., Latham & Watkins LLP (London), Dr. Bényi E. László Law Firm, Linklaters Loesch, NautaDutilh N.V., Franco Caiado Guerreiro & Associados, Allen & Gledhill and Travieso Evans Arria Rengel & Paz, respectively, separately provided to you (collectively, the “Foreign Opinions”). I express no opinion with respect to those matters, and to the extent elements of those opinions are necessary to the conclusions expressed herein, I have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof:

1. The Company is a limited liability company under the DLLCA with limited liability company power and authority to enter into the Credit Agreement, to incur liability in respect of borrowings and letters of credit thereunder, and to perform its obligations thereunder. Based on certificates from public officials, I confirm that the Company is validly existing and in good standing under the laws of the State of Delaware.

Opinion of General Counsel

2. Each entity listed in Schedule C(1) (a “Delaware Corporate Credit Party”) is a corporation under the DGCL with corporate power and authority to enter into the Credit Agreement, to incur liability in respect of borrowings and letters of credit thereunder, and to perform its obligations thereunder. Based on certificates from public officials, I confirm that each Delaware Corporate Credit Party is validly existing and in good standing under the laws of the State of Delaware.

3. Each entity listed in Schedule C(2) (a “California Credit Party”) is a corporation under the CCC with corporate power and authority to enter into the Credit Agreement, to incur liability in respect of borrowings and letters of credit thereunder, and to perform its obligations thereunder. Based on certificates from public officials, I confirm that each California Credit Party is validly existing and in good standing under the laws of the State of California.

4. The entity listed in Schedule C(3) (the “New York Credit Party”) is a corporation under the NYBCL with corporate power and authority to enter into the Credit Agreement, to incur liability in respect of borrowings and letters of credit thereunder, and to perform its obligations thereunder. Based on certificates from public officials, I confirm that the New York Credit Party is validly existing and in good standing under the laws of the State of New York.

5. The entity listed in Schedule C(4) (the “Texas Credit Party”) is a corporation under the TBCA with corporate power and authority to enter into the Credit Agreement, to incur liability in respect of borrowings and letters of credit thereunder, and to perform its obligations thereunder. Based on certificates from public officials, I confirm that the Texas Credit Party is validly existing and in good standing under the laws of the State of Texas.

6. The execution, delivery and performance of the Credit Agreement by the U.S. Credit Parties have been duly authorized by all necessary limited liability company or corporate action of the U.S. Credit Parties and the Credit Agreement has been duly executed and delivered by the U.S. Credit Parties.

7. The execution and delivery of the Credit Agreement by a U.S. Credit Party on the date hereof do not:

(i) violate the provisions of its Governing Documents;

(ii) violate its Constitutive Law; or

(iii) require any consents, approvals, or authorizations to be obtained by it from, or any registrations, declarations or filings to be made by it with, any governmental authority under its Constitutive Law that have not been obtained or made.

I express no opinion as to the enforceability of any document, as to the creation, perfection or priority of any security interest or lien, or as to compliance with any laws other than, as to each U.S. Credit Party, its Constitutive Law.

Opinion of General Counsel

This letter is furnished only to you and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon by you for any other purpose or furnished or quoted by you to any other person, firm or entity for any other purpose and may not be assigned to or relied on by any other person, firm or entity for any purpose, in each case without my prior written consent, which may be granted or withheld in my discretion. At your request, I hereby consent to reliance hereon by any future assignee of your interest in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 11.08 of the Credit Agreement, on the condition and understanding that (i) this letter speaks only as of the date hereof, (ii) I have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,
Opinion of General Counsel

SCHEDULE A
LENDERS

Opinion of General Counsel

SCHEDULE B
GUARANTORS
U.S. Guarantors:

1.	Foster Wheeler LLC
2.	Foster Wheeler Inc.
3.	Foster Wheeler USA Corporation
4.	Foster Wheeler North America Corp.
5.	Foster Wheeler International Corporation
6.	Foster Wheeler Energy Corporation
7.	Foster Wheeler Virgin Islands, Inc.
8.	Foster Wheeler Zack, Inc.
9.	Foster Wheeler Energy Services, Inc.
10.	Foster Wheeler Pyropower, Inc.
11.	Foster Wheeler Real Estate Development Corp.
12.	Foster Wheeler Development Corporation
13.	Foster Wheeler Realty Services, Inc.
14.	Foster Wheeler Power Systems, Inc.
15.	Foster Wheeler Asia Limited
16.	Foster Wheeler Intercontinental Corporation
17.	Process Consultants, Inc.
18.	Foster Wheeler International Holdings, Inc.
19.	Foster Wheeler Constructors, Inc.
20.	Foster Wheeler Energy Manufacturing, Inc.
21.	Foster Wheeler Facilities Management, Inc.
22.	Pyropower Operating Services Company, Inc.
23.	Foster Wheeler Environmental Corporation

Non-U.S. Guarantors:

1.	Foster Wheeler Ltd.
2.	Foster Wheeler Holdings Ltd.
3.	FW Management Operations, Ltd.
4.	Perryville Service Company Ltd.
5.	Continental Finance Company Ltd.
6.	FW European E&C Ltd.
7.	Foster Wheeler Power Company Ltd./La Societe D’Energie Foster Wheeler Ltee
8.	Foster Wheeler Canada Ltd.
9.	Foster Wheeler Europe Limited
10.	FW Hungary Licensing Limited Liability Company
11.	Financial Services S.à r.l.
12.	Foster Wheeler (Malaysia) Sdn. Bhd.
13.	Foster Wheeler Continental B.V.
14.	FW Netherlands C.V.
15.	F.W.- Gestăo E Serviços, S.A.
16.	Foster Wheeler Asia Pacific Pte. Ltd.
17.	FW Overseas Operations Limited
18.	Foster Wheeler Caribe Corporation, C.A.
19.	Manops Limited
20.	P.E. Consultants, Inc.
Opinion of General Counsel

SCHEDULE C

1. DELAWARE CORPORATE CREDIT PARTIES:
Foster Wheeler LLC
Foster Wheeler Inc.
Foster Wheeler USA Corporation
Foster Wheeler North America Corp.
Foster Wheeler International Corporation
Foster Wheeler Energy Corporation
Foster Wheeler Virgin Islands, Inc.
Foster Wheeler Zack, Inc.
Foster Wheeler Real Estate Development Corp.
Foster Wheeler Development Corporation
Foster Wheeler Realty Services, Inc.
Foster Wheeler Power Systems, Inc.
Foster Wheeler Asia Limited
Foster Wheeler Intercontinental Corporation
Process Consultants, Inc.
Foster Wheeler International Holdings, Inc.
Foster Wheeler Constructors, Inc.
Foster Wheeler Energy Manufacturing, Inc.
Foster Wheeler Facilities Management, Inc.

2. CALIFORNIA CREDIT PARTIES:

Foster Wheeler Energy Services, Inc.
Pyropower Operating Services Company, Inc.

3. NEW YORK CREDIT PARTY:

Foster Wheeler Pyropower, Inc.

4. TEXAS CREDIT PARTY:

Foster Wheeler Environmental Corporation

Opinion of General Counsel

EXHIBIT C

[Form of Opinion of Special Counsel]

[__________], 2006

To the Lenders party to the Credit Agreement
referred to below and BNP Paribas
as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York counsel to BNP Paribas (“BNP”) in connection with the Credit Agreement (the “Credit Agreement”) dated as of September 13, 2006, between Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Ltd. (the “Parent”), Foster Wheeler Holdings Ltd. (“Holdco”), the Subsidiary Guarantors named therein (collectively, the “Subsidiary Guarantors” and, together with the Borrowers, the Parent, Holdco and the Subsidiary Guarantors, the “Obligors”), the lenders named therein and BNP Paribas, as Administrative Agent. All capitalized terms used but not defined herein have the respective meanings given to such terms in the Credit Agreement. This opinion is being delivered pursuant to Section 6.01(c) of the Credit Agreement.

In rendering the opinions expressed below, we have examined the Credit Agreement and the form of Security Agreement (collectively, the “Credit Documents”). In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Documents. In addition, we have assumed that all authorizations, approvals or consents of (including without limitation all foreign exchange control approvals), and all filings or registrations with, any governmental or regulatory authority or agency of each jurisdiction in which an Obligor is organized or does business) required for the making and performance by such Obligor of the Credit Documents have been obtained or made and are in effect.

Opinion of Special Counsel

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Obligors):

(i) the Credit Agreement has been (and the Security Agreement, when executed, will be) duly authorized by, has been (and will be) duly executed and delivered by, and constitutes (and will constitute) legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii) all signatories to the Credit Agreement have been (and to the Security Agreement, when executed, will be) duly authorized; and

(iii) all of the parties to the Credit Agreement are (and to the Security Agreement, when executed, will be) duly organized and validly existing and have (or will have) the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. The Credit Agreement constitutes (and the Security Agreement, when executed and delivered, will constitute) the legal, valid and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally, and except as the enforceability of the Credit Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

2. The Security Agreement, when executed and delivered, will be effective to create, in favor of the Administrative Agent for the benefit of the Secured Creditors (as defined in the Security Agreement), a valid security interest under the Uniform Commercial Code as in effect in the State of New York (the “UCC”) in all of the right, title and interest of the Obligors in, to and under the Collateral under as defined in the Security Agreement as collateral security for the payment when due of the Secured Obligations (as defined in the Security Agreement), except that (a) such security interest will continue in Collateral after its sale, exchange or other disposition and in any proceeds (as defined in Section 9-102(a)(64) of the UCC) thereof only to the extent provided in Section 9-315 of the UCC and (b) such security interest in any portion of such Collateral in which an Obligor acquires rights after the commencement of a case under the Bankruptcy Code in respect of such Obligor may be limited by Section 552 of the Bankruptcy Code.

Opinion of Special Counsel

3. The security interest referred to in paragraph 2 above in that portion of the Pledged Shares (as defined in the Security Agreement) represented by a certificate in bearer form or in registered form indorsed (as provided in Section 8-102(a)(11) of the UCC) to the Administrative Agent or in blank by an effective indorsement (as so provided) or registered in the name of the Administrative Agent, will, upon the creation of such security interest, be perfected by the Administrative Agent taking possession thereof in the State of New York, and such perfected security interest will remain perfected thereafter so long as such certificates are retained by the Administrative Agent in its possession in the State of New York.

4. With respect to any portion of the Collateral consisting of Pledged Shares represented by certificates, if the security interest therein is perfected by the Administrative Agent in the manner specified in paragraph 3 above for value without notice (within the meaning of Section 8-105 of the UCC) of any adverse claim (within the meaning of Section 8-102(a)(1) of the UCC) to the Pledged Shares so represented by certificates, then the Administrative Agent will acquire such security interest free of any adverse claim (as so defined).

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of provisions in the Credit Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(B) The enforceability of Section 11.03 of the Credit Agreement (and any similar provisions in the Security Agreement) may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.16(d) and 3.16(c) of the Credit Agreement, (iii) Section 4.06 or 4.09 of the Credit Agreement, (iv) Section 11.12 of the Credit Agreement, (v) the first sentence of Section 11.13(b) of the Credit Agreement (or any similar provision in the Security Agreement), insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Documents,(vi) the waiver of inconvenient forum set forth in Section 11.12 of the Credit Agreement (or any similar provision in the Security Agreement) with respect to proceedings in the United States District Court for the Southern District of New York, (vii) Section 11.15 of the Credit Agreement (or any similar provision in the Security Agreement) or (viii) the waiver of sovereign immunity set forth in Section 11.16 of the Credit Agreement (or any similar provision in the Security Agreement) to the extent it relates to immunity acquired after the date of execution and delivery of the Credit Agreement (or the Security Agreement).

Opinion of Special Counsel

(D) Clauses (i) and (iii) of Section 4.02 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations as defined therein are materially modified.

(E) We express no opinion as to the applicability to the obligations of any Subsidiary Guarantor of (or the enforceability of such obligations under) Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations, or the provisions of the law of the jurisdiction of organization of any Subsidiary Guarantor restricting dividends, loans or other distributions by a corporation for the benefit of its equityholders.

(F) We wish to point out that the obligations of the Obligors, and the rights and remedies of the Administrative Agent, under the Security Agreement may be subject to possible limitations upon the exercise of remedial or procedural provisions contained therein, provided that such limitations do not, in our opinion (but subject to the other comments and qualifications set forth in this opinion letter), make the remedies and procedures that will be afforded to the Administrative Agent inadequate for the practical realization of the substantive benefits purported to be provided by such Security Agreement.

(G) Except as provided in paragraphs (2), (3) and (4) above, we express no opinion as to the creation, perfection or priority of any security interest in any Collateral. In addition, (i) we express no opinion as to the creation, perfection or priority of any security interest in any Collateral as to which, pursuant to Section 9-109 of the UCC, Article 9 of the UCC does not apply, (ii) with respect to paragraph 2 above, we express no opinion as to the creation of any security interest in timber to be cut, commercial tort claims (as defined in Section 9-102(a)(13) of the UCC), uncertificated securities (as defined in Section 8-102(a)(18) of the UCC) or fixtures.

(H) We wish to point out that the acquisition by an Obligor after the initial extension of credit under the Credit Agreement of an interest in property that becomes subject to the lien of any of the Security Agreement may constitute a voidable preference under Section 547 of the Bankruptcy Code.

Opinion of Special Counsel

(I) The opinions expressed herein as of the date hereof, and except as may otherwise be provided herein, we have no obligation to advise you as to any change in the matters, factual, legal or otherwise, set forth herein after the date of this letter.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.

This opinion letter is provided to you by us as special New York counsel to BNP Paribas pursuant to Section 6.02(c) of the Credit Agreement and may not be relied upon by any other Person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

Opinion of Special Counsel

EXHIBIT D

[Form of Security Agreement]

SECURITY AGREEMENT

SECURITY AGREEMENT dated as of _______, 2006, between FOSTER WHEELER LLC, FOSTER WHEELER INC., FOSTER WHEELER USA CORPORATION, FOSTER WHEELER NORTH AMERICA CORP., FOSTER WHEELER ENERGY CORPORATION and FOSTER WHEELER INTERNATIONAL CORPORATION (each a “Borrower” and, collectively, the “Borrowers”), FOSTER WHEELER LTD. (the “Parent”), FOSTER WHEELER HOLDINGS LTD. (“Holdco”), each of the Subsidiaries of the Borrowers identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each entity, if any, that becomes a “Subsidiary Guarantor” hereunder as contemplated by Section 6.12 (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with the Borrowers, Parent and Holdco, the “Obligors”), and BNP PARIBAS, as administrative agent for the parties defined as “Lenders” under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrowers, the Parent, Holdco and the Subsidiary Guarantors, such Lenders and the Administrative Agent are parties to a Credit Agreement dated as of September 13, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by such Lenders to the Borrowers in an aggregate principal or face amount not exceeding $350,000,000 (which, in the circumstances contemplated therein, may be increased to $450,000,000). In addition, the Borrowers may from time to time be obligated to various of said Lenders (or their Affiliates) in respect of one or more Hedging Agreements and/or cash management arrangements under and as defined in the Credit Agreement.

To induce such Lenders to enter into the Credit Agreement and to extend credit thereunder and under the Hedging Agreements and cash management arrangements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor has agreed to grant a security interest in the Collateral (as so defined) as security for the Secured Obligations (as so defined).

Security Agreement

Accordingly, the parties hereto agree as follows:

Section 1. Definitions, Etc.

1.01 Terms Generally. Terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

1.02 Certain Uniform Commercial Code Terms. As used herein, the terms “Accession”, “Account”, “As-Extracted Collateral”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Software” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the NYUCC, and the terms “Certificated Security”, “Entitlement Holder”, “Financial Asset”, “Instruction”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the NYUCC.

1.03 Additional Definitions. In addition, as used herein:

“Cash Management Obligations” means, with respect to any Obligor or Restricted Subsidiary that is a Domestic Subsidiary, any obligations of such Obligor or Restricted Subsidiary owed to any Secured Creditors (or any of its Affiliates) in respect of treasury management arrangements, depositary or other cash management services.

“Collateral” has the meaning assigned to such term in Section 3.

“Collateral Account” has the meaning assigned to such term in Section 4.01(a).

“Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by any Obligor, including each Copyright identified in Annex 4.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Initial Pledged Shares” means the Shares of each Issuer beneficially owned by any Obligor on the date hereof and identified in Annex 3 (Part A).

“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (f) all licenses, consents, permits, variances, certifications and approvals of governmental agencies now or hereafter held by any Obligor; and (g) all causes of action, claims and warranties now or hereafter owned or acquired by any Obligor in respect of any of the items listed above.

Security Agreement

“Issuers” means, collectively, (a) the respective Persons identified on Annex 3 (Part A) under the caption “Issuer” and (b) any other Person that shall at any time be a Subsidiary of any Obligor (excluding any Subsidiary that is not directly owned by any Obligor and any Subsidiary the Shares of which constitute Excluded Assets).

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Patent Collateral” means all Patents, whether now owned or hereafter acquired by any Obligor, including each Patent identified in Annex 5, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Pledged Shares” means, collectively, (i) the Initial Pledged Shares and (ii) all other Shares of any Issuer now or hereafter owned by any Obligor, together in each case with (a) all certificates representing the same, (b) all shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (c) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation, excluding in each case Shares that constitute Excluded Assets.

Security Agreement

“Secured Creditors” means, collectively, the Lenders and the Administrative Agent, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and assigns.

“Secured Obligations” means, collectively, (a) in the case of the Borrowers (other than in their capacity as Guarantors) each of the following obligations, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to the Secured Creditors or any of them under the Loan Documents, (i) in the case of the Guarantors (including the Borrowers in their capacity as Guarantors), all obligations of the Borrowers under the Loan Documents to pay the principal of and interest on the Loans and all fees, indemnification payments and other amounts whatsoever, (ii) all obligations of the Borrowers to any Lender (or any Affiliate thereof) under any Hedging Agreement and (iii) all Cash Management Obligations of the Borrowers, (b) all obligations of the Guarantors under Article IV of the Credit Agreement and (c) in the case of each of the foregoing, including all interest thereon and expenses related thereto, including any interest or expenses accruing or arising after the commencement of any case with respect to any of the Borrowers under the United States Bankruptcy Code or any other bankruptcy or insolvency law (whether or not such interest or expenses are allowed or allowable as a claim in whole or in part in such case).

“Shares” means shares of capital stock of a corporation, limited liability company interests, partnership interests and other ownership or equity interests of any class in any Person.

“Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by any Obligor, including each Trademark identified in Annex 6, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

Security Agreement

1.04 Treatment of Hedging Agreements. For purposes hereof, it is understood that any obligations of any of the Borrowers to a Person arising under a Hedging Agreement entered into at the time such Person (or an Affiliate thereof) is a “Lender” party to the Credit Agreement shall nevertheless continue to constitute Secured Obligations for purposes hereof, notwithstanding that such Person (or its Affiliate) may have assigned all of its Loans and other interests under the Credit Agreement and, therefore, at the time a claim is to be made in respect of such obligations, such Person (or its Affiliate) is no longer a “Lender” party to the Credit Agreement, provided that neither such Person nor any such Affiliate shall be entitled to the benefits of this Agreement (and such obligations shall not constitute Secured Obligations hereunder) unless, at or prior to the time it ceased to be a Lender hereunder, it shall have notified the Administrative Agent in writing of the existence of such Hedging Agreement.

Section 2. Representations and Warranties. Each Obligor represents and warrants to the Lenders and the Administrative Agent for the benefit of the Secured Creditors that:

2.01 Title. Such Obligor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 3 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person) other than (a) the security interest created or provided for herein or the other Security Documents, which security interest (except for Liens expressly permitted by Sections 8.02 (b), (c), (d), (e), (f) and (h) of Section 8.02 of the Credit Agreement) constitutes a valid first and prior perfected (or its equivalent under the laws of any applicable jurisdiction) Lien on the Collateral (excluding (i) any portion thereof not giving rise to an Event of Default under paragraph (l) of Article IX of the Credit Agreement and (ii) any security interests in any Collateral not required to be perfected hereunder or under the Loan Documents), and (b) the Liens expressly permitted by Section 8.02 of the Credit Agreement.

2.02 Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization or incorporation, organizational ID number (if applicable), the location of the chief executive office or sole place of business, mailing address (if different from the chief executive office or sole place of business) of each Obligor as of the date hereof are correctly set forth in Annex 1.

2.03 Changes in Circumstances. Such Obligor has not (a) within the period of four months prior to the date hereof, changed its location (as defined in Section 9-307 of the NYUCC), (b) except as specified in Annex 1, heretofore changed its name, or (c) except as specified in Annex 2, heretofore become a “new debtor” (as defined in Section 9-102(a)(56) of the NYUCC) with respect to a currently effective security agreement previously entered into by any other Person.

Security Agreement

2.04 Pledged Shares. The Initial Pledged Shares constitute (a) 100% of the issued and outstanding Shares of each Issuer other than a Foreign Subsidiary beneficially owned by such Obligor on the date hereof (other than any Shares held in a Securities Account referred to in Annex 7), whether or not registered in the name of such Obligor and (b) in the case of each Issuer that is a Foreign Subsidiary, (i) 65% of the issued and outstanding voting Shares of such Issuer and (ii) 100% of all other issued and outstanding Shares of such Issuer beneficially owned by such Obligor on the date hereof, in each case whether or not registered in the name of such Obligor. Annex 3 (Part A) correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares and (in the case of any corporate Issuer) the respective class of such Shares and the respective number of such Shares (and registered owner thereof).

The Initial Pledged Shares are, and all other Pledged Shares in which such Obligor shall hereafter grant a security interest pursuant to Section 3 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Shares issued by a corporation or similar entity) and (ii) duly issued and outstanding (in the case of any Shares in any other entity), and none of such Pledged Shares are or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the respective Issuer thereof, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Loan Documents, or under such organizational instruments or otherwise permitted under the Loan Documents).

2.05 Promissory Notes. Annex 3 (Part B) sets forth a complete and correct list of all Promissory Notes (other than any held in a Securities Account referred to in Annex 7) held by any Obligor on the date hereof having an aggregate principal amount in excess of $5,000,000.

2.06 Intellectual Property. Annexes 4, 5 and 6, respectively, set forth under the name of such Obligor a complete and correct list of all copyright registrations, patents, patent applications, trademark registrations and trademark applications owned by such Obligor on the date hereof (or, in the case of any supplement to said Annexes 4, 5 and 6, effecting a pledge thereof, as of the date of such supplement).

2.07 Deposit Accounts and Securities Accounts. Annex 7 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts of the Obligors on the date hereof.

Security Agreement

2.08 Commercial Tort Claims. Annex 8 sets forth a complete and correct list of all commercial tort claims of the Obligors in existence on the date hereof and that equal or exceed $5,000,000 individually.

2.09 Fair Labor Standards Act. Any goods now or hereafter produced by such Obligor or any of its Subsidiaries included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

Section 3. Collateral. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Obligor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Creditors as hereinafter provided a security interest in all of such Obligor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 3 being, collectively, referred to herein as “Collateral”):

(a) all Accounts:

(b) all As-Extracted Collateral;

(c) all Chattel Paper;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Goods not covered by the other clauses of this Section 3;

(j) the Pledged Shares;

(k) all Instruments, including all Promissory Notes;

(l) all Intellectual Property;

Security Agreement

(m) all Inventory;

(n) all Investment Property not covered by other clauses of this Section 3, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(o) all Letter-of-Credit Rights;

(p) all commercial tort claims, as defined in Section 9-102(a)(13) of the NYUCC, arising out of the events described in Annex 8;

(q) all other tangible and intangible personal property whatsoever of such Obligor; and

(r) all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor),

IT BEING UNDERSTOOD, HOWEVER, that none of the Excluded Assets shall constitute Collateral.

It is contemplated that, with respect to Collateral of any Obligor existing on the date hereof that is organized or is located in Luxembourg, The Netherlands, Hungary or England such Obligor will either concurrently with the execution and delivery of this Agreement or promptly thereafter execute and deliver such Security Documents under the law of the applicable jurisdiction as shall be reasonably required in order to grant and make enforceable Liens on the Collateral of each such Obligor under the law of each such applicable jurisdiction; provided that such Obligors shall not be required to perfect any such Lien granted in any Deposit Accounts, Security Accounts or Commodity Accounts of such Obligors that are located in any foreign jurisdiction.

Security Agreement

Section 4. Cash Proceeds of Collateral.

4.01 Collateral Account. The Administrative Agent will cause to be established at a banking institution to be selected by the Administrative Agent a cash collateral account (the “Collateral Account”), that

(i) to the extent of all Investment Property or Financial Assets (other than cash) credited thereto shall be a Securities Account in respect of which the Administrative Agent shall be the Entitlement Holder, and

(ii) to the extent of any cash credited thereto shall be a Deposit Account in respect of which the Administrative Agent shall be the depositary bank’s customer, and into which each Obligor agrees to deposit from time to time the cash proceeds of any of the Collateral (including proceeds of insurance thereon) required to be delivered to the Administrative Agent pursuant to any of the Loan Documents, or pursuant hereto, and into which the Obligors may from time to time deposit any additional amounts that it wishes to provide as additional collateral security hereunder. The Collateral Account, and any money or other property from time to time therein, shall constitute part of the Collateral hereunder and shall not constitute payment of the Secured Obligations until applied as hereinafter provided.

Except as expressly provided in Section 4.03, the Administrative Agent shall remit the collected balance standing to the credit of the Collateral Account to or upon the order of the respective Obligor as such Obligor through the Company shall from time to time instruct, provided that, at any time following the occurrence and during the continuance of an Event of Default, the Administrative Agent shall not be required to remit such balance to any Obligor and may (and, if instructed by the Lenders as specified in the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time standing to the credit of the Collateral Account to the payment of the Secured Obligations then due and payable in the manner specified in Section 5.09. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided herein and in Sections 2.05(k) and 3.05(k) of the Credit Agreement.

4.02 Investment of Balance in Collateral Account. The cash balance standing to the credit of the Collateral Account shall be invested from time to time in such Permitted Investments as the respective Obligor (through the Company) (or, after the occurrence and during the continuance of an Event of Default, the Administrative Agent) shall determine, which Permitted Investments shall be held in the name and be under the control of the Administrative Agent (and credited to the Collateral Account), provided that at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as provided in the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Permitted Investments and to apply or cause to be applied the proceeds thereof to the payment of the Secured Obligations then due and payable in the manner specified in Section 5.09.

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4.03 Cover for LC Exposure. Amounts deposited into the Collateral Account as cover for LC Exposure under the Credit Agreement as contemplated by Sections 2.05(k) and 3.05(k) thereof shall be held by the Administrative Agent in a separate sub-account (designated “LC Exposure Sub-Account”) and all amounts held in such sub-account shall (a) constitute collateral security first for the LC Exposure outstanding from time to time and second as collateral security for the other Secured Obligations hereunder and (b) be invested from time to time in Permitted Investments as provided for in Section 4.02.

Section 5. Further Assurances; Remedies. In furtherance of the grant of the security interest pursuant to Section 3, the Obligors hereby jointly and severally agree with the Administrative Agent for the benefit of the Secured Creditors as follows:

5.01 Delivery and Other Perfection. Each Obligor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements, prescribed forms or consents or other papers as may be necessary in the reasonable judgment of the Administrative Agent to create, preserve, perfect, maintain the perfection of or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing, shall:

(a) if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by such Obligor, forthwith (x) deliver to the Administrative Agent the certificates or instruments representing or evidencing the same, duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request, all of which thereafter shall be held by the Administrative Agent, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action as the Administrative Agent may reasonably deem necessary or appropriate to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(b) if any of the Collateral the fair market value of which is in excess of $5,000,000 individually, or $10,000,000 in the aggregate, is or shall become evidenced or represented by any Instrument promptly from time to time deliver to the Administrative Agent any and all such Instruments, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request; provided that (other than in the case of the Promissory Notes described in Annex 3 (Part B)) so long as no Event of Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course any Instruments received by such Obligor in the ordinary course of business and the Administrative Agent shall, promptly upon request of such Obligor (through the Company), make appropriate arrangements for making any Instrument delivered by such Obligor available to such Obligor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent reasonably requested by the Administrative Agent, against trust receipt or like document);

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(c) promptly from time to time enter into such control agreements, each in form and substance reasonably acceptable to the Administrative Agent, as the Administrative Agent may reasonably request to perfect the security interest created hereby in (i) any and all Electronic Chattel Paper and Letter-of-Credit Rights that in each case constitute Collateral, and will promptly furnish to the Administrative Agent true copies thereof and (ii) any and all Deposit Accounts or Investment Property held in Securities Account in the United States of America and, in the case of any such Deposit Accounts or Investment Property, having a fair market value in excess of $2,500,000 individually or in each individual account (as applicable), or $5,000,000 in the aggregate, and will promptly furnish to the Administrative Agent true copies thereof;

(d) promptly from time to time upon the request of the Administrative Agent, execute and deliver such short-form security agreements in substantially the form of Annex 9 as the Administrative Agent may reasonably deem necessary in order to record the security interest granted herein to the Administrative Agent in respect of that portion of the Collateral consisting of Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority

(e) promptly upon request of the Administrative Agent, cause the Administrative Agent to be listed as the lienholder on certificates of title or ownership covering Motor Vehicles that have a fair market value equal to or in excess of $200,000 (other than Motor Vehicles constituting Inventory) and within 120 days of such request deliver evidence of the same to the Administrative Agent;

(f) keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the security interests granted by this Agreement; and

(g) if an Event of Default shall have occurred and be continuing and upon reasonable notice, permit representatives of the Administrative Agent at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Administrative Agent to be present at such Obligor’s place of business to receive copies of communications and remittances relating to the Collateral, and forward copies of any notices or communications received by such Obligor with respect to the Collateral, all in such manner as the Administrative Agent may reasonably require.

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5.02 Other Financing Statements or Control. Except as otherwise permitted under Section 8.02 of the Credit Agreement or otherwise consented to by the Administrative Agent, no Obligor shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Creditors, or (b) cause or permit any Person other than the Administrative Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

5.03 Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

5.04 Special Provisions Relating to Certain Collateral.

(a) Pledged Shares.

(i) Each Obligor will cause the Pledged Shares to constitute at all times (1) 100% of the total number of Shares of each Issuer other than a Foreign Subsidiary then issued and outstanding beneficially owned by such Obligor and (2) in the case of any Issuer that is a Foreign Subsidiary, 65% of the voting Shares of such Issuer and 100% of all other issued and outstanding Shares of such Issuer beneficially owned by such Obligor.

(ii) So long as no Event of Default shall have occurred and be continuing, the Obligors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the Loan Documents or any other instrument or agreement referred to herein or therein, provided that the Obligors jointly and severally agree that they will not vote the Pledged Shares in any manner that is inconsistent with the terms of this Agreement, the Loan Documents or any such other instrument or agreement; and the Administrative Agent shall execute and deliver to the Obligors or cause to be executed and delivered to the Obligors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligors may reasonably request for the purpose of enabling the Obligors to exercise the rights and powers that they are entitled to exercise pursuant to this Section 5.04(a)(ii).

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(iii) Unless and until an Event of Default shall have occurred and be continuing, the Obligors shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares.

(iv) If an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given written notice to the relevant Obligor of the Secured Creditors’ intent to exercise any available right to declare any Secured Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under this Agreement, the Loan Documents or any other agreement relating to such Secured Obligation, all dividends and other distributions on the Pledged Shares shall be paid directly to the Administrative Agent and retained by it in the Collateral Account as part of the Collateral, subject to the terms of this Agreement, and, if the Administrative Agent shall so request in writing, the Obligors jointly and severally agree to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end, provided that if such Event of Default is cured, any such dividend or distribution theretofore paid to the Administrative Agent shall, upon request of the Obligors (except to the extent theretofore applied to the Secured Obligations), be returned by the Administrative Agent to the Obligors.

(b) Intellectual Property.

(i) For the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 5.05 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Obligor) to use, assign, license or sublicense any of the Intellectual Property constituting Collateral now owned or hereafter acquired by such Obligor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 8.04 of the Credit Agreement that limit the rights of the Obligors to dispose of their Property, so long as no Event of Default shall have occurred and be continuing, the Obligors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Obligors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall from time to time, upon the request of the respective Obligor (through the Company), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Obligor (through the Company) shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full of all of the Secured Obligations and cancellation or termination of the Commitments and LC Exposure or earlier expiration of this Agreement or release of the Collateral, the Administrative Agent shall grant back to the Obligors the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 5.05 by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Obligors in accordance with the first sentence of this clause (ii).

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(c) Chattel Paper. The Obligors will (i) deliver to the Administrative Agent each original of each item of Chattel Paper in excess of $5,000,000 individually, or $10,000,000 in the aggregate at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Administrative Agent, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Administrative Agent without the consent of the Administrative Agent would violate the rights of the Administrative Agent hereunder.

5.05 Remedies.

(a) Rights and Remedies Generally upon Default. If an Event of Default shall have occurred and is continuing, the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the NYUCC (whether or not the NYUCC is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i) the Administrative Agent in its discretion may, in its name or in the name of any Obligor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii) the Administrative Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

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(iii) the Administrative Agent may require the Obligors to notify (and each Obligor hereby authorizes the Administrative Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Administrative Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Administrative Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Obligor they shall be held in trust by such Obligor for the benefit of the Administrative Agent and as promptly as possible remitted or delivered to the Administrative Agent for application as provided herein);

(iv) the Administrative Agent may require the Obligors to assemble the Collateral at such place or places, reasonably convenient to the Administrative Agent and the Obligors, as the Administrative Agent may reasonably select;

(v) the Administrative Agent may apply the Collateral Account and any money or other property therein to payment of the Secured Obligations;

(vi) the Administrative Agent may require the Obligors to cause the Pledged Shares to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any of such Pledged Shares is transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to respective Obligor (through the Company) copies of any notices and communications received by it with respect to such Pledged Shares); and

(vii) the Administrative Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Administrative Agent or any other Secured Creditor or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

Security Agreement

The Proceeds of each collection, sale or other disposition under this Section 5.05, including by virtue of the exercise of any license granted to the Administrative Agent in Section 5.04(b), shall be applied in accordance with Section 5.09.

(b) Certain Securities Act Limitations. The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for public sale.

(c) Notice. The Obligors agree that to the extent the Administrative Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten Business Days’ notice shall be deemed to constitute reasonable prior notice.

5.06 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 5.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Obligors shall remain liable for any deficiency.

5.07 Locations; Names, Etc. Without at least 15 days’ prior written notice to the Administrative Agent, no Obligor shall (i) change its location (as defined in Section 9-307 of the NYUCC), (ii) change its name from the name shown as its current legal name on Annex 1, or (iii) agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect thereof would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

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5.08 Private Sale. The Secured Creditors shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 5.05 conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against the Secured Creditors arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree so long as such sale is commercially reasonable.

5.09 Application of Proceeds. Except as otherwise herein expressly provided and except as provided below in this Section 5.09, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under Section 4 or this Section 5, shall be applied by the Administrative Agent:

First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Administrative Agent and the fees and expenses of its agents and counsel, and all other expenses incurred and advances made by the Administrative Agent in connection therewith;

Next, to the payment in full of the Secured Obligations, in each case (except to the extent otherwise provided in Section 11.05(a) of the Credit Agreement) equally and ratably in accordance with the respective amounts thereof then due and owing or as the Lenders holding the same may otherwise agree; and

Finally, to the payment to the respective Obligor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the “LC Exposure Sub-Account” of the Collateral Account pursuant to Section 4.03 shall be applied first to the LC Exposure outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 5.09.

5.10 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default the Administrative Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 5 and taking any action and executing any instruments that the Administrative Agent may reasonably deem necessary to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Section 5 to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

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5.11 Perfection and Recordation. Each Obligor authorizes the Administrative Agent to file Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” of such Obligor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 3).

5.12 Termination and Release. Without limiting the generality of Section 11.02(d) of the Credit Agreement, when the conditions set forth in said Section have been satisfied, this Agreement shall terminate, and the Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor and to be released and canceled all licenses and rights referred to in Section 5.04(b). The Administrative Agent shall also, at the expense of such Obligor, execute and deliver to the respective Obligor upon such termination such Uniform Commercial Code termination statements, certificates for terminating the Liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the respective Obligor to effect the termination and release of the Liens on the Collateral as required by this Section 5.12.

In addition to the foregoing, the Administrative Agent shall release any Lien covering Collateral to the extent provided in Section 11.02(a)(vii) or 11.02(c) of the Credit Agreement, subject to the satisfaction of the conditions specified therein.

5.13 Further Assurances. Each Obligor agrees that, from time to time upon the written request of the Administrative Agent, such Obligor will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.

Section 6. Miscellaneous.

6.01 Notices. All notices, requests, consents and demands hereunder shall be in writing and telecopied or delivered to the intended recipient at its “Address for Notices” specified pursuant to Section 11.01 of the Credit Agreement and shall be deemed to have been given at the times specified in said Section 11.01. Any notice to be delivered to any Subsidiary Guarantor hereunder shall be delivered to the Company (at its aforesaid address) on behalf of such Subsidiary Guarantor.

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6.02 No Waiver. No failure on the part of any Secured Creditor to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Secured Creditor of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

6.03 Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor affected thereby and the Administrative Agent (with the consent of the Lenders as provided in the Credit Agreement) in each case in accordance with Section 11.02 of the Credit Agreement; provided that the Obligors may amend any Schedule referred to herein after the date hereof to reflect any change in facts after the date hereof if necessary in connection with the making of any representation set forth herein or in the Credit Agreement. Any such amendment or waiver shall be binding upon the Secured Creditors and each Obligor in accordance with Section 11.02 of the Credit Agreement.

6.04 Expenses. The Obligors jointly and severally agree to reimburse each of the Secured Creditors for all reasonable costs and expenses incurred by them (including the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceeding resulting therefrom, including all manner of participation in or other involvement with (w) performance by the Administrative Agent of any obligations of the Obligors in respect of the Collateral that the Obligors have failed or refused to perform, (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent in respect thereof, by litigation or otherwise, including expenses of insurance, (y) judicial or regulatory proceedings and (z) workout, restructuring or negotiations in respect thereof and (ii) the enforcement of this Section 6.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 3.

6.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of each Obligor and the Secured Creditors (provided that no Obligor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent).

6.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

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6.07 Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Submission to Jurisdiction. Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Creditor may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

6.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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6.08 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

6.10 Agents and Attorneys-in-Fact. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the gross negligence or willful misconduct of any such agents or attorneys-in-fact selected by it in good faith. Without limiting the generality of the foregoing, at any time or from time to time, in order to comply with applicable law, the Administrative Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent or, with the consent of the Company, as agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

6.11 Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Secured Creditors in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

6.12 Additional Subsidiary Guarantors. As contemplated by Section 7.10 of the Credit Agreement, certain Subsidiaries of the Obligors formed or acquired after the date hereof, or certain other Subsidiaries not then a party hereto, may be required to become a “Subsidiary Guarantor” under this Agreement, by executing and delivering to the Administrative Agent a Joinder Agreement in the form of Exhibit E to the Credit Agreement. Accordingly, upon the execution and delivery of any such Joinder Agreement by any such new Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Subsidiary Guarantor” and an “Obligor” under and for all purposes of this Agreement, and each of the Annexes hereto shall be supplemented in the manner specified in such Joinder Agreement. In addition, upon the execution and delivery of any such Joinder Agreement, the new Subsidiary Guarantor makes the representations and warranties set forth in Article V of the Credit Agreement and in Section 2.

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IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the day and year first above written.

BORROWERS

FOSTER WHEELER LLC By:___________________________ Name: Title:	FOSTER WHEELER INC By:___________________________ Name: Title:
FOSTER WHEELER USA CORPORATION By:___________________________ Name: Title:	FOSTER WHEELER NORTH AMERICA CORP By:___________________________ Name: Title:
FOSTER WHEELER ENERGY CORPORATION By:___________________________ Name: Title:	FOSTER WHEELER INTERNATIONAL CORPORATION By:___________________________ Name: Title:

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THE PARENT

FOSTER WHEELER LTD. By:___________________________ Name: Title:

HOLDCO
FOSTER WHEELER HOLDINGS LTD. By:___________________________ Name: Title:

Security Agreement

SUBSIDIARY GUARANTORS

FOSTER WHEELER ASIA LIMITED By:___________________________ Name: Title:	FOSTER WHEELER CONSTRUCTORS, INC. By:___________________________ Name: Title:
FOSTER WHEELER DEVELOPMENT CORPORATION By:___________________________ Name: Title:	FOSTER WHEELER ENERGY MANUFACTURING, INC. By:___________________________ Name: Title:
FOSTER WHEELER ENERGY SERVICES, INC. By:___________________________ Name: Title:	FOSTER WHEELER ENVIRONMENTAL CORPORATION By:___________________________ Name: Title:

Security Agreement

PROCESS CONSULTANTS, INC. By:___________________________ Name: Title:	PYROPOWER OPERATING SERVICES COMPANY, INC. By:___________________________ Name: Title:
FOSTER WHEELER INTERCONTINENTAL CORPORATION By:___________________________ Name: Title:	FOSTER WHEELER POWER SYSTEMS, INC. By:___________________________ Name: Title:
FOSTER WHEELER INTERNATIONAL HOLDINGS, INC. By:___________________________ Name: Title:	FOSTER WHEELER FACILITIES MANAGEMENT, INC. By:___________________________ Name: Title:
FOSTER WHEELER PYROPOWER, INC. By:___________________________ Name: Title:	FOSTER WHEELER REAL ESTATE DEVELOPMENT CORP. By:___________________________ Name: Title:

Security Agreement

FOSTER WHEELER REALTY SERVICES, INC. By:___________________________ Name: Title:	FOSTER WHEELER VIRGIN ISLANDS, INC. By:___________________________ Name: Title:
FOSTER WHEELER ZACK, INC. By:___________________________ Name: Title:

Security Agreement

FW EUROPEAN E&C LTD. By:___________________________ Name: Title:	FW MANAGEMENT OPERATIONS, LTD. By:___________________________ Name: Title:
PERRYVILLE SERVICE COMPANY LTD. By:___________________________ Name: Title:	CONTINENTAL FINANCE COMPANY LTD. By:___________________________ Name: Title:

Security Agreement

FOSTER WHEELER POWER COMPANY LTD/LA SOCIETE D’ENERGIE FOSTER WHEELER LTEE By:___________________________ Name: Title:

Security Agreement

FOSTER WHEELER CANADA LTD. By:___________________________ Name: Title:

Security Agreement

[Page Reserved]

Security Agreement

FOSTER WHEELER EUROPE LIMITED By:___________________________ Name: Title:

Security Agreement

FW HUNGARY LICENSING LIMITED LIABILITY COMPANY By:___________________________ Name: Title:

Security Agreement

FINANCIAL SERVICES S.À R.L. By:___________________________ Name: Title:

Security Agreement

FOSTER WHEELER (MALAYSIA) SDN. BHD. By:___________________________ Name: Title:

Security Agreement

FOSTER WHEELER CONTINENTAL B.V. By:___________________________ Name: Title:
FW NETHERLANDS C.V. By:___________________________ Name: Title:

Security Agreement

F.W.- GESTĂO E SERVIÇOS, S.A. By:___________________________ Name: Title:

Security Agreement

FOSTER WHEELER ASIA PACIFIC PTE. LTD. By:___________________________ Name: Title:

Security Agreement

P.E. CONSULTANTS, INC. By:___________________________ Name: Title:

Security Agreement

MANOPS LIMITED By:___________________________ Name: Title:

Security Agreement

FOSTER WHEELER CARIBE CORPORATION, C.A. By:___________________________ Name: Title:

Security Agreement

FW OVERSEAS OPERATIONS LIMITED By:___________________________ Name: Title:

Security Agreement

ADMINISTRATIVE AGENT

BNP PARIBAS, as Administrative Agent By:___________________________ Name: Title:

Security Agreement

ANNEX 1

FILING DETAILS

[See Sections 2.02 and 2.04 and 5.07]

Annex 1 to Security Agreement

ANNEX 2

NEW DEBTOR EVENTS

[See Section 2.03]

Annex 2 to Security Agreement

ANNEX 3

PLEDGED SHARES AND PROMISSORY NOTES

[See definitions of “Initial Pledged Shares” and “Issuers” in Section 1.03,
and Sections 2.04, 2.05, 3(a), 3(b) and 5.01(b)]

Annex 3 to Security Agreement

ANNEX 4

LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND
APPLICATIONS FOR COPYRIGHT REGISTRATIONS

[See definition of “Copyright Collateral” in Section 1.03 and Section 2.06]

Annex 4 to Security Agreement

ANNEX 5

LIST OF PATENTS AND PATENT APPLICATIONS

[See definition of “Patent Collateral” in Section 1.03 and Section 2.06]

Annex 5 to Security Agreement

ANNEX 6

LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
TRADEMARK AND SERVICE MARK REGISTRATIONS AND
APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

[See definition of “Trademark Collateral” in Section 1.03 and Section 2.06]

Annex 6 to Security Agreement

ANNEX 7

LIST OF DEPOSIT ACCOUNTS, AND SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

[See Sections 2.04 and 2.07]

Annex 7 to Security Agreement

ANNEX 8

LIST OF COMMERCIAL TORT CLAIMS

[See Sections 2.08 and 3(p)]

Annex 8 to Security Agreement

ANNEX 9

INTELLECTUAL PROPERTY SECURITY AGREEMENT

INTELLECTUAL PROPERTY SECURITY AGREEMENT dated as of _________, 2006, between FOSTER WHEELER LLC, FOSTER WHEELER INC., FOSTER WHEELER USA CORPORATION, FOSTER WHEELER NORTH AMERICA CORP., FOSTER WHEELER ENERGY CORPORATION and FOSTER WHEELER INTERNATIONAL CORPORATION (each a “Borrower” and, collectively, the “Borrowers”), FOSTER WHEELER LTD. (the “Parent”), FOSTER WHEELER HOLDINGS LTD. (“Holdco”), each of the Subsidiaries of the Borrowers identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with the Borrowers, Parent and Holdco, the “Obligors”), and BNP PARIBAS, as administrative agent for the parties defined as “Lenders” under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).(1)

The Borrowers, the Parent, Holdco and the Subsidiary Guarantors, such Lenders and the Administrative Agent are parties to a Credit Agreement dated as of September 13, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by such Lenders to the Borrowers. In addition, the Borrowers may from time to time be obligated to various of said Lenders (or their Affiliates) in respect of one or more Hedging Agreements and/or cash management arrangements under and as defined in the Credit Agreement.

To induce such Lenders to enter into the Credit Agreement and to extend credit thereunder and under the Hedging Agreements and cash management arrangements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors and the Administrative Agent have entered into a Security Agreement dated as of _______, 2006 (the “Security Agreement”) pursuant to which the Obligors have granted liens on certain of their property to the Administrative Agent as collateral security for the obligations of the Obligors under the Credit Agreement and in respect of such Hedging Agreements and cash management arrangements. Term defined in the Security Agreement are used herein as defined therein.

——————
(1)
This preamble and subsequent paragraphs should be appropriately revised in the event this Intellectual Property Security Agreement is to be executed by a single Obligor (such as will be necessary in the case of a new Subsidiary Guarantor becoming a party to the Security Agreement).

Annex 9 to Security Agreement

Pursuant to the Security Agreement, the Obligors have granted a security interest in the Intellectual Property Collateral (as defined in Section 1 below) of the Obligors to the Administrative Agent for the benefit of the Secured Parties, and have agreed as a condition thereof to execute this Intellectual Property Security Agreement for recording with the U.S. Patent and Trademark Office and the United States Copyright Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor agrees as follows:

SECTION 1. Grant of Security. To secure the payment of the Secured Obligations when due, each Obligor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in and to all of such Obligor’s right, title and interest in and to the following (the “Intellectual Property Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto together with all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (the “Trademarks”);

(iii) the copyright registrations and applications set forth in Schedule C hereto (the “Copyrights”);.

(iv) any and all claims for damages for past, present and future infringement, misappropriation or breach with respect to the Patents, Trademarks and Copyrights, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(v) any and all proceeds of the foregoing.

SECTION 2. Security for Obligations. The security interest in the Collateral granted by the Obligors under this Intellectual Property Security Agreement secures the payment of all Secured Obligations (as defined in the Security Agreement) of such Obligor.

SECTION 3. Recordation. Each of the Obligors authorizes and requests that the Register of Copyrights and the Commissioner of Patents and Trademarks record this Intellectual Property Security Agreement.

Annex 9 to Security Agreement

SECTION 4 . Execution in Counterparts. This Intellectual Property Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5 . Grants, Rights and Remedies. This Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each of the Obligors does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Administrative Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. This Intellectual Property Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex 9 to Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Intellectual Property Security Agreement to be duly executed and delivered as of the day and year first above written.

[To be completed]

BNP PARIBAS,
as Administrative Agent

By ________________________
Title:

Annex 9 to Security Agreement

EXHIBIT E

[Form of Joinder Agreement]

JOINDER AGREEMENT

JOINDER AGREEMENT dated as of ____________, 20__ by ____________, a ___________ (the “Additional Subsidiary Guarantor”), in favor of BNP Paribas as administrative agent for the Lenders party to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Ltd. (the “Parent”), Foster Wheeler Holdings Ltd. (“Holdco”), the Subsidiary Guarantors party thereto (collectively, the “Existing Subsidiary Guarantors” and, together with the Borrowers, the Parent and Holdco, the “Existing Obligors”), the lenders party thereto and BNP Paribas as Administrative Agent are parties to a Credit Agreement dated as of September 13, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”, providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by the Lenders named therein to the Company in an aggregate principal or face amount not exceeding $350,000,000 (which, in the circumstances contemplated therein, may be increased to $450,000,000). In addition, the Borrowers may from time to time be obligated to one or more of the Lenders under the Credit Agreement in respect of Hedging Agreements and/or cash management arrangements under and as defined in the Credit Agreement.

In connection with the Credit Agreement, the Borrowers, the Parent, Holdco, the Existing Subsidiary Guarantors and the Administrative Agent are parties to a Security Agreement dated as of [_________], 2006 (as modified and supplemented and in effect from time to time, the “Security Agreement”) pursuant to which the Existing Obligors have, inter alia, granted a security interest in the Collateral (as defined in the Security Agreement) as collateral security for the Secured Obligations (as defined in the Security Agreement). Terms defined in the Security Agreement are used herein as defined therein.

As contemplated by Section 7.10 of the Credit Agreement, to induce the Secured Creditors to enter into the Credit Agreement, and to extend credit thereunder and to extend credit to the Borrowers under Hedging Agreements and/or cash management arrangements, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Additional Subsidiary Guarantor has agreed to become a party to the Credit Agreement and the Security Agreement as a “Subsidiary Guarantor” thereunder, and to pledge and grant, in accordance with the terms of the Security Agreement, a security interest in all Collateral of the Additional Subsidiary Guarantor.
Joinder Agreement

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Joinder to Agreements. Effective upon the execution and delivery hereof, the Additional Subsidiary Guarantor hereby agrees that it shall become a “Subsidiary Guarantor” under and for all purposes of the Credit Agreement and the Security Agreement with all the rights and obligations of a Subsidiary Guarantor thereunder (and hereby supplements Annexes 1 through 8 of the Security Agreement as specified in Appendix A). Without limiting the generality of the foregoing, the Additional Subsidiary Guarantor hereby:

(i) jointly and severally with the other Subsidiary Guarantors party to the Credit Agreement guarantees to each Lender (and each Affiliate thereof party to any Hedging Agreement or holding any Cash Management Obligations), each Issuing Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations in the same manner and to the same extent as is provided in Article IV of the Credit Agreement;

(ii) pledges and grants to the Administrative Agent, for the benefit of the Secured Creditors, the security interests in all right, title and interest of the Additional Subsidiary Guarantor in all Collateral now owned or hereafter acquired by the Additional Subsidiary Guarantor and whether now existing or hereafter coming into existence provided for by Section 3 of the Security Agreement as collateral security for the Secured Obligations and agrees that the Annexes thereof shall be supplemented as provided in Appendix A hereto;

(iii) represents and warrants that each of the representations and warranties set forth in Article V of the Credit Agreement and in Section 2 of the Security Agreement that are applicable to the Additional Subsidiary Guarantor is true and correct both before and after giving effect to this Agreement as if each reference in said provisions to the Loan Documents included reference to this Agreement (or, if any such representation or warranty is expressly stated to be made as of a specific date, such representation or warranty is true and correct as of such specific date);

(iv) agrees to execute and deliver to the Administrative Agent such additional Security Documents and related instruments as shall be required under Section 7.10 of the Credit Agreement; and

Joinder Agreement

(v) submits to the jurisdiction of the courts, and waives jury trial, as provided in Sections 11.13 and 11.14 of the Credit Agreement.

The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 7.10(a)(iii) of the Credit Agreement to the Secured Creditors.

The terms of this Agreement may be waived, altered or amended only in accordance with the requirements of Section 6.03 of the Security Agreement applicable to waivers, alterations or amendments thereunder. Any notice or other communication herein required or permitted to be given shall be given in accordance with the requirements of Section 6.01 of the Security Agreement. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Secured Creditors in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Joinder Agreement

IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[ADDITIONAL SUBSIDIARY GUARANTOR]

By:_______________________________
Title:

Accepted and agreed:

BNP PARIBAS
as Administrative Agent

By:___________________________
Title:

Joinder Agreement

Appendix A to Joinder Agreement

SUPPLEMENTS TO ANNEXES TO SECURITY AGREEMENT

Supplement to Annex 1:

[to be completed]

Supplement to Annex 2:

[to be completed]

Supplement to Annex 3:

[to be completed]

Supplement to Annex 4:

[to be completed]

Supplement to Annex 5:

[to be completed]

Supplement to Annex 6:

[to be completed]

Supplement to Annex 7:

[to be completed]

Supplement to Annex 8:

[to be completed]]
Joinder Agreement

EXHIBIT F

[Form of Lender Addendum]

LENDER ADDENDUM

Reference is made to the Credit Agreement, dated as of September 13, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), between Foster Wheeler LLC, Foster Wheeler Inc., Foster Wheeler USA Corporation, Foster Wheeler North America Corp., Foster Wheeler Energy Corporation and Foster Wheeler International Corporation (each a “Borrower” and, collectively, the “Borrowers”), Foster Wheeler Ltd. (the “Parent”), Foster Wheeler Holdings Ltd. (“Holdco”), the Subsidiary Guarantors party thereto (the “Subsidiary Guarantors”), the Lenders party thereto (the “Lenders”) and BNP Paribas as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 11.10 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Revolving Credit Commitment and Synthetic LC Funding Amount set forth below, effective as of the Effective Date.

Revolving Credit Commitment	$
Synthetic LC Funding Amount	$

This Lender Addendum shall be construed in accordance with and governed by the law of the State of New York.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Lender Addendum

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered under the above-referenced Credit Agreement by their proper and duly authorized officers as of this 13th day of September, 2006.

_____________________________
[Name of Lender]

By:___________________________
Name:
Title:
Accepted and agreed:

FOSTER WHEELER LLC
FOSTER WHEELER INC.
FOSTER WHEELER USA CORPORATION
FOSTER WHEELER NORTH AMERICA CORP.
FOSTER WHEELER ENERGY CORPORATION
FOSTER WHEELER INTERNATIONAL CORPORATION

By:___________________________
Name:
Title:

BNP PARIBAS
as Administrative Agent

By:___________________________
Name:
Title:

Lender Addendum